     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 9, 1998

                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                           YOUNG AMERICA CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              MINNESOTA                                8980                               41-1892816
   (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                            ------------------------
                                 717 FAXON ROAD
                  YOUNG AMERICA, MINNESOTA 55397 (612)467-1100
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                          YOUNG AMERICA HOLDINGS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              MINNESOTA                                8980                               41-0983697
   (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                            ------------------------
                                 717 FAXON ROAD
                  YOUNG AMERICA, MINNESOTA 55397 (612)467-1100
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                CHARLES D. WEIL
                            CHIEF EXECUTIVE OFFICER
                                 717 FAXON ROAD
                  YOUNG AMERICA, MINNESOTA 55397 (612)467-1100
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                WITH A COPY TO:
                           FREDERICK M. BACHMAN, ESQ.
                        O'SULLIVAN GRAEV & KARABELL, LLP
                              30 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10112
                                 (212) 408-2400
                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                                         PROPOSED             PROPOSED
                                                     AMOUNT              MAXIMUM              MAXIMUM             AMOUNT OF
           TITLE OF EACH CLASS OF                    TO BE            OFFERING PRICE         AGGREGATE           REGISTRATION
         SECURITIES TO BE REGISTERED               REGISTERED           PER SHARE        OFFERING PRICE(1)           FEE
---------------------------------------------------------------------------------------------------------------------------------
11 5/8% Series B Senior Subordinated Notes
due 2006.....................................     $80,000,000              100%             $80,000,000            $23,600
---------------------------------------------------------------------------------------------------------------------------------
Guarantees of the 11 5/8% Series B Senior
Subordinated Notes...........................     $80,000,000              (2)                  (2)                  (2)
=================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee.

(2) This Registration Statement covers the guarantees to be issued by Young America Holdings, Inc. of Young America Corporation's obligations under the 11 5/8% Series B Senior Subordinated Notes. Such guarantees are to be issued for no additional consideration, and therefore no registration fee is required.
                            ------------------------
    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

                                EXPLANATORY NOTE

     THIS REGISTRATION STATEMENT COVERS THE REGISTRATION OF AN AGGREGATE PRINCIPAL AMOUNT OF $80,000,000 OF 11 5/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2006 (THE "NEW NOTES") OF YOUNG AMERICA CORPORATION ("YOUNG AMERICA") THAT MAY BE EXCHANGED FOR EQUAL PRINCIPAL AMOUNTS OF YOUNG AMERICA'S OUTSTANDING
11 5/8% SENIOR SUBORDINATED NOTES DUE 2006 (THE "OLD NOTES"). THIS REGISTRATION STATEMENT ALSO COVERS THE REGISTRATION OF THE NEW NOTES FOR RESALE BY BT ALEX. BROWN INCORPORATED IN MARKET-MAKING TRANSACTIONS. THE COMPLETE PROSPECTUS RELATING TO THE EXCHANGE OFFER (THE "EXCHANGE OFFER PROSPECTUS") FOLLOWS THIS EXPLANATORY NOTE. FOLLOWING THE EXCHANGE OFFER PROSPECTUS ARE CERTAIN PAGES OF THE PROSPECTUS RELATING SOLELY TO SUCH MARKET-MAKING TRANSACTIONS (THE "MARKET-MAKING PROSPECTUS"), INCLUDING ALTERNATE FRONT AND BACK COVER PAGES, A SECTION ENTITLED "RISK FACTORS -- TRADING MARKET FOR THE NEW NOTES" TO BE USED IN LIEU OF THE SECTION ENTITLED "RISK FACTORS -- LACK OF PUBLIC MARKET FOR THE NEW NOTES" AND ALTERNATE SECTIONS ENTITLED "USE OF PROCEEDS" AND "PLAN OF DISTRIBUTION". IN ADDITION, THE MARKET-MAKING PROSPECTUS WILL NOT INCLUDE THE FOLLOWING CAPTIONS (OR THE INFORMATION SET FORTH UNDER SUCH CAPTIONS) IN THE EXCHANGE OFFER PROSPECTUS: "PROSPECTUS SUMMARY -- THE EXCHANGE OFFER", "RISK FACTORS -- CONSEQUENCES OF FAILURE TO EXCHANGE" AND "-- NECESSITY TO COMPLY WITH EXCHANGE OFFER PROCEDURES, "THE EXCHANGE OFFER" AND "CERTAIN FEDERAL INCOME TAX CONSEQUENCES". ALL OTHER SECTIONS OF THE EXCHANGE OFFER PROSPECTUS WILL BE INCLUDED IN THE MARKET-MAKING PROSPECTUS.

                           YOUNG AMERICA CORPORATION

                          YOUNG AMERICA HOLDINGS, INC.
                             CROSS REFERENCE SHEET

                    PURSUANT TO REGULATION S-K, ITEM 501(B),
         SHOWING LOCATION OF INFORMATION REQUIRED BY ITEMS OF FORM S-4

                      FORM S-4                                    LOCATION OR
               ITEM NUMBER AND CAPTION                       CAPTION IN PROSPECTUS
               -----------------------                       ---------------------
 1.  Forepart of Registration Statement and
     Outside Front Cover Page of Prospectus.....  Facing Page of Registration Statement;
                                                  Outside Front Cover Page of Prospectus
 2.  Inside Front and Outside Back Cover Pages
     of Prospectus..............................  Inside Front and Outside Back Cover Pages
                                                  of Prospectus; Available Information
 3.  Risk Factors, Ratio of Earnings to Fixed
     Charges and Other Information..............  Prospectus Summary; Risk Factors; Selected
                                                    Historical and Pro Forma Consolidated
                                                    Financial Data
 4.  Terms of the Transaction...................  Prospectus Summary; The Exchange Offer;
                                                    Description of the Notes
 5.  Pro Forma Financial Information............  Unaudited Pro Forma Consolidated Financial
                                                    Data
 6.  Material Contracts with the Company Being
     Acquired...................................  *
 7.  Additional Information Required for
     Reoffering by Persons and Parties Deemed to
     be Underwriters............................  Plan of Distribution
 8.  Interests of Named Experts and Counsel.....  *
 9.  Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities................................  *
10.  Information With Respect to S-3
     Registrants................................  *
11.  Incorporation of Certain Information by
     Reference..................................  *
12.  Information With Respect to S-2 or S-3
     Registrants................................  *
13.  Incorporation of Certain Information by
     Reference..................................  *
14.  Information With Respect to Registrants
     Other Than S-2 or S-3 Registrants..........  Prospectus Summary; Risk Factors; Selected
                                                    Consolidated Financial Information;
                                                    Management's Discussion and Analysis of
                                                    Financial Condition and Results of
                                                    Operations; Business; Description of The
                                                    New Credit Facility; Experts
15.  Information With Respect to S-3
     Companies..................................  *
16.  Information With Respect to S-2 or S-3
     Companies..................................  *
17.  Information With Respect to Companies Other
     Than S-2 or S-3 Companies..................  *
18.  Information if Proxies, Consents or
     Authorization Are to be Solicited..........  *
19.  Information if Proxies, Consents or
     Authorizations Are Not to be Solicited, or
     in an Exchange Offer.......................  Management; Security Ownership of Certain
                                                    Beneficial Owners and Management; Certain
                                                    Transactions

---------------
* Not applicable or answer is in the negative.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS         SUBJECT TO COMPLETION, DATED APRIL 9, 1998

                           YOUNG AMERICA CORPORATION
                   OFFER TO EXCHANGE UP TO $80,000,000 OF ITS
              11 5/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2006
                       FOR ANY AND ALL OF ITS OUTSTANDING
                   11 5/8% SENIOR SUBORDINATED NOTES DUE 2006

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                     ON             , 1998, UNLESS EXTENDED

    Young America Corporation ("Young America") hereby offers upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer") to exchange $1,000 principal amount of 11 5/8% Series B Senior Subordinated Notes due 2006 (the "New Notes") of Young America for each $1,000 principal amount of the issued and outstanding 11 5/8% Senior Subordinated Notes due 2006 (the "Old Notes," the Old Notes and the New Notes, collectively, the "Notes") of Young America from the Holders (as defined herein) thereof. As of the date of this Prospectus, there is $80,000,000 aggregate principal amount of the Old Notes outstanding. The terms of the New Notes are identical in all material respects to the Old Notes, except that the New Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and therefore will not bear legends restricting their transfer and will not contain certain provisions providing for the payment of additional interest on the Old Notes under certain circumstances relating to the Registration Rights Agreement (as defined herein), which provisions will terminate as to all of the Notes upon the consummation of the Exchange Offer.

    Interest on the New Notes will accrue from February 23, 1998 and will be payable semi-annually in arrears on February 15 and August 15 of each year, commencing August 15, 1998 at the rate of 11 5/8% per annum. No interest will be paid on Old Notes that are accepted for exchange.

    The New Notes will be redeemable, in whole or in part, at the option of Young America on or after February 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time, or from time to time, on or prior to February 15, 2001, Young America, at its option, may redeem, with the net cash proceeds of one or more Equity Offerings (as defined herein), up to 35% of the aggregate principal amount of the Notes issued under the Indenture (as defined herein), at a redemption price equal to 111.625% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption; provided that at least 65% of the aggregate principal amount of the Notes issued under the Indenture remains outstanding immediately following such redemption.

    The New Notes will be general unsecured obligations of Young America and will be subordinated in right of payment to all existing and future Senior Debt (as defined herein) of Young America, including indebtedness under the New Credit Facility (as defined herein). The New Notes will rank pari passu in right of payment with any future senior subordinated indebtedness of Young America and will rank senior in right of payment to all other subordinated obligations of Young America. The New Notes will be unconditionally guaranteed (the "Guarantees") on a senior subordinated basis by Young America's parent, Young America Holdings, Inc. ("Holdings"), and any future domestic Restricted Subsidiaries (as defined herein) of Young America having total book equity value in excess of $1.0 million (the "Subsidiary Guarantors"). The Guarantees will be general unsecured obligations of Holdings and the Subsidiary Guarantors and will be subordinated in right of payment to all existing and future Guarantor Senior Debt (as defined herein). The Guarantees will rank pari passu with any future senior subordinated indebtedness of Holdings and the Subsidiary Guarantors and will rank senior in right of payment to all other subordinated obligations of Holdings and the Subsidiary Guarantors. As of December 31, 1997, on a pro forma basis after giving effect to the offering of the Old Notes and the New Credit Facility, the Holdings and Young America would have had approximately $0.4 million of Senior Debt outstanding (consisting of obligations under undrawn letters of credit) under a commitment for up to $10.0 million (subject to availability under the terms of the New Credit Facility, which would have been approximately $9.0 million as of December 31, 1997). See "Capitalization."

    The Old Notes were not registered under the Securities Act in reliance upon an exemption from the registration requirements thereof. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act. The New Notes are being offered hereby in order to satisfy certain obligations of Young America and Holdings contained in the Registration Rights Agreement. Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, Young America and Holdings believe that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of Young America or Holdings within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement with any person to participate in the distribution of such New Notes and neither such holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes. Notwithstanding the foregoing, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of New Notes received in exchange for such Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from Young America). See "Plan of Distribution."

    The Old Notes are designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. There is no established trading market for the New Notes. Young America does not currently intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotations system. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes.

    Young America will not receive any proceeds from the Exchange Offer. However, pursuant to the terms of the Registration Rights Agreement, Young America and Holdings will pay all of the expenses incident to the Exchange Offer. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn as provided herein at any time prior to the Expiration Date (as defined herein). The Exchange Offer is subject to certain customary conditions.
                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY HOLDERS IN CONNECTION WITH THE EXCHANGE OFFER AND IN EVALUATING AN INVESTMENT IN THE NEW NOTES.
                            ------------------------

   THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE COMMISSION NOR HAS THE COMMISSION OR ANY STATE
 SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this Prospectus is                , 1998.

                           FORWARD-LOOKING STATEMENTS

     THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, STATEMENTS REGARDING THE FUTURE FINANCIAL POSITION OF YOUNG AMERICA AND HOLDINGS, BUSINESS STRATEGY, BUDGETS, PROJECTED COSTS AND PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS, ARE FORWARD-LOOKING STATEMENTS. IN ADDITION, FORWARD-LOOKING STATEMENTS GENERALLY CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY", "WILL", "EXPECT", "INTEND", "ESTIMATE", "ANTICIPATE", "BELIEVE", OR "CONTINUE" OR THE NEGATIVE THEREOF OR VARIATIONS THEREON OR SIMILAR TERMINOLOGY. ALTHOUGH YOUNG AMERICA AND HOLDINGS BELIEVE THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, THEY CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE EXPECTATIONS OF YOUNG AMERICA AND HOLDINGS ("CAUTIONARY STATEMENTS") ARE DISCLOSED UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS. ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO YOUNG AMERICA OR HOLDINGS OR PERSONS ACTING ON THEIR BEHALF, ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

                             AVAILABLE INFORMATION

     Young America and Holdings have filed with the Commission a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the New Notes being offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

     The Registration Statement may be inspected by anyone without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. Such materials can also be inspected on the Internet at http://www.sec.gov.

     Upon consummation of the Exchange Offer, Young America and Holdings will become subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports and other information statements and other information with the Commission. Such materials filed by Young America and Holdings with the Commission may be inspected, and copies thereof obtained, at the places, and in the manner, set forth above.

     Young America has agreed that whether or not it is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, it will deliver to the Trustee and to each holder of the Notes, within 15 days after it is or would have been required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if Young America were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by its certified independent public accountant as such would be required in such reports to the Commission, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required. In addition, from and after the effectiveness of the Exchange Offer Registration Statement (as defined herein) or the Shelf Registration Statement (as defined herein), as the case may be, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. Young America and Holdings will also, for so long as any Old Notes remain outstanding, make available to each holder of Old Notes in connection with any sale thereof and any prospective purchaser of such Old Notes, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Old Notes pursuant to Rule 144A.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information, risk factors and financial statements, including the related notes, appearing elsewhere in this Prospectus. Unless otherwise referred to herein or the context otherwise requires, references to "Young America" shall mean Young America Corporation, a Minnesota corporation, and references to "Holdings" shall mean Young America Holdings, Inc., a Minnesota corporation (formerly known as Young America Corporation) and the parent of Young America. References to the "Company" shall mean Young America, or where the context requires, its predecessor, Holdings, as appropriate. See "The Recapitalization." Unless otherwise indicated, all references to fiscal years in this Prospectus are to the fiscal years ending on December 31 of each year.

                                  THE COMPANY

     Young America is a leading provider of a wide range of consumer interaction processing ("CIP") services to large consumer product and consumer service companies. The Company's more than 200 clients include such well-known companies as PepsiCo, Inc., Anheuser-Busch Companies, Inc., General Mills, Inc., R.J. Reynolds Tobacco Company, Eastman Kodak Company and Hewlett-Packard Co. The Company's CIP services provide a link between its clients and their customers for numerous types of marketing programs, including rebate programs, purchase reward or premium programs, sweepstakes, product sampling programs and warranty registration programs. The Company provides a variety of services involved in executing these marketing programs, including (i) order processing (including the handling of mail, telephone calls, facsimiles and e-mail received from consumers), (ii) fulfillment (including the delivery of product premiums and samples as well as rebate checks to consumers), (iii) data gathering, analysis and reporting and (iv) related customer service (including receiving and responding to consumer inquiries).

     CIP services are an important part of the targeted marketing strategies pursued by consumer-oriented companies that seek to improve their marketing efforts by identifying and focusing on their most valuable existing and potential customers. These consumer marketing companies are increasingly utilizing targeted marketing strategies as opposed to "mass marketing" approaches such as general market advertising and free-standing insert coupons. In recent years, the Company has identified a trend among its clients toward the targeted marketing approach, including an increase in the use of consumer promotion programs such as premium programs and product sampling programs as a key element of its clients' marketing strategies. Because the Company believes that its clients have found these programs to be both effective and efficient, the Company believes that these trends will continue.

     The Company has also observed a trend among its clients toward more complex marketing programs. Consumer-oriented companies have sought to differentiate themselves from their competitors by offering more sophisticated marketing programs, often emphasizing consumer loyalty and repeat purchases, that appeal to their targeted customers. These complex marketing programs frequently involve increased consumer interactions that either allow or are designed to provide consumer-oriented companies with an opportunity to gather information about their customers. Management believes that spending on CIP services in support of these more complex marketing programs has outpaced, and will continue to outpace, the growth of services for simpler marketing programs such as traditional rebate, premium and sweepstakes programs. Accordingly, over the past three years the Company has enhanced its capabilities to become a provider not only of narrowly focused promotion fulfillment services for those simpler marketing programs but also of integrated, custom-designed CIP services for large complex marketing programs. Its breadth of services and ability to integrate such services to support complex marketing programs have distinguished the Company from the majority of its competitors, most of which offer a narrower range of services and serve a smaller number of clients. Management believes that the Company's broad service offering, together with its sophisticated information systems and quality control processes, has enabled it to become a leading provider of business-to-consumer CIP services.

     In each of the last three years, the Company managed over 4,000 marketing programs, with between 1,500 and 2,000 programs being processed at any point in time. As of December 31, 1997, the Company was processing approximately 1,550 client marketing programs. In each of the last three years, the Company distributed over 60 million items to its clients' customers. Items distributed by the Company have ranged from rebate checks to sales literature to large and small items of merchandise as premiums and product samples.

     For the year ended December 31, 1997, the Company had revenues of $175.3 million and Pro Forma EBITDA (as defined below) of $16.8 million. See
"-- Summary Historical and Pro Forma Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company's revenue base is supported by a high level of repeat business, with over 80% of the Company's revenues for 1997 being derived from clients from which the Company also derived revenue in 1996.

     Young America was incorporated in Minnesota in 1997 as a subsidiary of Holdings, a Minnesota corporation founded in 1972. The Company's principal office is located at 717 Faxon Road, Young America, Minnesota 55397 and its telephone number is (612)467-1100.

     Other than as required by the Registration Rights Agreement, there are no federal or state regulatory requirements that must be complied with or any approvals that must be obtained in connection with the Exchange Offer.

                             COMPETITIVE STRENGTHS

     The Company attributes its current market position and its existing opportunities for continued growth and profitability to the following competitive strengths:

Breadth of Integrated Services

     Young America is a leading provider of a broad range of integrated CIP services to large consumer product and consumer service companies. Young America's basic services include (i) order processing (including the handling of mail, telephone calls, facsimiles and e-mail received from consumers), (ii) fulfillment (including the delivery of product premiums and samples as well as rebate checks to consumers), (iii) data gathering, analysis and reporting and
(iv) related customer service (including receiving consumer inquiries and providing follow-up services). In comparison, most of the Company's competitors offer a narrower range of services to a smaller client base. The Company's ability to integrate a broad range of services allows it to work with its clients to custom design efficient processing solutions for all types of marketing programs, especially complex marketing programs that involve a large number of consumer interactions.

Ability to Process High-Volume and Complex Marketing Programs

     The Company has demonstrated the expertise necessary to manage complex and high-volume marketing programs by executing programs such as "Pepsi Stuff(R)", "Camel Cash(R)", "Bud Gear(R)" and General Mills, Inc.'s "Box Tops for Education(R)". Complex marketing programs can involve integrating dozens of custom-designed process steps and coordinating interactive communications with a client's customers. High-volume programs can involve processing several million orders and sending out several million items to consumers in a very short period of time while simultaneously processing the Company's 1,500 to 2,000 other current programs in a timely, courteous and efficient manner. Management believes that the Company has earned a reputation for being able to manage high-volume and complex marketing programs with a high quality of service, and that the Company's reputation contributes to its recurring revenue base and its ability to attract new clients.

Strong, Established Client Relationships

     The Company has successfully attracted and built strong relationships with a large number of major consumer-oriented companies in the United States. Young America is currently well-positioned in the packaged goods industry and has expanded its client base in faster-growing industries such as high-technology consumer products. Of the Company's 25 largest clients in 1997, 12 have been clients for more than eight years.

     The vast majority of marketing programs undertaken by the Company for its clients involve direct interaction with consumers which are the clients' customers. In these interactions, the Company acts on behalf of its clients and, for that reason, it is critical to the Company's clients that the various services involved in administering their marketing programs be performed consistently, accurately, courteously and in a timely manner. The Company believes that these measures of quality are often key determinants when a consumer-oriented company awards the administration of its marketing programs. The Company seeks to achieve a high level of quality service through careful analysis and design of the steps involved in delivering the services required and by the stringent process controls it builds into the processing plan for each marketing program it undertakes. Management believes that the Company has strengthened its relationships with its clients by involving them in this process design.

Sophisticated Information Systems

     In 1996, the Company completed its conversion to a new proprietary software system known as Promotion Administration Leader ("PAL"). Utilizing PAL, the Company has been able to process a greater number and variety of complex marketing programs than was possible with the system that PAL replaced. The PAL system increases operational efficiencies and enhances the Company's ability to process more complex marketing programs by providing the Company with the ability to track orders through each step of the order-handling process and to accurately invoice its clients for services provided by the Company. In addition, with PAL the Company (i) can give a consumer the precise status of any order from the day such order was received until the day the promotion item is shipped, (ii) has the ability to provide real-time information on the status of a program, allowing the Company's clients to track and judge the effectiveness of on-going promotion programs and (iii) has the ability to acquire, store and quickly retrieve information about consumers and their individual buying habits. The Company has used PAL to develop a proprietary database of approximately 60 million unduplicated consumer households.

     The PAL system cost approximately $9.0 million to develop and install (including hardware acquisition and software development) and required more than four years to be fully implemented. PAL was designed as an open system and its capacity can be easily increased to meet the Company's future needs by adding additional hardware support. Management believes that no comparable program is used by any of its competitors and that no similar integrated system can be easily developed or purchased within the marketplace. Management believes that a competitor would require a substantial commitment of time and capital to replicate the capabilities of the PAL system.

Experienced Management Team

     The Company's senior management team has been assembled and developed since the arrival in July 1993 of its current President and Chief Executive Officer, Charles D. Weil. Prior to 1993, Mr. Weil was President and Chief Operating Officer of ConAgra Frozen Foods. Mr. Weil has 25 years of experience in the consumer packaged goods industry with ConAgra and other companies such as General Mills Inc. and Nestle USA Inc. One of Mr. Weil's priorities since joining the Company has been to attract and retain clients who require CIP services to support high-volume and/or complex marketing programs on a recurring basis. In order to aid him in the execution of this strategy, Mr. Weil has recruited a team of experienced executives from outside the industry in which the Company competes, each of whom brings to the Company not only functional skills but also fresh insights that assist Mr. Weil in executing his strategic vision for the Company. Industries from which the Company's current executives have been drawn include retailing, distribution, direct marketing and teleservices.

                               BUSINESS STRATEGY

Focus on Clients with Large Revenue Potential

     Since 1993, the Company has focused its strategic plan on attracting and retaining clients who require CIP services to support high-volume and/or complex marketing programs on a recurring basis and with which the Company can develop a strategic relationship. Management believes that high-volume and/or complex marketing programs by their scope and nature allow for higher revenues and improved profit margins. Beginning in 1995, the Company began seeking operational efficiencies by reducing the number of simple, low-volume marketing programs for which it would compete. At the same time, the Company upgraded its technology and operational systems in order to better focus on the needs of clients with large revenue potential for the Company. As a result, the Company has increased the average revenue per client from approximately $307,000 in 1994 to approximately $746,000 in 1997. The Company intends to continue to concentrate on clients that require more complex and/or higher volume marketing programs.

     Management believes that the Company's ability to provide CIP services for high-volume and/or complex marketing programs has been a significant factor in its ability to attract large new clients, both from within industries that have traditionally used the Company's services and from industries that have not traditionally used the Company's services such as computer hardware, computer software, consumer services, telecommunications and energy. Recent client additions include 3Com Corporation, Iomega Corporation, Sprint Corporation, BellSouth Corporation, Mobil Corporation and CUC International Inc. (now known as Cendant Corporation). Management believes that there are opportunities to market the Company's services in additional industries such as tourism, financial services and pharmaceuticals.

Custom Design Services

     When the Company evaluates a potential new client program, it performs a comprehensive review of all steps that it believes are necessary for the successful implementation of the program. The Company reviews these steps with the potential client, and presents each step in the context of the advantages of adding each such step. The client then determines whether to pursue each proposed step. Only after such determination by the client does the Company complete the process design, cost each step of the process and price its services for a particular marketing program. Finally, the client determines whether the value of each step is worth the incremental cost.

     The Company's ability to custom design and implement processes to fit the specific requirements of a client's program constitutes a competitive advantage. Management believes that this ability enables the Company to maintain mid-to-premium margin levels while achieving high customer loyalty. Other benefits derived from the Company's ability to custom design services include
(i) more efficient planning and invoicing of services rendered by the Company and (ii) greater ability to reliably estimate the profitability of each marketing program serviced.

Anticipate Clients' Evolving Needs

     The Company strives to anticipate the needs of its clients and develop new or enhanced services to meet those needs as they arise rather than merely reacting to requests from its clients. In recent years, the Company, in anticipation of client needs, upgraded its information processing capabilities by developing PAL and broadened its ability to process orders from mail only to other forms of consumer interaction such as facsimile, telephone (including live operator and interactive voice response ("IVR")), Internet and electronic data transmission. Management believes that the Company's experience in managing a wide variety of marketing programs for a broad range of major, consumer-oriented companies gives it a competitive advantage in anticipating its clients' needs for new and enhanced CIP services. Examples of areas in which the Company is upgrading its services in anticipation of client needs include (i) enhanced Internet and IVR consumer interaction capabilities, (ii) full-service credit card payment processing for marketing programs involving payments by consumers and (iii) improved information processing and consumer data reporting capabilities. The Company plans to continue to enhance its operational capabilities, including its sophisticated computer systems, so that it can meet the demand for increasingly complex CIP services.

Continue Operational Improvements

     The Company continually evaluates and refines its process flows to meet evolving client needs, to enhance client satisfaction and to reduce costs. During 1996, the Company implemented over 200 process improvements, including instituting a master schedule for operations, expanding mail sorting capabilities and automating various data-entry functions in order to further reduce processing costs. Management estimates that process improvements implemented in 1996, many of which are expected to provide on-going benefits, resulted in incremental revenue increases and cost savings for the Company aggregating approximately $2.4 million in 1997. Management believes such continual process improvements also help the Company to further distinguish itself from its competitors by enabling it to offer a range of services and a level of professionalism not widely available within the industry.

Pursue Selective Acquisitions in Related Businesses

     The Company intends to pursue selective acquisitions that offer a strong strategic fit with its existing core competencies and/or allow it to develop or strengthen partnerships with select clients. The Company's acquisition interests could include, among others, companies that specialize in literature fulfillment, Internet order processing or collateral material fulfillment.

                              THE RECAPITALIZATION

Summary of the Recapitalization

     Prior to November 25, 1997 (the "Recapitalization Date"), all of the capital stock of Holdings (formerly known as Young America Corporation) was owned by Jay F. Ecklund, its then Chairman and Chief Executive Officer, and certain trusts for the benefit of members of his family (Mr. Ecklund and such trusts referred to herein as the "Selling Stockholders"). On the Recapitalization Date, Holdings effected a recapitalization (the "Recapitalization") pursuant to a recapitalization agreement (the "Recapitalization Agreement") resulting in approximately 93.0% of the capital stock of Holdings being held by an investor group (the "Investor Group") including BT Capital Partners, Inc. ("BTCP") and Ontario Teachers' Pension Plan Board ("OTPPB"), as well as Charles D. Weil, the current President and Chief Executive Officer of Holdings and 20 other members of management. Mr. Weil and the other participating members of management are referred to in this Prospectus as the "Management Stockholders."

     In the Recapitalization, members of the Investor Group purchased newly-issued shares of common stock of Holdings ("Common Stock") for an aggregate purchase price of $38.9 million. BTCP purchased shares of Common Stock for $22.4 million, OTPPB purchased shares of Common Stock for $12.0 million and the Management Stockholders collectively purchased shares of Common Stock for $4.5 million. See "Principal Stockholders." Also in the Recapitalization, Holdings borrowed $80.0 million under a senior bridge credit facility (the "Bridge Facility") provided by an affiliate of BTCP. Holdings used the proceeds of the issuance of shares of Common Stock to the Investor Group and the borrowings under the Bridge Facility to (i) repurchase outstanding shares of Common Stock from the Selling Stockholders for an aggregate purchase price of $92.2 million, (ii) make bonus payments to management of $13.4 million under plans put in place in contemplation of a change of control of the Company, and $4.9 million paid pursuant to phantom stock arrangements due in such amounts as a result of the change of control of the Company in the Recapitalization (see "Management -- Phantom Stock Agreements" and "-- 1997 Management Recognition, Transition and Equity Bonus Plan") and (iii) pay certain fees and expenses related to the Recapitalization. Of the amounts referred to in (i) and (ii) above, $6.0 million was placed in escrow subject to certain indemnification provisions of the Recapitalization Agreement, $1.2 million of which has been recorded by the Company as estimated compensation charges remaining to be paid related to (ii) above. A portion of those proceeds were also retained by the Company to pay certain fees and expenses related to the offering of the Notes and other cash costs triggered by the Recapitalization. Pursuant to the terms of the Recapitalization Agreement, Holdings expects to make an additional payment of approximately $700,000 to the Selling Shareholders and certain employees of the Company during the second quarter of 1998. Such payment will be based upon the final determination of total stockholders equity (as defined) of Holdings as of October 31, 1997 and Holdings' profits or losses (as defined) for the period ended on the Recapitalization Date. In addition, after December 31, 2001, the Selling Stockholders and certain employees of the Company may also be entitled to additional payments (either as additional consideration for shares repurchased by Holdings in the Recapitalization or as additional bonus or phantom stock payments) aggregating up to $15.0 million depending upon the level of Cumulative Excess Free Cash Flow (as defined in the Recapitalization Agreement) of the Company for the four-year period ending December 31, 2001. See "Certain Transactions."

     Following the Recapitalization, substantially all the assets and business of Holdings were transferred to a newly-formed subsidiary, and Holdings' name was changed from Young America Corporation to Young America Holdings, Inc. The subsidiary's name was changed to Young America Corporation. Young America expects to conduct substantially all its business and operations through Young America Corporation and any future subsidiaries it may form.

Sources and Uses of Funds

     The sources and uses of funds for the Recapitalization are summarized below:

                      SOURCES OF FUNDS
                      ----------------                        (dollars in millions)
Cash sources:
  Bridge Facility...........................................         $ 80.0
  Issuance of Common Stock..................................           38.9
Other sources:
  Common Stock retained by Mr. Ecklund(1)...................            2.9
                                                                     ------
          Total Sources.....................................         $121.8
                                                                     ======

                       USES OF FUNDS
                       -------------
Cash uses:
  Purchase of Common Stock and payments to management(2)....         $110.5
  Transaction fees and expenses(3)..........................            8.4
Other uses:
  Common Stock retained by Mr. Ecklund......................            2.9
                                                                     ------
          Total Uses........................................         $121.8
                                                                     ======

---------------
(1) The indicated amount for the retained Common Stock is based solely on the price per share paid for the Common Stock purchased by the Investor Group in the Recapitalization.

(2) Includes $13.4 million of bonuses paid to management under plans put in place in contemplation of a change of control of the Company, and $4.9 million paid pursuant to phantom stock arrangements due in such amounts as a result of the change of control of the Company in the Recapitalization. Of the $110.5 million amount, $6.0 million was placed in escrow subject to certain indemnification provisions of the Recapitalization Agreement. If the entire $6.0 million is released free of any indemnification claims, the Selling Stockholders will receive $4.8 million of such amount, certain members of management will receive $0.9 million of such amount and the phantom stockholders will receive $0.3 million.

(3) Includes approximately $3.4 million retained by Holdings to pay certain fees and expenses related to the offering of the Notes and other cash costs triggered by the Recapitalization.

                               THE EXCHANGE OFFER

REGISTRATION RIGHTS AGREEMENT...   The Old Notes were sold by Young America on
                                   February 23, 1998 to BT Alex. Brown
                                   Incorporated (the "Initial Purchaser"), which resold the Old Notes to qualified institutional investors in reliance on Rule
                                   144A under the Securities Act. In connection therewith, Young America, Holdings and the Initial Purchaser executed and delivered for the benefit of the holders of the Old Notes a registration rights agreement (the
                                   "Registration Rights Agreement") providing, among other things, for the Exchange Offer.

THE EXCHANGE OFFER..............   New Notes are being offered in exchange for a
                                   like principal amount of Old Notes. As of the date hereof, $80,000,000 aggregate principal amount of Old Notes are outstanding. Young
                                   America will issue the New Notes to the
                                   Holders of Old Notes who validly tender such Old Notes promptly following the Expiration
                                   Date. See "Risk Factors -- Consequences of
                                   Failure to Exchange."

EXPIRATION DATE.................   5:00 p.m., New York City time, on
                                               , 1998, unless the Exchange Offer
                                   is extended as provided herein, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

INTEREST........................   Each New Note will bear interest from
                                   February 23, 1998 and will be payable
                                   semi-annually in arrears on February 15 and August 15 of each year, commencing August 15, 1998 at the rate of 11 5/8% per annum. No interest will be paid on Old Notes that are accepted for exchange.

CONDITIONS TO THE EXCHANGE
OFFER...........................   The Exchange Offer is subject to certain
                                   customary conditions, which may be waived by Young America and Holdings. Young America and
                                   Holdings reserve the right to amend,
                                   terminate or extend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition. See "The
                                   Exchange Offer -- Conditions."

PROCEDURES FOR TENDERING OLD
NOTES...........................   Each Holder of Old Notes wishing to accept
                                   the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof or an Agents Message (as defined herein) in lieu thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile or such Agents Message, together with the Old Notes and any other required documentation to the exchange agent (the
                                   "Exchange Agent") at the address set forth herein. By executing the Letter of Transmittal or by causing an Agents Message to be delivered, each Holder will represent to Young America and Holdings, among other things, that (i) the New Notes acquired pursuant to the Exchange Offer by the Holder and any beneficial owners of Old Notes are being obtained in the ordinary course of business of the person receiving such New
                                   Notes, (ii) neither the Holder nor such
                                   beneficial owner has an arrangement with any person to participate in the distribution of such New Notes, (iii) neither the Holder nor such beneficial owner nor any such other person is engaging in or intends to engage in a distribution of such New

                                   Notes and (iv) neither the Holder nor such beneficial owner is an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of the Young America or Holdings. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of marketmaking activities or other trading activities (other than Old Notes acquired directly from Young America), may participate in the Exchange Offer but may be deemed an "underwriter" under the Securities Act and, therefore, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer -- Procedures for Tendering" and "Plan of Distribution." The term "Agents Message" means a message, transmitted by The Depository Trust Company ("DTC") to and received by the Exchange Agent and forming a part of a confirmation of the book-entry tender of Old Notes into the Exchange Agent's account at DTC, which states that DTC has received an express acknowledgement from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by, and makes the representations and warranties contained in, the Letter of Transmittal and that Young America may enforce the Letter of Transmittal against such participant.

SPECIAL PROCEDURES FOR
  BENEFICIAL OWNERS.............   Any beneficial owner whose Old Notes are
                                   registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such beneficial owner's own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such beneficial owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time. See "The Exchange
                                   Offer -- Procedures for Tendering."

GUARANTEED DELIVERY
PROCEDURES......................   Holders of Old Notes who wish to tender their
                                   Old Notes and whose Old Notes are not
                                   immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Old
                                   Notes according to the guaranteed delivery procedures set forth in "The Exchange
                                   Offer -- Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS...............   Tenders may be withdrawn as provided herein
                                   at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The
                                   Exchange Offer -- Withdrawal of Tenders."

ACCEPTANCE OF OLD NOTES AND
DELIVERY OF NEW NOTES...........   Young America will accept for exchange any
                                   and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New
                                   York City time, on the Expiration Date. The
                                   New Notes issued pursuant to the Exchange
                                   Offer will be delivered promptly following the Expiration Date. See "The Exchange
                                   Offer -- Terms of the Exchange Offer."

EXCHANGE AGENT..................   Marine Midland Bank is serving as Exchange
                                   Agent in connection with the Exchange Offer.
                                   See "The Exchange Offer -- Exchange Agent."

USE OF PROCEEDS.................   There will be no cash proceeds to Young
                                   America from the exchange of Notes pursuant to the Exchange Offer.

CONSEQUENCES OF FAILURE TO
EXCHANGE........................   Holders of Old Notes who do not exchange
                                   their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old
                                   Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities
                                   Act and applicable state securities laws.

                        SUMMARY DESCRIPTION OF THE NOTES

     The Exchange Offer applies to $80,000,000 aggregate principal amount of Old Notes. The terms of the New Notes are identical in all material respects to the Old Notes except that the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain provisions providing for the payment of additional interest on the Old Notes under certain circumstances relating to the Registration Rights Agreement, which provisions will terminate as to all of the Notes upon the consummation of the Exchange Offer. The New Notes will evidence the same debt as the Old Notes and, except as set forth in the immediately preceding sentence, will be entitled to the benefits of the Indenture, under which both the Old Notes were, and the New Notes will be, issued. See "Description of Notes."

NOTES OFFERED...................   $80,000,000 aggregate principal amount of
                                   11 5/8% Senior Subordinated Notes due 2006.

MATURITY DATE...................   February 15, 2006.

INTEREST PAYMENT DATES..........   February 15 and August 15 of each year,
                                   commencing August 15, 1998.

OPTIONAL REDEMPTION.............   The Notes will not be redeemable at the
                                   option of Young America prior to February 15, 2002, except as described below. Thereafter, the Notes will be redeemable, in whole or in part, at the option of Young America at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time, and from time to time, on or prior to February 15, 2001, Young America, at its option, may use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem the Notes at a redemption price equal to 111.625% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption;

                                   provided that at least 65% of the aggregate principal amount of the Notes originally issued remains outstanding immediately following such redemption. See "Description of the Notes -- Optional Redemption."

CHANGE OF CONTROL...............   Upon a Change of Control, each holder of
                                   Notes will have the right to require Young
                                   America to repurchase such holder's Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date. See "Description of the Notes -- Change of Control."

GUARANTEES......................   The Notes will be unconditionally guaranteed
                                   on a senior subordinated basis by Holdings and the Subsidiary Guarantors.

RANKING.........................   The Notes will be general unsecured
                                   obligations of Young America and will be subordinated in right of payment to all existing and future Senior Debt (as defined below) of Young America, including indebtedness under the New Credit Facility.
                                   The Notes will rank pari passu in right of payment with any future senior subordinated indebtedness of the Company and will rank senior in right of payment to all other subordinated obligations of the Company. The
                                   Guarantees will be a general unsecured
                                   obligation of Holdings and the Subsidiary
                                   Guarantors and will be subordinated to all existing and future Guarantor Senior Debt.
                                   The Guarantees will rank pari passu with any future senior subordinated indebtedness of
                                   Holdings and the Subsidiary Guarantors and will rank senior in right of payment to all other subordinated obligations of Holdings and the Subsidiary Guarantors. As of December
                                   31, 1997, on a pro forma basis after giving effect to the offering of the Old Notes and the New Credit Facility, the Company would have had approximately $0.4 million of Senior
                                   Debt outstanding (consisting of obligations under undrawn letters of credit) under a commitment for up to $10.0 million under the New Credit Facility (subject to availability under the terms of the New Credit Facility, which would have been approximately $9.0 million as of December 31, 1997). See
                                   "Capitalization."

CERTAIN COVENANTS...............   The indenture under which the Old Notes were,
                                   and the New Notes will be, issued (the
                                   "Indenture") contains certain covenants with respect to Young America and its Restricted
                                   Subsidiaries (as defined below) that will restrict, among other things, the incurrence of additional indebtedness, the payment of dividends and other restricted payments, the creation of certain liens, the use of proceeds from sales of assets and subsidiary stock and transactions with affiliates. The
                                   Indenture will also restrict the ability of Young America and its Restricted Subsidiaries to consolidate or merge with or into, or to transfer all or substantially all of its assets to, another person. See "Description of the Notes -- Certain Covenants."

     For additional information regarding the Notes, see "Description of the Notes."

                                  RISK FACTORS

     See "Risk Factors" for a discussion of certain factors that should be considered in evaluating the Exchange Offer and an investment in the Notes.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following tables present summary financial data for each of the years in the five-year period ended December 31, 1997. The summary historical financial data for the years ended December 31, 1995, 1996 and 1997 are derived from and should be read in conjunction with the audited financial statements of Holdings and the related notes thereto included elsewhere in this Prospectus. The summary financial data for the years ended December 31, 1993 and 1994 are derived from audited financial statements of Holdings that are not included in this Prospectus.

     The unaudited pro forma consolidated income statement data for the year ended December 31, 1997 assumes that the Recapitalization and the offering of the Notes occurred on January 1, 1997. The unaudited pro forma consolidated balance sheet data as of December 31, 1997 gives effect to the offering of the Notes as if it had occurred on December 31, 1997. The unaudited pro forma consolidated financial data do not purport to represent what Holdings' or the Company's financial condition or results of operations would actually have been had the Recapitalization and the offering of the Notes in fact occurred on the assumed date, nor do they project Holdings' and/or the Company's financial condition or results of operation for any future period or date.

     The financial data set forth below should be read in conjunction with the historical financial statements and the related notes thereto, "Unaudited Pro Forma Consolidated Financial Data," "Selected Historical and Pro Forma Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all included elsewhere in this Prospectus.

                                                                              YEAR ENDED DECEMBER 31,
                                                           --------------------------------------------------------------
                                                                                                                   PRO
                                                                                                                  FORMA
                                                            1993       1994       1995       1996       1997       1997
                                                           -------   --------   --------   --------   --------   --------
                                                                               (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues.................................................  $78,414   $103,758   $116,268   $135,716   $175,297   $175,297
Cost of Revenues
  Rebates, postage and freight...........................   52,895     70,747     80,635     84,191    105,212    105,212
  Processing and servicing...............................   16,682     20,346     24,920     31,393     40,447     40,447
                                                           -------   --------   --------   --------   --------   --------
Gross profit.............................................    8,837     12,665     10,713     20,132     29,638     29,638
Selling expenses.........................................    3,244      2,927      3,493      4,610      5,504      5,403
General and administrative expenses......................    5,079      6,127      5,949      7,140      9,754      8,987
Compensation charges attributable to Recapitalization....       --         --         --         --     17,924         --
                                                           -------   --------   --------   --------   --------   --------
Operating income (loss)..................................      514      3,611      1,271      8,382     (3,544)    15,248
Interest expense.........................................      243        163        252         91        981      9,305
Amortization of deferred financing costs.................       --         --         --         --         48        375
Interest income..........................................        6         28         10        201      1,038      1,038
Transaction costs attributable to Recapitalization.......       --         --         --         --      1,967         --
Other income (expense)...................................        2         30        (15)       (60)        --         --
                                                           -------   --------   --------   --------   --------   --------
Income (loss) before income taxes........................      279      3,506      1,014      8,432     (5,502)     6,606
Provision for income taxes...............................       --         --         --         --        423      2,444
                                                           -------   --------   --------   --------   --------   --------
Net income (loss)........................................  $   279   $  3,506   $  1,014   $  8,432   $ (5,925)  $  4,162
                                                           =======   ========   ========   ========   ========   ========
UNAUDITED PRO FORMA INCOME TAX DATA:
Income (loss) before income taxes........................  $   279   $  3,506   $  1,014   $  8,432   $ (5,502)  $  6,606
Provision (benefit) for income taxes(a)..................      103      1,297        375      3,120     (1,308)     2,444
                                                           -------   --------   --------   --------   --------   --------
Pro forma net income (loss)..............................  $   176   $  2,209   $    639   $  5,312   $ (4,194)  $  4,162
                                                           =======   ========   ========   ========   ========   ========

                                                                              YEAR ENDED DECEMBER 31,
                                                           --------------------------------------------------------------
                                                                                                                   PRO
                                                                                                                  FORMA
                                                            1993       1994       1995       1996       1997       1997
                                                           -------   --------   --------   --------   --------   --------
                                                                               (DOLLARS IN THOUSANDS)
OTHER FINANCIAL DATA:
EBITDA(b)................................................  $ 1,476   $  4,561   $  2,238   $  9,578   $ (1,956)  $ 16,836(d)
EBITDA margin(c).........................................      1.9%       4.4%       1.9%       7.1%      (1.1%)      9.6%
Capital expenditures.....................................  $ 1,084   $  1,142   $  1,061   $  1,739   $  3,330   $  3,330
Depreciation and amortization(e).........................      962        950        967      1,196      1,588      1,588
Cash interest expense(f).................................      243        163        252         91        981      9,305
Ratio of EBITDA to cash interest expense(g)..............                                                            1.8x
Ratio of EBITDA minus capital expenditures to cash
  interest expense(g)....................................                                                            1.5x
Ratio of earnings to fixed charges(h)....................     1.6x       9.4x       2.5x      13.1x         --       1.6x
                                                                                                      AS OF DECEMBER 31,
                                                                                                             1997
                                                                                                      -------------------
                                                                                                                   PRO
                                                                                                      HISTORICAL  FORMA
                                                                                                      --------   --------
BALANCE SHEET DATA:
Cash and cash equivalents..........................................................................    $17,940    $14,940
Working capital....................................................................................     11,136      9,354
Total assets.......................................................................................     41,742     39,251
Total debt.........................................................................................     80,000     80,000
Stockholders' deficit..............................................................................    (57,677)   (59,751)

     NOTES TO SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

(a) Reflects the pro forma income tax provision that would have been provided had the Company been a C corporation, rather than an S corporation, for income tax purposes.

(b) EBITDA represents earnings before interest expense, other income(expense), income taxes, depreciation and amortization. EBITDA data is included because management understands that such information is considered by certain investors as an additional basis on which to evaluate the Company's ability to pay interest, repay debt and make capital expenditures. EBITDA does not reflect deductions for interest, other expense, income taxes, depreciation and amortization, each of which can significantly affect the Company's results of operations and liquidity and should be considered in evaluating the Company's financial performance. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, measures of operating performance determined in accordance with generally accepted accounting principles. See "Description of the Notes" for the definition of "Consolidated EBITDA" under the Indenture.

(c) EBITDA margin represents EBITDA as a percentage of revenues.

(d) Pro Forma EBITDA represents historical EBITDA, as described in Note (b) above, adjusted for (i) salary and other benefits provided to the former majority shareholder no longer being paid, (ii) consulting fees to be paid to the former majority shareholder (as described in "Certain Transactions"),
    (iii) management fees to be charged to Holdings by BTCP and OTPPB (as described in "Certain Transactions"), (iv) amounts reflected in historical financial statements for a phantom stock plan which terminated concurrent with the Recapitalization (the "Phantom Stock Expenses"), (v) severance payments incurred in connection with the Recapitalization and (vi) compensation charges attributable to the Recapitalization as follows (in thousands):

EBITDA......................................................  $(1,956)
Salary and other benefits provided to former majority
  shareholder no longer being paid..........................      606
Consulting fee to be paid to former majority shareholder....     (100)
Management fee to be charged to the Company by BTCP and
  OTPPB for services which will include those which were
  previously provided by the former majority shareholder....     (250)
Phantom Stock Expenses......................................      511
Severance payments incurred in connection with the
  Recapitalization..........................................      101
Compensation charges attributable to the Recapitalization...   17,924
                                                              -------
Pro forma EBITDA............................................  $16,836
                                                              =======

(e) Excludes amortization of deferred financing costs.

(f) Cash interest expense excludes amortization of deferred financing costs.

(g) For the year ended December 31, 1997, these ratios are not meaningful because EBITDA was negative for such period. For prior periods, these ratios are not presented because of the Company's relatively low amounts of indebtedness.

(h) The ratio of earnings to fixed charges has been calculated by dividing income before income taxes and fixed charges by fixed charges. Fixed charges for this purpose include interest expense, amortization of deferred financing costs and one third of operating lease payments (the portion deemed to be representative of the interest factor). For the year ended December 31, 1997, earnings were inadequate to cover fixed charges by $5,502,000. This shortfall was attributable to the expenses incurred in connection with the Recapitalization, including compensation charges of $17,924,000 for bonuses and phantom stock payments and transaction fees and expenses of $1,967,000.

                                  RISK FACTORS

     Prospective purchasers of the Notes should consider carefully the following matters, as well as the other information contained in this Prospectus before making a decision to tender their Old Notes in the Exchange Offer or making a decision to invest in the Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Old Notes who do not exchange the Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement with any person to participate in the distribution of such New Notes and neither such holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes. Notwithstanding the foregoing, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from Young America). See "Plan of Distribution." However, the ability of any Holder to resell the New Notes is subject to applicable state securities laws as described in " -- Blue Sky Restrictions on Resale of New Notes".

NECESSITY TO COMPLY WITH EXCHANGE OFFER PROCEDURES

     To participate in the Exchange Offer, and to avoid the restrictions on transfer of the Old Notes, Holders of Old Notes must transmit a properly completed Letter of Transmittal (or Agent's Message), including all other documents required by such Letter of Transmittal, to the Exchange Agent at one of the addresses set forth below under "The Exchange Offer -- Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal (or Agent's Message) or (ii) a timely confirmation of a book-entry transfer for such Old Notes, if such procedure is available, into the Exchange Agent's account at DTC pursuant to the procedure for book-entry transfer described herein, must be received by the Exchange Agent prior to the Expiration Date or (iii) the Holder must comply with the guaranteed delivery procedures described herein. See "The Exchange Offer."

BLUE SKY RESTRICTIONS ON RESALE OF NEW NOTES

     In order to comply with the securities laws of certain jurisdictions, the New Notes may not be offered or resold by any Holder unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. Young America does not currently intend to register or qualify the resale of the New Notes in any such jurisdictions. However, an exemption is generally available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws may also be available.

LACK OF PUBLIC MARKET FOR THE NEW NOTES

     The Old Notes are designated for trading in the PORTAL market. The New Notes will constitute a new class of securities with no established trading market. The Company does not intend to apply for a listing of the New Notes on a securities exchange or on any automated dealer quotation system. The Company has been advised by BT Alex.Brown Incorporated ("BTAB") that BTAB currently intends to make a market in the New Notes. BTAB is not obligated to do so, however, and any market-making activities with respect to the New Notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of any Shelf Registration Statement (as defined herein). Because BTAB is an affiliate of the Company, following consummation of the Exchange Offer, BTAB will be required to deliver a current "market-making prospectus" and otherwise comply with the registration requirements of the Securities Act in connection with any secondary market sale of the New Notes. Accordingly, the ability of BTAB to make a market in the New Notes may, in part, depend on the ability of the Company to maintain a current market-making prospectus.

     There is currently no established market for the New Notes and there can be no assurance as to the liquidity of markets that may develop for the New Notes. If a trading market does not develop or is not maintained, holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market develops for the New Notes, future trading prices of the New Notes will depend on many factors, including among other things, the Company's financial condition and results of operations. The liquidity of, and trading market for, the New Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company. Depending on those and other factors, the New Notes may trade at a discount from their principal amount.

LEVERAGE AND LIQUIDITY

     As a result of the Recapitalization, the Company is highly leveraged. At December 31, 1997, the Company's indebtedness was approximately $80.0 million and it had a stockholders' deficit of $57.7 million. In addition, subject to the restrictions in the New Credit Facility and the Indenture, Young America and its subsidiaries may incur additional indebtedness from time to time to finance acquisitions or capital expenditures or for other purposes. The Notes are unsecured obligations of Young America, guaranteed on an unsecured senior subordinated basis by Holdings and the Subsidiary Guarantors. See "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources," "Description of the New Credit Facility" and "Description of the Notes."

     The Company's high degree of leverage may have important consequences for the Company, including that (i) the ability of the Company to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on terms favorable to the Company; (ii) a substantial portion of the Company's cash flow will be used to pay the Company's interest expense and, in the case of indebtedness incurred in the future, possibly principal repayments, which will reduce the funds that would otherwise be available to the Company for its operations and future business opportunities; (iii) a substantial decrease in net operating cash flows of the Company could make it difficult for the Company to meet its debt service requirements and force it to modify its operations;
(iv) the Company may be more highly leveraged than its competitors, which may place it at a competitive disadvantage; and (v) the Company's high degree of leverage may make it more vulnerable to a downturn in its business or the economy generally. Any inability of the Company to service its indebtedness or to obtain additional financing, as needed, would have a material adverse effect on the Company's business.

     The Company's ability to pay principal and interest on the Notes and to satisfy its other debt obligations will depend upon its future operating performance, which performance will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the control of the Company. The Company's ability to pay principal and interest on the Notes and to satisfy its other debt obligations will also depend upon the future availability of revolving credit borrowings under the New Credit Facility or any successor facility. Such availability is or may depend on, among other things, the Company meeting certain specified borrowing base prerequisites. See "Description of New Credit Facility." The Company expects that, based on current and expected levels of operations, its operating cash flow, together with borrowings under the New Credit Facility, should be sufficient to meet its operating expenses, to make necessary capital expenditures and to service its debt requirements as they become due. If the Company is unable to service its indebtedness, it will be forced to take actions such as reducing or delaying acquisitions and/or capital expenditures, selling assets, restructuring or refinancing its indebtedness (which could include the Notes), or seeking additional equity capital. There is no assurance that any of these remedies can be effected on satisfactory terms, if at all.

RESTRICTIVE DEBT COVENANTS

     The New Credit Facility and the Indenture contain, and the terms of any future indebtedness of the Company may contain, significant covenants that, among other things, restrict or may restrict the ability of the Company to (i) declare dividends or redeem or repurchase capital stock; (ii) prepay, redeem or purchase debt, including the Notes; (iii) incur liens; (iv) make loans and investments; (v) incur additional indebtedness; (vi) amend or otherwise alter debt and other material agreements; (vii) engage in mergers, acquisitions and asset sales; (viii) enter into transactions with affiliates; and (ix) alter the business it conducts. In addition, under the New Credit Facility, the Company will be required to comply with financial covenants with respect to (a) a minimum interest coverage ratio and (b) a minimum current ratio and, under the terms of future indebtedness, the Company may be required to comply with other financial covenants. If the Company were unable to borrow under the New Credit Facility due to a default or failure to meet certain specified borrowing base prerequisites for borrowing, it could be left without sufficient liquidity to conduct its business as currently planned or to make payments of interest on the Notes.

VARIABILITY OF CLIENT MIX; VARIABILITY OF SERVICES PROVIDED

     The Company's business is subject to the needs and the marketing decisions of its clients. The marketing plans and marketing budgets of the Company's clients change from year to year. A client may run a major consumer marketing program utilizing the Company's services during one year and then redirect its marketing efforts and require significantly reduced levels of the Company's services during the next. As a result, the revenues the Company derives from any one client may vary significantly from year to year or from quarter to quarter. PepsiCo, Inc., for example, increased its use of the Company's services such that the Company's revenue derived from business with PepsiCo, Inc. increased from 2% of the Company's revenues in 1995 to approximately 24.4% of the Company's revenues for the year ended December 31, 1997. The Company expects that, with the current winding-down of the "Pepsi Stuff(R)" program, PepsiCo, Inc. will account for significantly less of the Company's revenues during 1998. The Company could experience a reduction in the level of revenues it realizes from business with one or more of its other significant clients, whether because of period-to-period fluctuations in such clients' marketing activities or because of one or more decisions by clients not to continue to engage the Company's services. In addition, the Company could experience a reduction in the earnings it derives from the services it provides its clients if the marketing decisions of one or more major clients were to cause a shift away from the Company's higher margin service revenues to lower margin rebate or postage and freight revenues. If any such reduction or change in services provided is not offset by increases in revenues from other significant clients and/or increases in higher margin service revenues from other clients or the attraction of new clients, then the Company's results of operations could be materially adversely affected. Quarterly levels of revenues and profitability may also be affected by timing and other factors affecting specific marketing programs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company is unable to predict the future marketing plans of its clients or more generally the marketing plans of the industries in which its clients compete. As a result, there can be no assurance that the Company's most significant clients will conduct marketing programs utilizing the Company's services in any given year or even continue to do business with the Company over the long term. As is typical in the industry, the Company is often engaged to provide services without the execution of a formal contract, and the vast majority of the Company's engagements are either short-term in duration or are cancelable on specified notice periods by the client.

IMPACT OF PROPOSED TOBACCO LEGISLATION ON PROMOTION MARKETING

     Clients operating in the tobacco industry collectively accounted for 8.5% of the Company's revenues for 1996 and 7.3% of the Company's revenues for the year ended December 31, 1997. National legislation has been proposed in Congress that, if enacted, would significantly restrict the ability of companies within the tobacco industry to market products through branded premium programs after 1998. Management cannot determine whether or when such new legislation will go into effect. Although management believes that it may be able to replace lost business by providing different CIP services to the tobacco industry, there can be no assurance that it will be able to do so.

DEPENDENCE ON KEY PERSONNEL

     The success of the Company depends in large part upon the abilities and continued service of its executive officers and other key employees, particularly Charles D. Weil, President and Chief Executive Officer of the Company. There can be no assurance that the Company will be able to retain the services of such officers and employees. The failure of the Company to retain the services of Mr. Weil or of other key personnel could have a material adverse effect on the Company. The Company has employment agreements with certain executive officers, including Mr. Weil. See "Management -- Employment Agreements." In addition, many of the Company's executive officers (including Mr. Weil) and other key personnel hold an equity interest in Holdings and are expected to participate in Holdings' Employee Stock Option Plan (as defined below; see "Management -- Employee Stock Option Plan"). The Company believes that such equity interests increase the incentives for those executive officers and key employees to remain with the Company. However, neither such employment agreements nor such equity interests ensure the continued service of Mr. Weil or such executive officers and other key personnel.

DIFFICULTIES OF MANAGING GROWTH

     The Company has experienced growth over the past several years and the Company's management expects that this trend will continue. The ability to achieve continued growth depends on a number of factors, including the Company's ability to (i) retain and expand the provision of CIP services to existing clients, (ii) initiate, develop and maintain new client relationships and expand its marketing operations, (iii) utilize its existing infrastructure and databases to perform the services required by its clients in an efficient and timely manner, (iv) recruit, motivate and retain qualified management and hourly personnel and (v) maintain the high quality of the services that it provides to its clients. The Company's continued growth can be expected to place a significant strain on the Company's management, operations, employees and resources. There can be no assurance that the Company will be able to maintain or accelerate its current growth, effectively manage its expanding operations or achieve planned growth on a timely or profitable basis. If the Company is unable to manage growth effectively, its business, results of operations or financial condition could be materially adversely affected.

RISKS ASSOCIATED WITH FOCUS ON HIGH-VOLUME AND/OR COMPLEX MARKETING PROGRAMS

     In recent years, the Company has focused on the execution of high-volume and/or complex marketing programs for its clients. The Company has (i) focused its marketing efforts on existing and prospective clients that have the potential for generating large revenue for the Company, (ii) invested substantial time and resources developing a sophisticated management information system to manage multiple, varying, high-volume marketing programs and (iii) adopted a pricing strategy in part predicated on earning margins appropriately reflecting its ability to execute high-volume and complex marketing programs. If adverse changes in economic conditions or changes in the marketing strategies of the Company's clients result in a significant reduction in the number of complex and/or high-volume marketing programs, the Company's business could be materially adversely affected.

APPLICATION OF STATE ESCHEAT LAWS

     In connection with approximately 40% of the aggregate dollar amount of checks issued under rebate programs for which the Company has provided CIP services, the Company has entered into arrangements with its clients providing that the Company would fund from the Company's own working capital the payment of rebates offered by the Company's clients. The Company, in turn, invoices its clients for the full amount of those rebate checks that the Company issues to consumers. When the Company agrees to fund rebate payments with its own working capital, its contractual arrangements with its clients generally provide that the Company is entitled to retain amounts paid to it by clients relating to rebate checks that are never cashed (referred to in the industry as slippage). For the years ended December 31, 1997, and 1996, the portions of revenues recognized by the Company as slippage were $3.3 million and $2.4 million, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The escheat laws of various states provide that under certain circumstance holders of unclaimed property (possibly including, under certain interpretations of such laws, slippage amounts) must surrender that property to the state in question. The Company believes that, because Holdings and Young America are Minnesota corporations with their principal operations and principal places of business located in Minnesota, the escheat law of the State of Minnesota would govern the right of the Company to retain slippage amounts. The Company also believes that under current Minnesota escheat law, it is entitled to retain slippage amounts in those instances where the Company funds its client's rebate program from its own working capital rather than surrendering such amounts to the State of Minnesota. There can be no assurance, however, that the Minnesota escheat law will not change or that the Company's interpretation of the Minnesota escheat law would prevail in any action by the State of Minnesota to require the Company to surrender to the State any slippage amounts. Further, there can be no assurance that the State of Minnesota will not commence action to require one or more of the Company's clients to surrender slippage amounts to the State. There can also be no assurance that another state will not prevail in an action under its escheat laws to require the surrender to that state of slippage amounts whether unclaimed by residents of such state or otherwise.

VULNERABILITY TO ECONOMIC DOWNTURN

     Marketing budgets in large companies tend to decline during general downturns in the economy. As a result, the market for CIP services may also decline during future periods of economic weakness. There can be no assurance that future economic downturns will not materially adversely affect the Company's business.

RELIANCE ON TECHNOLOGY; RISK OF BUSINESS INTERRUPTION

     The Company has made significant investments in sophisticated and specialized software and other computer and telecommunications technology and has focused on the application of this technology to provide customized solutions to meet its clients' needs. The Company expects that it will be necessary to continue to select, invest in and develop new and enhanced technology on a timely basis in the future in order to maintain its competitiveness. The Company's future success will also depend in part on its ability to continue to develop technology solutions which keep pace with evolving industry standards and changing client demands. There can be no assurance that the Company will be successful in anticipating technological changes or in selecting and developing new and enhanced information technology on a timely basis. Although the Company believes that certain of its systems are more advanced than those of its competitors, its technological advantage arises from the application of technology that is readily available to or could legally be duplicated by its competitors. There can be no assurance that any of the technological advantages the Company may currently enjoy can be maintained.

     In addition, the Company's business is highly dependent on its computer and telephone equipment and software systems and, although the Company maintains backup systems, the temporary or permanent loss of any such equipment or systems, through casualty or operating malfunction, could have a material adverse effect on the Company's business. While the Company maintains property and business interruption insurance, such insurance may not adequately compensate the Company for all losses that it may incur. See
"Business -- Technology."

DEPENDENCE ON TELEPHONE, POSTAL AND DELIVERY SERVICE

     The Company's business is materially dependent on the service provided by various local and long distance telephone companies. A significant increase in the cost of telephone services that is not recoverable through an increase in the pricing of the Company's services, or any significant interruption in telephone services, could have a material adverse impact on the Company's business.

     The Company's business is also materially dependent on the services of the United States Postal Service (the "USPS") and, to a lesser degree, the services of private delivery services. Postal and delivery service rate increases affect the cost of the Company's mailings and shipments to consumers. The Company benefits from discounts from the basic postal rate structure, such as discounts for bulk mailings and pre-sorting by zip code and carrier routes. Any increase in postal and other delivery service rates, including through the elimination of existing discounts, that the Company cannot recover through an increase in the pricing of the Company's services could have a material adverse impact on the Company's business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON LABOR FORCE

     The Company's business is very labor intensive. The Company's success is significantly dependent on its ability to recruit, hire, train and retain qualified employees and independent contractors. A significant increase in the Company's employee turnover rate could increase the Company's recruiting and training costs and decrease operating effectiveness and productivity. Also, the addition of significant new clients or the implementation of new high-volume programs may require the Company to recruit, hire and train qualified personnel at an accelerated rate. There can be no assurance that the Company will be able to continue to hire, train and retain sufficient qualified personnel to adequately staff CIP services in support of its clients marketing programs. Because a significant portion of the Company's operating costs relate to labor costs, an increase in wages, costs of employee benefits or employment taxes not recoverable through an increase in the pricing of the Company's services could have a material adverse effect on the Company's business, results of operations or financial condition. In addition, certain of the Company's facilities are located in geographic areas with relatively low unemployment rates, thus potentially making it more difficult and costly to hire qualified personnel. See "-- Difficulties of Managing Growth" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

HIGHLY COMPETITIVE MARKET

     The market in which the Company competes is highly competitive and fragmented. The Company expects competition to persist and to intensify in the future. The Company's competitors include small firms offering specific promotion fulfillment applications, divisions of larger entities and large independent firms. A number of competitors have or may develop greater capabilities and resources than those of the Company. Similarly, there can be no assurance that additional competitors with greater resources than the Company will not enter the Company's market. The Company's performance and growth could be negatively affected if its existing clients decide to provide in-house CIP services that currently are outsourced or if potential clients retain or increase their in-house customer service operations. In addition, competitive pressures from current or future competitors could cause the Company's services to lose market acceptance or result in significant price erosion, with a material adverse effect upon the Company's business, results of operations or financial condition. See "Business -- Competition."

RISKS GENERALLY ASSOCIATED WITH ACQUISITIONS

     One element of the Company's growth strategy is to pursue strategic acquisitions that either expand or complement the Company's business. There can be no assurance that the Company will be able to identify acceptable acquisition candidates or complete any strategic acquisitions on terms favorable to the Company or in a timely manner. Acquisitions involve a number of special risks, including the diversion of management's attention to the assimilation of the operations and personnel of the acquired companies, adverse short-term effects on the Company's operating results and/or the integration of financial reporting and other management systems. In addition, the Company may require additional debt or equity financings for future acquisitions, which may not be available on terms favorable to the Company, if at all. There is no assurance that the Company can successfully integrate an acquired business into the Company's business or that any acquired business can be operated profitably by the Company.

PURCHASE OF THE NOTES UPON CHANGE OF CONTROL

     Upon a Change of Control, Young America is required to offer to purchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. The source of funds for any such purchase will be the Company's available cash or cash generated from operations or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling person. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of Notes tendered, or that, if applicable, restrictions in the New Credit Facility or in any future indebtedness incurred by the Company will allow Young America to make such required repurchases. See "Description of the Notes -- Change of Control" and "Description of New Credit Facility."

OWNERSHIP OF THE COMPANY; STOCKHOLDERS' AGREEMENT

     Young America is a wholly-owned subsidiary of Holdings. As a result of the Recapitalization, (i) BTCP holds 45.0% of Holdings' outstanding voting securities (the "Voting Stock"), (ii) OTPPB holds 29.0% of the Voting Stock,
(iii) the Management Stockholders hold 15.7% of the Voting Stock and (iv) Jay F. Ecklund holds 10.3% of the Voting Stock. Under the Stockholders' Agreement (as defined in "Principal Stockholders" below), BTCP is entitled to designate two directors to Holdings' board of directors (the "Board of Directors"), each of OTPPB and Jay F. Ecklund is entitled to designate one director and Holdings' chief executive officer serves as a director. In addition, BTCP and OTPPB are entitled to designate jointly up to three independent directors to the Board of Directors. Accordingly, BTCP and OTPPB collectively hold a majority of the Voting Stock and have the power to designate a majority of Holdings' directors and, upon the occurrence of certain events, BTCP will itself have the power to designate a majority of Holdings' directors. Circumstances may occur in which the interests of OTPPB and/or BTCP, as shareholders of Holdings, could be in conflict with the interests of the holders of the Notes. Also, under the Stockholders' Agreement a wide range of actions to be taken by the Company will require separate approval of the holders of a majority of the shares currently held by OTPPB and the holders of a majority of the shares currently held by BTCP, including the sale of the Company and the consummation of an initial public offering. Thus, if those shareholder groups, or their representatives on the Board of Directors, are unable to reach consensus on matters requiring their separate approval, the business, results of operations and financial condition of the Company could be materially adversely affected. See "Principal Stockholders" and "Certain Transactions."

SUBORDINATION OF NOTES AND THE GUARANTEES

     The Notes and the Guarantees will be unsecured and subordinated to the prior payment in full of all Senior Debt of Young America and all Guarantor Senior Debt. As of December 31, 1997, on a pro forma basis after giving effect to the offering of the Notes and the New Credit Facility, the aggregate outstanding principal amount of all Senior Debt would have been approximately $0.4 million (consisting of obligations under undrawn letters of credit) under a commitment for up to $10 million (subject to availability under the terms of the New Credit Facility). In the event of a bankruptcy, liquidation or reorganization of Young America, the assets of Young America, Holdings or the Subsidiary Guarantors will be available to pay obligations on the Notes only after all Senior Debt or Guarantor Senior Debt, as the case may be, has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes. In addition, Young America may not pay principal or premium, if any, or interest on the Notes if any Senior Debt or Guarantor Senior Debt is not paid when due or any other default on any Senior Debt or Guarantor Senior Debt occurs and the maturity of such Senior Debt or Guarantor Senior Debt is accelerated in accordance with its terms, unless, in either case, such amount has been paid in full or the default has been cured or waived and such acceleration has been rescinded. In addition, if any default occurs with respect to certain Senior Debt or Guarantor Senior Debt and certain other conditions are satisfied, Young America may not make any payments on the Notes for a designated period of time. Finally, if any judicial proceeding is pending with respect to any such default in payment on any Senior Debt or Guarantor Senior Debt or other default with respect to certain Senior Debt or Guarantor Senior Debt or if the maturity of the Notes is accelerated because of a default under the Indenture and such default constitutes a default with respect to any Senior Debt or Guarantor Senior Debt, Young America may not make any payment on the Notes.

FRAUDULENT CONVEYANCE

     The net proceeds from the offering of the Old Notes were loaned and distributed by Young America to Holdings and applied by Holdings to the repayment of amounts outstanding under the Bridge Facility, which were incurred in connection with the Recapitalization. Under relevant federal and state fraudulent conveyance statutes (the "fraudulent conveyance statutes") and laws relating to distributions to shareholders, the obligations of the Company incurred under the Indenture and the Notes may be subject to review in a bankruptcy, reorganization or rehabilitation case or similar proceeding or a lawsuit by or on behalf of unpaid creditors of the Company. The requirements for establishing a fraudulent conveyance or revocable transfer vary depending on the law of the jurisdiction that is being applied. If under relevant fraudulent conveyance statutes a court were to find that at the time Holdings and Young America incurred the indebtedness under the Bridge Facility and Holdings repurchased its capital stock pursuant to the Recapitalization or at the time Young America incurred the indebtedness under the Notes and made the loan and distribution to Holdings (i) Holdings or the Company incurred such indebtedness with the intent of hindering, delaying or defrauding current or future creditors of the Company, or (ii) (a) Holdings or the Company received less than reasonably equivalent value or fair consideration for incurring such indebtedness, repurchasing such capital stock or making such loan and distribution and (b) Holdings or the Company (A) was insolvent or was rendered insolvent by reason of incurring such indebtedness, repurchasing such capital stock or making such loan and distribution, (B) was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital, (C) intended to incur, or believed that it would incur, indebtedness beyond its ability to pay as such indebtedness matured (as all of the foregoing terms are defined in or interpreted under the applicable fraudulent conveyance statutes) or (D) was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, the judgment is unsatisfied after the final judgment), such court could avoid or subordinate the Notes to presently existing and future indebtedness of the Company and take other action detrimental to the holders of the Notes, including, under certain circumstances, invalidating the Notes.

     The measure of insolvency for purposes of the foregoing considerations will vary depending upon the federal or local law that is being applied in any such proceeding. Generally, however the Company would be considered insolvent if, at the time it incurred the indebtedness constituting the Bridge Facility or the Notes, either (i) the fair market value (or fair salable value) of its assets were less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured or (ii) it were incurring indebtedness beyond its ability to pay as such indebtedness matures.

     A court would likely conclude that the Company did not receive reasonably equivalent value or fair consideration for incurring its obligations under the Notes to the extent that the proceeds of the Notes were used to fund a loan and a distribution to Holdings to allow it to repay the indebtedness under the Bridge Facility and the Bridge Facility was used to repurchase capital stock of Holdings from any of the Selling Stockholders. The Company, however, believes that at the time Holdings entered into the Bridge Facility and at the time Young America issued the Notes and loaned and distributed the net proceeds to Holdings each (i) was (a) neither insolvent nor rendered insolvent thereby for purposes of the foregoing standards, (b) in possession of sufficient capital to meet its obligations as such obligations mature or become due and to operate its business effectively and (c) incurring obligations within its ability to pay such obligations as they mature or become due and (ii) had sufficient assets to satisfy any probable money judgment against it in any pending action. No assurance can be given, however, that a court passing on such issues would reach the same conclusions.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the Exchange Offer. The Exchange Offer is intended to satisfy certain obligations of Young America and Holdings under the Registration Rights Agreement with respect to the Old Notes. In consideration for issuing the New Notes contemplated in this Prospectus, the Company will receive Old Notes in like principal amount, the form and terms of which are substantially similar to the form and terms of the New Notes except as otherwise described herein. The Old Notes surrendered in exchange for New Notes will be returned to the Company and canceled and cannot be reissued. Accordingly, the issuance of the New Notes will not result in any increase or decrease in the indebtedness of the Company.

     The net proceeds to the Company from the issuance of the Old Notes (after deducting the fees and expenses incurred in connection with such offering) were approximately $77.0 million. An amount equal to $10.0 million of such net proceeds was loaned by Young America to Holdings and an amount equal to approximately $67.0 million of such net proceeds was distributed by Young America to Holdings. The aggregate amount of such loan and distribution, together with $3.0 million of the net proceeds from the issuance of Common Stock to the Investor Group in the Recapitalization were used to repay the $80.0 million principal amount outstanding under the Bridge Facility. The proceeds from the borrowing under the Bridge Facility, together with a portion of the proceeds from the issuance of capital stock of Holdings, were used to repurchase shares of capital stock of Holdings from the Selling Stockholders in the Recapitalization. See "Prospectus Summary -- The Recapitalization."

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Old Notes were sold by Young America on February 23, 1998 to the Initial Purchaser, which resold the Old Notes to qualified institutional investors in reliance on Rule 144A under the Securities Act. In connection therewith, Young America, Holdings and the Initial Purchaser entered into the Registration Rights Agreement, which provides that (i) Young America and Holdings will file a registration statement with respect to the Exchange Offer (the "Exchange Offer Registration Statement") with the Commission within 60 days (the "Target Filing Date") after the date of the original issuance of the Old Notes (the "Issue Date"), (ii) Young America and Holdings will use their respective best efforts to cause the registration statement with respect to the Exchange Offer to be declared effective by the Commission within 135 days after the Issue Date (the "Target Effectiveness Date"), (iii) Young America and Holdings will use their respective best efforts to consummate the Exchange Offer within 160 days after the Issue Date (the "Target Consummation Date") and (iv) if obligated to file the Shelf Registration Statement, Young America and Holdings will file the Shelf Registration Statement with the Commission promptly after such filing obligation arises and to use their respective best efforts to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to the Target Effectiveness Date. Promptly after the effectiveness of the Registration Statement, Young America will offer, pursuant to this Prospectus, to the Holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, to be issued without a restrictive legend and which may, generally, be reoffered and resold by the holder without restrictions or limitations under the Securities Act. The term "Holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

     Young America and Holdings have not requested, and do not intend to request, an interpretation by the staff of the Commission with respect to whether the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on interpretations by the staff of the Commission set forth in noaction letters issued to third parties, Young America and Holdings believe that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder of such New Notes (other than any such holder that is an "affiliate" of Young America or Holdings within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business, such Holder has no arrangement or understanding with any person to participate in the distribution of such New Notes and neither such Holder nor any other such person is engaging in or intends to engage in a distribution of such New Notes. Because the Commission has not considered the Exchange Offer in the context of a no-action letter, there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Any Holder who is an affiliate of Young America or Holdings or who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on such interpretations by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale transaction.

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from Young America). See "Plan of Distribution."

     If (i) because of any change in law or in currently prevailing interpretations of the staff of the Commission, the Company is not permitted to effect the Exchange Offer, (ii) the Exchange Offer is not consummated on or prior to the Target Consummation Date, (iii) in certain circumstances certain holders of unregistered New Notes so request, (iv), the Holders of not less than a majority in aggregate principal amount of the Old Notes determine that the interests of the Holders would be materially adversely affected by consummation of the Exchange Offer or (v) in the case of any Holder that participates in the Exchange Offer, such Holder does not receive New Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (the occurrence of any such event set forth in the foregoing clauses (i) through (v), a "Shelf Registration Event"), then, in the case of such events, the Company will deliver to the Holders and the Trustee notice thereof (the "Shelf Notice") and thereafter Young America and Holdings shall file the Shelf Registration Statement (as defined herein) pursuant to the Registration Rights Agreement.

SHELF REGISTRATION.

     If a Shelf Registration Event has occurred (and whether or not an Exchange Offer Registration Statement has been filed with the Commission or has become effective, or the Exchange Offer has been consummated), then Young America and Holdings will file the Shelf Registration Statement and comply with the following terms.

     Shelf Registration Statement. Young America and Holdings shall promptly prepare and file with the Commission a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 covering all of the Old Notes required to be registered under the Registration Rights Agreement (the "Shelf Registration Statement"). Young America and Holdings shall use their best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the Target Effectiveness Date, and to keep the Shelf Registration Statement continuously effective under the Securities Act until the date which is 24 months from the Issue Date, or such shorter period ending when all Old Notes covered by the Shelf Registration Statement have been sold in the manner set forth and as contemplated in the Shelf Registration Statement (such 24 month or shorter period, the "Effectiveness Period"). In the event that a Shelf Registration Statement is filed, the Company will provide to each Holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement for the Old Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A Holder that sells Old Notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such Holder (including certain indemnification rights and obligations).

     Withdrawal of Stop Orders. If the Shelf Registration Statement ceases to be effective for any reason at any time during the Effectiveness Period (other than because of the sale of all of the securities registered thereunder), each of Young America and Holdings shall use their best efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof.

     Supplements and Amendments. Young America and Holdings shall promptly supplement and amend the Shelf Registration Statement if required by the rules, regulations or instructions applicable to the registration form used for such Shelf Registration Statement, if required by the Securities Act, or if reasonably requested by the Holders of a majority in aggregate principal amount of the Old Notes covered by such Registration Statement or by any underwriter of such Old Notes.

ADDITIONAL INTEREST

     (a) Young America and Holdings have agreed to pay, as liquidated damages, additional interest on the Notes ("Additional Interest") under the circumstances and to the extent set forth below (without duplication):

          (i) if (A) neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been filed on or prior to the Target Filing Date or (B) notwithstanding that the Company has consummated or will consummate the Exchange Offer, the Company is required to file a Shelf Registration Statement and such Shelf Registration Statement is not filed on or prior to the date required by the Registration Rights Agreement, then commencing on the day after either such required filing date, Additional Interest shall accrue on the Notes over and above the stated interest at a rate of 0.50% per annum for the first 90 days immediately following the Target Filing Date, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period;

          (ii) if (A) neither the Exchange Offer Registration Statement nor the Shelf Registration Statement is declared effective by the Commission on or prior to the Target Effectiveness Date or (B) notwithstanding that the Company has consummated or will consummate the Exchange Offer, the Company is required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the Commission on or prior to the 60th day following the date such Shelf Registration Statement is filed, then, commencing on the day after either such filing date, Additional Interest shall be accrued on the Notes included or that should have been included in such registration statement over and above the stated interest at a rate of 0.50% per annum for the first 90 days immediately following the Target Effectiveness Date, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; and

          (iii) if either (A) Young America and Holdings have not exchanged New Notes for all Old Notes validly tendered and not withdrawn in accordance with the terms of the Exchange Offer on or prior to the 45th day after the Target Effectiveness Date or (B) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time during the Effectiveness Period for a period of 15 consecutive days without being succeeded immediately by an additional Exchange Offer Registration Statement filed and declared effective, then Additional Interest shall accrue on the Notes (over and above any interest otherwise payable on the Notes) at a rate of 0.50% per annum commencing on (x) the 46th day after the Target Effectiveness Date, in the case of (A) above, or (y) the day the Shelf Registration Statement ceases to be effective without being declared effective within 15 business days thereafter in the case of (B) above, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period (it being understood and agreed that, notwithstanding any provision to the contrary, so long as any Note that is the subject of a Shelf Notice is then covered by an effective Shelf Registration Statement, no Additional Interest shall accrue on such Note);

provided, however, that the Additional Interest rate on any affected Note may not exceed at any one time in the aggregate 1.0% per annum; and provided, further, that (1) upon the filing of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (i) of this paragraph),
(2) upon the effectiveness of the Exchange Offer Registration Statement or the Shelf Registration Statement (in the case of clause (ii) of this paragraph) or
(3) upon the exchange of New Notes for all Old Notes validly tendered and not withdrawn (in the case of clause (iii)(A) of this paragraph), or upon the effectiveness of the Exchange Offer Registration Statement which had ceased to remain effective (in the case of clause (iii)(B) of this paragraph), Additional Interest on the affected Notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

     Any amounts of Additional Interest due pursuant to clause (i), (ii) or
(iii) above will be payable in cash on the same original interest payment dates as the Notes.

     Holders of Old Notes will be required to make certain representations to Young America and Holdings (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and benefit from the provisions set forth above.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all of the provisions of the Registration Rights Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

     The Old Notes are designated for trading in the PORTAL market. To the extent Old Notes are tendered and accepted in the Exchange Offer, the principal amount of outstanding Old Notes will decrease with a resulting decrease in the liquidity in the market therefor. Following the consummation of the Exchange Offer, Holders of Old Notes who were eligible to participate in the Exchange Offer but who did not tender their Old Notes will not be entitled to certain rights under the Registration Rights Agreement and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, Young America will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Young America will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

     The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that the New Notes have been registered under the Securities Act and therefore will not bear legends restricting their transfer and will not contain certain provisions providing for the payment of additional interest on the Old Notes under certain circumstances relating to the Registration Rights Agreement, which provisions will terminate upon the consummation of the Exchange Offer. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture under which the Old Notes were, and the New Notes will be, issued.

     As of the date of this Prospectus, $80,000,000, aggregate principal amount of the Old Notes are outstanding. Young America and Holdings have fixed the
close of business on             , 1998 as the record date for the Exchange
Offer for purposes of determining the persons to whom this Prospectus, together with the Letter of Transmittal, will initially be sent. As of such date, there
were           registered Holders of the Old Notes.

     Holders of the Old Notes do not have any appraisal or dissenters' rights under the Minnesota Business Corporation Act (the "MBCA") or the Indenture in connection with the Exchange Offer. Young America and Holdings intend to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

     Young America shall be deemed to have accepted validly tendered Old Notes when, as and if it has given oral notice (confirmed in writing) or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of the exchange of Old Notes.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, any such unaccepted Old Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. Young America and Holdings will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
            , 1998 unless Young America and Holdings, in their sole discretion, extend the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, Young America and Holdings will notify the Exchange Agent of any extension by oral notice (confirmed in writing) or written notice and will make a public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after each previously scheduled expiration date.

     Young America and Holdings reserve the right, in their sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or, if any of the conditions set forth below under "The Exchange Offer -- Conditions" shall not have been satisfied, to terminate the Exchange Offer, by giving oral notice (confirmed in writing) or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by Young America and Holdings to constitute a material change, Young America and Holdings will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders, and Young America and Holdings will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five-to 10-business-day period.

     Without limiting the manner in which Young America and Holdings may choose to make public announcement of any delay, extension, termination or amendment of the Exchange Offer, Young America and Holdings shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE NEW NOTES

     The New Notes will accrue interest from February 23, 1998 and such interest will be payable semi-annually in arrears on February 15 and August 15 of each year, commencing August 15, 1998 at the rate of 11 5/8% per annum. No interest will be paid on Old Notes that are accepted for exchange.

PROCEDURES FOR TENDERING

     The tender of Old Notes by a holder thereof pursuant to one of the procedures set forth below and the acceptance thereof by Young America wi11 constitute a binding agreement between such Holder and Young America in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. This Prospectus, together with the Letter of
Transmittal, will first be sent on or about             , 1998 to all Holders of
Old Notes known to Young America and the Exchange Agent.

     Only a Holder of the Old Notes may tender such Old Notes in the Exchange Offer. A Holder who wishes to tender any Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, or a facsimile thereof, including any other required documents, to the Exchange Agent prior to 5:00 p.m, New York City time, on the Expiration Date (unless such tender is being effected pursuant to the procedure for book-entry transfer described below). In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at DTC (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the Holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Old Notes, Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED AND PROPER INSURANCE BE OBTAINED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such beneficial owner's own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such beneficial owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such beneficial owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined herein) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 promulgated under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered Holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered Holder as such registered Holder's name appears on such Old Notes.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by Young America and Holdings, evidence satisfactory to Young America and Holdings of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by Young America and Holdings in their sole discretion, which determination will be final and binding. Young America and Holdings reserve the absolute right to reject any and all Old Notes not properly tendered or any Old Notes Young America's acceptance of which would, in the opinion of counsel for Young America and Holdings, be unlawful. Young America and Holdings also reserve the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The interpretation by Young America and Holdings of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as Young America and Holdings shall determine. Although Young America and Holdings intend to notify Holders of defects or irregularities with respect to tenders of Old Notes, neither Young America, Holdings, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that Young America and Holdings determine are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     By tendering, each Holder will represent to Young America and Holdings, among other things, that (i) the New Notes acquired by the Holder and any beneficial owners of Old Notes pursuant to the Exchange Offer are being obtained in the ordinary' course of business of the person receiving such New Notes, (ii) neither the Holder nor such beneficial owner has an arrangement with any person to participate in the distribution of such New Notes, (iii) neither the Holder nor such beneficial owner nor any such other person is engaging in or intends to engage in a distribution of such New Notes and (iv) neither the Holder nor any such other person is an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of Young America or Holdings. Each broker-dealer that receives New Notes for its own account in exchange for Old

Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from Young America), may participate in the Exchange Offer but may be deemed an "underwriter" under the Securities Act and, therefore, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof or an Agents Message in lieu thereof) with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "-- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes, or a Book-Entry Confirmation, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"),
(ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the persons withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by Young America and Holdings in their sole discretion, which determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

     Any Old Notes which have been tendered but which are not accepted for payment due to withdrawal, rejection of tender or termination of the Exchange Offer will be returned as soon as practicable to the Holder thereof without cost to such Holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes).

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, Young America will not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

          (a) the Exchange Offer shall violate applicable law or any applicable interpretation of the staff of the Commission; or

          (b) any action or proceeding is instituted or threatened in any court or by any governmental agency that might materially impair the ability of Young America and Holdings to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to Young America and Holdings; or

          (c) any governmental approval has not been obtained, which approval Young America and Holdings deem necessary for the consummation of the Exchange Offer.

     If Young America and Holdings determine in their sole discretion that any of the conditions are not satisfied, Young America and/or Holdings, as appropriate, may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering Holders (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility), (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Old Notes (see "-- Withdrawal of Tenders") or
(iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, Young America and Holdings will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and Young America and Holdings will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such five- to 10-business-day period.

EXCHANGE AGENT

     Marine Midland Bank has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

     By Registered or Certified Mail:
                              Marine Midland Bank
                           Corporate Trust Operations
                          140 Broadway, Level A Window
                         New York, New York 10005-1180

     Facsimile Transmission Number:
                                 (212) 658-2292
                     Attention: Corporate Trust Operations
                        (For Eligible Institutions Only)
                              Confirm by Telephone
                                 (212) 658-5931

     By Hand/Overnight Delivery:
                              Marine Midland Bank
                           Corporate Trust Operations
                          140 Broadway, Level A Window
                               New York, New York

     For Information Call: (800) 662-9844 or (212) 658-5931

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by Young America and Holdings. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of Young America, Holdings and their affiliates.

     Young America and Holdings have not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. Young America and Holdings, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by Young America and Holdings. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

     Young America and Holdings will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Old Notes, which is face value, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer and the unamortized expenses related to the issuance of the Old Notes will be amortized over the term of the New Notes.

                              THE RECAPITALIZATION

     Prior to the Recapitalization Date, all of the capital stock of Holdings was owned by the Selling Stockholders. On the Recapitalization Date, Holdings effected the Recapitalization resulting in approximately 93.0% of the capital stock of Holdings being held by the Investor Group. In the Recapitalization, members of the Investor Group purchased newly-issued shares of Common Stock for an aggregate purchase price of $38.9 million. BTCP purchased shares of Common Stock for $22.4 million, OTPPB purchased shares of Common Stock for $12.0 million and the Management Stockholders collectively purchased shares of Common Stock for $4.5 million. See "Principal Stockholders." Also in the Recapitalization, Holdings borrowed $80.0 million under the Bridge Facility. Holdings used the proceeds of the issuance of shares of Common Stock to the Investor Group and the borrowings under the Bridge Facility to (i) repurchase outstanding shares of Common Stock from the Selling Stockholders for an aggregate purchase price of $92.2 million, (ii) make bonus payments to management of $13.4 million under plans put in place in contemplation of a change of control of the Company, and $4.9 million paid pursuant to phantom stock arrangements due in such amounts as a result of the change of control of the Company in the Recapitalization (see "Management -- Phantom Stock Agreements" and "-- 1997 Management Recognition, Transition and Equity Bonus Plan") and (iii) pay certain fees and expenses related to the Recapitalization. Of the amounts referred to in (i) and (ii) above, $6.0 million was placed in escrow subject to certain indemnification provisions of the Recapitalization Agreement, $1.2 million of which has been recorded by the Company as estimated compensation charges remaining to be paid related to (ii) above. A portion of those proceeds were also retained by the Company to pay certain fees and expenses related to the offering of the Notes and other cash costs triggered by the Recapitalization. Pursuant to the terms of the Recapitalization Agreement, Holdings expects to make an additional payment of approximately $700,000 to the Selling Shareholders and certain employees of the Company during the second quarter of 1998. Such payment will be based upon the final determination of total stockholders equity (as defined) of Holdings as of October 31, 1997 and Holdings' profits or losses (as defined) for the period ended on the Recapitalization Date. In addition, after December 31, 2001, the Selling Stockholders and certain employees of the Company may also be entitled to additional payments (either as additional consideration for shares repurchased by Holdings in the Recapitalization or as additional bonus or phantom stock payments) aggregating up to $15 million depending upon the level of Cumulative Excess Free Cash Flow (as defined in the Recapitalization Agreement) of the Company for the four-year period ending December 31, 2001. See "Certain Transactions."

     In the Recapitalization, (i) BTCP purchased 586,561 newly issued shares of voting Class A Common Stock and 442,884 newly issued shares of non-voting Class B Common Stock, (ii) OTPPB purchased 378,273 newly issued shares of voting Class A Common Stock and 172,727 newly issued shares of non-voting Class C Common Stock and (iii) the Management Stockholders, who had no prior equity ownership interest in Holdings, purchased 204,696 newly issued shares of voting Class A Common Stock. Pursuant to the Recapitalization, Holdings repurchased from the Selling Stockholders a number of shares of Class A Common Stock such that the Selling Stockholders continue to hold 134,400 shares of voting Class A Common Stock, representing 7.0% of Holdings' outstanding Common Stock and 10.3% of the Voting Stock. BTCP owns 53.6% of the outstanding Common Stock and 45.0% of the Voting Stock, OTPPB owns 28.7% of the outstanding Common Stock and 29.0% of the Voting Stock, and the Management Stockholders own 10.7% of the outstanding Common Stock and 15.7% of the Voting Stock. The Class B Common Stock and the Class C Common Stock are convertible into Class A Common Stock and, upon the occurrence of certain events. In addition, the Class B Common Stock will be entitled, at the option of the holders thereof to vote with the Class A Common Stock, voting together as a single class, on all matters to be voted on by Holdings' shareholders. See "Principal Stockholders."

                                 CAPITALIZATION

     The following table sets forth the actual consolidated capitalization of Holdings at December, 1997, and the consolidated capitalization of Holdings at that date as adjusted to give effect to the issuance of the Notes and the application of the estimated net proceeds therefrom. This table should be read in conjunction with the financial statements of Holdings and the related notes thereto, "Unaudited Pro Forma Consolidated Financial Data," "Selected Historical and Pro Forma Consolidated Financial Data" and "Use of Proceeds," all included elsewhere in this Prospectus.

                                                                 DECEMBER 31, 1997
                                                              -----------------------
                                                                          AS ADJUSTED
                                                                            FOR THE
                                                                           OFFERING
                                                                            OF THE
                                                               ACTUAL        NOTES
                                                              --------    -----------
                                                              (DOLLARS IN THOUSANDS)
Long-term debt (including current portion):
  Borrowings under the Bridge Facility......................  $ 80,000     $     --
  Borrowings under the New Credit Facility(1)...............        --           --
  Senior Subordinated Notes.................................        --       80,000
                                                              --------     --------
     Total long-term debt...................................    80,000       80,000
                                                              --------     --------
     Total stockholders' deficit............................   (57,677)     (59,751)
                                                              --------     --------
          Total capitalization..............................  $ 22,323     $ 20,249
                                                              ========     ========

---------------
(1) The New Credit Facility includes a commitment for up to $10.0 million of borrowings subject to a borrowing base formula equal to 85% of Eligible Accounts Receivable (as defined in the New Credit Facility). The New Credit Facility also provides for up to $1.0 million of letters of credit within that commitment. On a pro forma basis, as of December 31, 1997, there would have been one letter of credit with a face amount of approximately $0.4 million outstanding under the New Credit Facility out of total availability under the borrowing base formula of approximately $9.0 million as of December 31, 1997.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following pro forma consolidated financial statements of Holdings, which include Young America (the "Pro Forma Consolidated Financial Statements"), include the unaudited pro forma consolidated statement of income for the year ended December 31, 1997 (the "Pro Forma Consolidated Statement of Income"), and the unaudited pro forma consolidated balance sheet as of December 31, 1997 (the "Pro Forma Consolidated Balance Sheet").

     The Pro Forma Consolidated Balance Sheet is based on the audited consolidated balance sheet of Holdings as of December 31, 1997, and is adjusted to give effect to the offering of the Notes as if it had occurred on December 31, 1997.

     The Pro Forma Consolidated Statement of Income is based on the audited statement of income of Holdings for the year ended December 31, 1997, and is adjusted to give effect to (x) the Recapitalization and (y) the offering of the Notes and the application of the proceeds therefrom as though they had occurred as of January 1, 1997. The Pro Forma Consolidated Statement of Income reflects pro forma adjustments to give effect to (i) the Recapitalization, (ii) certain changes in the Company's general and administrative expense structure which were made concurrent with the Recapitalization with regard to salaries and benefits provided to the former majority owner who is no longer receiving such payments, and changes in compensation to be paid to certain employees to reflect the termination, concurrent with the Recapitalization, of the Company's phantom stock plan, offset by consulting fees to be paid to the former majority owner and management fees to be charged by BTCP and OTPPB and (iii) the offering of the Notes and the application of the proceeds therefrom.

     The Pro Forma Consolidated Financial Statements and the accompanying notes should be read in conjunction with Holdings' historical financial statements and related notes thereto included elsewhere in this Prospectus.

     The Pro Forma Consolidated Financial Statements do not purport to represent what Holdings' or the Company's financial condition or the results of operations would actually have been had the Recapitalization and the offering of the Notes in fact occurred on the assumed date, nor do they project Holdings' and/or the Company's financial condition or results of operations for any future period or date.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                             HISTORICAL   ADJUSTMENTS     PRO FORMA
                                                             ----------   -----------     ---------
ASSETS
Current Assets:
  Cash and cash equivalents................................   $ 17,940     $ (3,000)(a)   $ 14,940
  Trade receivables, net...................................  11,482...           --         11,482
  Supplies inventory.......................................  615......           --            615
  Prepaid expenses.........................................        518           --            518
  Deferred income taxes....................................         --          801(b)         801
                                                              --------     --------       --------
          Total current assets.............................     30,555       (2,199)        28,356
Property and Equipment, net................................  7,895....           --          7,895
Deferred Financing Costs...................................      3,292       (3,292)(c)      3,000
                                                                              3,000(c)
                                                              --------     --------       --------
          Total Assets.....................................   $ 41,742     $ (2,491)      $ 39,251
                                                              ========     ========       ========
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
  Noncleared rebate items..................................   $  4,526     $     --       $  4,526
  Accounts payable.........................................      2,331           --          2,331
  Collections due to and advances from clients.............      3,548           --          3,548
  Deferred income taxes....................................        417         (417)(b)         --
  Accrued expenses
     Compensation..........................................      5,860           --          5,860
     Other.................................................      2,737           --          2,737
                                                              --------     --------       --------
          Total current liabilities........................     19,419         (417)        19,002
Bridge Facility............................................     80,000      (80,000)(a)         --
Senior Subordinated Notes..................................                  80,000(a)      80,000
Stockholders' Deficit:
  Class A common stock.....................................      1,304           --          1,304
  Class B common stock.....................................        443           --            443
  Class C common stock.....................................        173           --            173
  Additional paid-in capital...............................     37,065           --         37,065
  Retained deficit.........................................    (96,662)      (2,074)(d)    (98,736)
                                                              --------     --------       --------
                                                               (57,677)      (2,074)       (59,751)
                                                              --------     --------       --------
          Total Liabilities and Stockholders' Deficit......   $ 41,742     $ (2,491)      $ 39,251
                                                              ========     ========       ========

          See Notes to Unaudited Pro Forma Consolidated Balance Sheet

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(a) Reflects (i) the proceeds of the Offering of the Notes of $80,000,000 less estimated fees and expenses related thereto of $3,000,000 and (ii) the application of the net amount thereof to the repayment of the Bridge Facility.

(b) Reflects tax benefit of $1,218,000 from the write-off of the deferred financing costs described in note (c).

(c) Reflects (i) deferred financing costs of $3,000,000 associated with the offering of the Notes and (ii) the write-off of the unamortized portion of deferred financing costs of $3,292,000 associated with the Bridge Facility.

(d) Reflects the write-off of deferred financing costs of $3,292,000 associated with the Bridge Facility, net of the tax effect described in note (b).

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                          HISTORICAL    ADJUSTMENTS (A)    PRO FORMA
                                                          ----------    ---------------    ---------
Revenues..............................................     $175,297        $     --        $175,297
                                                           --------        --------        --------
Cost of revenues:
  Rebates, postage and freight........................      105,212              --         105,212
  Processing and servicing............................       40,447              --          40,447
                                                           --------        --------        --------
Gross Profit..........................................       29,638              --          29,638
                                                           --------        --------        --------
Operating expenses:
  Selling.............................................        5,504            (101)(b)       5,403
  General and administrative..........................        9,754            (767)(c)       8,987
  Compensation charges attributable to
     Recapitalization.................................       17,924         (17,924)(d)          --
                                                           --------        --------        --------
                                                             33,182         (18,792)         14,390
                                                           --------        --------        --------
Operating (loss) income...............................       (3,544)         18,792          15,248
                                                           --------        --------        --------
Other income (expense):
  Interest expense....................................         (981)            976(e)       (9,305)
                                                                             (9,300)(e)
  Amortization of deferred financing costs............          (48)             48(f)         (375)
                                                                               (375)(f)
  Interest income.....................................        1,038              --           1,038
  Transaction costs attributable to
     Recapitalization.................................       (1,967)          1,967(g)           --
                                                           --------        --------        --------
                                                             (1,958)         (6,684)         (8,642)
                                                           --------        --------        --------
(Loss) income before provision for income taxes.......       (5,502)         12,108           6,606
Provision for income taxes............................          423           2,021(h)        2,444
                                                           --------        --------        --------
Net (loss) income.....................................     $ (5,925)       $ 10,087        $  4,162
                                                           ========        ========        ========
  Other data:
  EBITDA(i)...........................................     $ (1,956)                       $ 16,836
  EBITDA margin(j)....................................        (1.1%)                           9.6%
  Depreciation and amortization(k)....................     $  1,588                        $  1,588

       See Notes to Unaudited Pro Forma Consolidated Statement of Income.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

(a) The pro forma adjustments do not reflect a deduction for the deferred financing costs of $3,292,000 written-off in connection with the offering of the Notes. Such amount, described in Note (d) to the Unaudited Pro Forma Consolidated Balance Sheet, represents an item which Holdings anticipates will be recorded in the consolidated statement of income for the period in which the offering of the Notes occurred.

(b) Reflects the elimination of severance payments incurred in connection with the Recapitalization.

(c) The net adjustment to general and administrative expenses consists of the following (in thousands):

Salary and other benefits provided to former majority
  shareholder no longer being paid..........................  $(606)
Consulting fee to be paid to former majority shareholder....    100
Management fee to be charged to the Company by BTCP and
  OTPPB for services which will include those which were
  previously provided by the former majority shareholder....    250
Amounts reflected in historical financial statements for
  phantom stock plan which terminated concurrent with the
  Recapitalization..........................................   (511)
                                                              -----
Net reduction in general, and administrative expenses.......  $(767)
                                                              =====

(d) Reflects the elimination of compensation charges recorded in the historical financial statements triggered as a result of the Recapitalization, comprised of (i) $13,368,000 of management bonuses paid at the Recapitalization Date, (ii) $4,221,000 of increases to phantom stock provisions, (iii) $66,000 of estimated compensation charges remaining to be paid related to (i) above, and (iv) $269,000 of estimated payroll taxes related to all of the above.

(e) Reflects $9,300,000 of the interest on the Notes at an interest rate of 11.625% per annum and the elimination of interest recorded in the historical financial statements attributable to the Bridge Facility of $976,000. A 0.5% increase or decrease in the assumed weighted average interest rate on the Notes would change pro forma interest expense by $400,000 for the year ended December 31, 1997.

(f) Reflects the amortization of deferred financing costs associated with the Notes and the elimination of amortization recorded in the historical financial statements attributable to deferred financing costs associated with the Bridge Facility.

(g) Reflects certain non-recurring fees and expenses incurred by Holdings in connection with the Recapitalization.

(h) Reflects the adjustment to the pro forma income tax provision to arrive at the amount that would have been provided had the Company been a C corporation, rather than an S corporation, for income tax purposes, applied to pro forma income before provision for income taxes at an assumed tax rate of 37%.

(i) EBITDA represents earnings before interest expense, other income (expense), income taxes, depreciation and amortization. EBITDA data is included because management understands that such information is considered by certain investors as an additional basis on which to evaluate the Company's ability to pay interest, repay debt and make capital expenditures. EBITDA does not reflect deductions for interest, other expense, income taxes, depreciation and amortization, each of which can significantly affect the Company's results of operations and liquidity and should be considered in evaluating the Company's financial performance. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, measures of operating performance as determined in accordance with generally accepted accounting principles. See "Description of the Notes" for the definition of "Consolidated EBITDA" under the Indenture.

(j) Represents EBITDA as a percentage of revenues.

(k) Excludes amortization of deferred financing costs.

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following tables present selected financial data for each of the years in the five-year period ended December 31, 1997. The historical financial data for the years ended December 31, 1995, 1996 and 1997 are derived from and should be read in conjunction with the audited financial statements of Holdings and the related notes thereto included elsewhere in this Prospectus. The selected financial data for the years ended December 31, 1993 and 1994 are derived from audited financial statements of Holdings that are not included in this Prospectus.

     The unaudited pro forma consolidated income statement data for the year ended December 31, 1997 assumes that the Recapitalization and the offering of the Notes occurred on January 1, 1997. The unaudited pro forma consolidated balance sheet data as of December 31, 1997, gives effect to the offering of the Notes as if it had occurred on December 31, 1997. The unaudited pro forma consolidated financial data do not purport to represent what Holdings' or the Company's financial condition or results of operations would actually have been had the Recapitalization and the offering of the Notes in fact occurred on the assumed date nor do they project Holdings' and/or the Company's financial condition or results of operation for any future period or date.

     The financial data set forth below should be read in conjunction with the historical financial statements and the related notes thereto, "Unaudited Pro Forma Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all included elsewhere in this Prospectus.

                                                                               YEAR ENDED DECEMBER 31,
                                                            --------------------------------------------------------------
                                                                                                                    PRO
                                                                                                                   FORMA
                                                             1993       1994       1995       1996       1997       1997
                                                            -------   --------   --------   --------   --------   --------
                                                                                (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues..................................................  $78,414   $103,758   $116,268   $135,716   $175,297   $175,297
Cost of Revenues
  Rebates, postage and freight............................   52,895     70,747     80,635     84,191    105,212    105,212
  Processing and servicing................................   16,682     20,346     24,920     31,393     40,447     40,447
                                                            -------   --------   --------   --------   --------   --------
Gross profit..............................................    8,837     12,665     10,713     20,132     29,638     29,638
Selling expenses..........................................    3,244      2,927      3,493      4,610      5,504      5,403
General and administrative expenses.......................    5,079      6,127      5,949      7,140      9,754      8,987
Compensation charges attributable to Recapitalization.....       --         --         --         --     17,924         --
                                                            -------   --------   --------   --------   --------   --------
Operating income (loss)...................................      514      3,611      1,271      8,382     (3,544)    15,248
Interest expense..........................................      243        163        252         91        981      9,305
Amortization of deferred financing costs..................       --         --         --         --         48        375
Interest income...........................................        6         28         10        201      1,038      1,038
Transaction costs attributable to Recapitalization........       --         --         --         --      1,967         --
Other income (expense)....................................        2         30       (15)       (60)         --         --
                                                            -------   --------   --------   --------   --------   --------
Income (loss) before income taxes.........................      279      3,506      1,014      8,432     (5,502)     6,606
Provision for income taxes................................       --         --         --         --        423      2,444
                                                            -------   --------   --------   --------   --------   --------
Net income (loss).........................................  $   279   $  3,506   $  1,014   $  8,432   $ (5,925)  $  4,162
                                                            =======   ========   ========   ========   ========   ========
UNAUDITED PRO FORMA INCOME TAX DATA:
  Income (loss) before income taxes.......................  $   279   $  3,506   $  1,014   $  8,432   $ (5,502)  $  6,606
  Provision (benefit) for income taxes(a).................      103      1,297        375      3,120     (1,308)     2,444
                                                            -------   --------   --------   --------   --------   --------
  Pro forma net income (loss).............................  $   176   $  2,209   $    639   $  5,312   $ (4,194)  $  4,162
                                                            =======   ========   ========   ========   ========   ========

                                                                               YEAR ENDED DECEMBER 31,
                                                            --------------------------------------------------------------
                                                                                                                    PRO
                                                                                                                   FORMA
                                                             1993       1994       1995       1996       1997       1997
                                                            -------   --------   --------   --------   --------   --------
                                                                                (DOLLARS IN THOUSANDS)
OTHER FINANCIAL DATA:
EBITDA(b).................................................  $ 1,476   $  4,561   $  2,238   $  9,578   $ (1,956)  $ 16,836(d)
EBITDA margin(c)..........................................      1.9%       4.4%       1.9%       7.1%      (1.1%)      9.6%
Capital expenditures......................................  $ 1,084   $  1,142   $  1,061   $  1,739   $  3,330   $  3,330
Depreciation and amortization(e)..........................      962        950        967      1,196      1,588      1,588
Cash interest expense(f)..................................      243        163        252         91        981      9,305
Ratio of EBITDA to cash interest expense(g)...............                                                            1.8x
Ratio of EBITDA minus capital expenditures to cash
  interest expense(g).....................................                                                            1.5x
Ratio of earnings to fixed charges(h).....................     1.6x       9.4x       2.5x      13.1x         --       1.6x

                                                                                                       AS OF DECEMBER 31,
                                                                                                              1997
                                                                                                       -------------------
                                                                                                                    PRO
                                                                                                       HISTORICAL  FORMA
                                                                                                       --------   --------
BALANCE SHEET DATA:
Cash and cash equivalents...........................................................................    $17,940    $14,940
Working capital.....................................................................................     11,136      9,354
Total assets........................................................................................     41,742     39,251
Total debt..........................................................................................     80,000     80,000
Stockholders' deficit...............................................................................    (57,677)   (59,751)

     NOTES TO SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

(a) Reflects the pro forma income tax provision that would have been provided had the Company been a C corporation, rather than an S corporation, for income tax purposes.

(b) EBITDA represents earnings before interest expense, other income(expense), income taxes, depreciation and amortization. EBITDA data is included because management understands that such information is considered by certain investors as an additional basis on which to evaluate the Company's ability to pay interest, repay debt and make capital expenditures. EBITDA does not reflect deductions for interest, other expense, income taxes, depreciation and amortization, each of which can significantly affect the Company's results of operations and liquidity and should be considered in evaluating the Company's financial performance. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, measures of operating performance determined in accordance with generally accepted accounting principles. See "Description of the Notes" for the definition of "Consolidated EBITDA" under the Indenture.

(c) EBITDA margin represents EBITDA as a percentage of revenues.

(d) Pro Forma EBITDA represents historical EBITDA, as described in Note (b) above, adjusted for (i) salary and other benefits provided to the former majority shareholder no longer being paid, (ii) consulting fees to be paid to the former majority shareholder (as described in "Certain Transactions"),
    (iii) management fees to be charged to Holdings by BTCP and OTPPB (as described in "Certain Transactions"), (iv) amounts reflected in historical financial statements for a phantom stock plan which terminated concurrent with the Recapitalization (the "Phantom Stock Expenses"), (v) severance payments incurred in connection with the Recapitalization and (vi) compensation charges attributable to the Recapitalization as follows (in thousands):

EBITDA......................................................  $(1,956)
Salary and other benefits provided to former majority
  shareholder no longer being paid..........................      606
Consulting fee to be paid to former majority shareholder....     (100)
Management fee to be charged to the Company by BTCP and
  OTPPB for services which will include those which were
  previously provided by the former majority shareholder....     (250)
Phantom Stock Expenses......................................      511
Severance payments incurred in connection with the
  Recapitalization..........................................      101
Compensation charges attributable to the Recapitalization...   17,924
                                                              -------
Pro forma EBITDA............................................  $16,836
                                                              =======

(e) Excludes amortization of deferred financing costs.

(f) Cash interest expense excludes amortization of deferred financing costs.

(g) For the year ended December 31, 1997, these ratios are not meaningful because EBITDA was negative for such period. For prior periods these ratios are not presented because of the Company's relatively low amount of indebtedness.

(h) The ratio of earnings to fixed charges has been calculated by dividing income before income taxes and fixed charges by fixed charges. Fixed charges for this purpose include interest expense, amortization of deferred financing costs and one third of operating lease payments (the portion deemed to be representative of the interest factor). For the year ended December 31, 1997, earnings were inadequate to cover fixed charges by $5,502,000. This shortfall was attributable to the expenses incurred in connection with the Recapitalization, including compensation charges of $17,924,000 for bonuses and phantom stock payments and transaction fees and expenses of $1,967,000.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following information should be read in conjunction with the "Selected Historical and Pro Forma Consolidated Financial Data" and the historical and pro forma consolidated financial statements and the related notes thereto included elsewhere in this Prospectus. The following discussion and analysis of the financial condition and results of operations covers periods before completion of the Recapitalization and the offering of the Old Notes. As a result of the Recapitalization and the offering of the Old Notes, the Company has entered into new financing arrangements and has a different capital structure. Accordingly, the results of operations for periods subsequent to the Recapitalization and the offering of the Old Notes will not be comparable to prior periods. See "Prospectus Summary -- The Recapitalization" and "Unaudited Pro Forma Consolidated Financial Data."

OVERVIEW

     The Company derives its revenues principally from three sources: service fees, rebate billings and postage and freight billings. Service fees are billed to clients primarily for (i) order processing (including the handling of mail, telephone calls, facsimiles and e-mail received from consumers), (ii) fulfillment (including the delivery of product premiums and samples as well as rebate checks to consumers), (iii) data gathering, analysis and reporting and
(iv) related customer service (including receiving and responding to consumer inquiries). As described below, the Company bills clients for the face amount of rebate checks issued by the Company under certain rebate programs and for postage and/or freight related to fulfillment of rebate checks and shipments of merchandise under premium and product sampling programs.

     In connection with approximately 40% of the aggregate dollar amount of checks issued under rebate programs for which the Company has provided CIP services, the Company has entered into contractual arrangements with its clients providing that the Company would fund from the Company's own working capital the payment of rebates offered by the clients. In such cases, the face amount of the rebate checks issued to consumers is then billed to the Company's clients and recognized as revenue by the Company. As is typical in the industry, a portion of checks issued to consumers are not cashed, and, under the contractual arrangements with clients, the Company retains the amount of the uncleared checks, which the industry refers to as slippage. In those situations where the Company has not been asked to use its working capital to fund rebate programs, the Company's revenues will be significantly lower because it will collect only service fees and charges for postage, and the Company will not retain slippage. In such circumstances, the Company generally quotes higher service fees for client-funded rebate programs in order to offset the lack of slippage to be retained by the Company. Thus, a change in the mix of rebate programs from Company-funded to client-funded should not have a material impact on the Company's reported gross profit unless there also occurs a substantial change in the overall volume of rebate programs handled by the Company for its clients.

     The Company recognizes as revenue the amount billed to clients for shipping merchandise premiums and samples and for mailing rebate checks. Such billings are generally based upon standard rates which approximate those that would be charged to such clients by the USPS or other delivery services. The Company realizes a margin on postage and freight revenues because it pays lower rates to the delivery services reflecting (i) discounts available to the Company for performing various sorting and other tasks and (ii) the high-volume of mail and other shipments sent by the Company for all its clients in the aggregate.

     Although the Company is not subject to seasonality, the Company's quarterly revenues and profitability can be impacted by the timing of its clients' programs, the availability of client-provided merchandise to fulfill consumer requests or clients' decisions not to repeat specific marketing programs. Program timing can affect quarterly revenues and profitability because most of the marketing programs that the Company supports are short in duration. The Company's activity level on a particular marketing program is often concentrated around the consumers' final response date under the program, so that the Company's revenues from a high-volume program may be concentrated in one or two quarters. In addition, with premium programs, the volume of consumer requests can be difficult to predict. To the extent clients have underestimated the consumer response to their programs and have not provided the Company with sufficient quantities of merchandise, the Company may not be able to fulfill all consumer requests in a timely manner. Consequently, the Company may be delayed in performing a portion of its services and recognizing the related revenue. In such situations, however, the Company often handles increased consumer inquiry calls to the Company's call centers and may mail delay card and order acknowledgment correspondence to consumers. For providing these extra services, the Company will derive additional revenue and gross profit from service fees.

     The marketing programs undertaken by the Company's clients can vary significantly in timing, size and type, resulting in variations in requirements for labor, facilities and equipment. The Company seeks flexibility in the way that it obtains these resources and attempts to increase the variable proportion of its cost structure. The Company's operations are very labor intensive, with labor costs representing approximately 66% of processing and servicing costs and 82% of selling, general and administrative expenses for the year ended December 31, 1997. The Company's use of a flexible labor force, including part time and variable employees and independent contractors, makes its processing and servicing expense structure more variable. See "Business -- Employees."

     The Company also strives to achieve flexibility in its commitments for facilities and equipment. A premium program that involves receiving, storing and shipping a large number of merchandise items or items of large size requires more warehouse space, packaging equipment and sophisticated inventory management systems than a rebate program that involves mailing rebate checks. The Company has limited owned real property and attempts to utilize operating leases for facilities wherever possible. The Company also generally seeks to lease technology-related equipment under operating leases with flexible options in order to be able to eliminate or substitute equipment to reduce lease costs commensurate with needs or to allow the Company to upgrade or change equipment.

     To improve pricing for its services, the Company began an effort in 1995 to identify and evaluate the tasks involved in delivering each of its services, and the related costs incurred for each task, so as to develop a refined process model that would capture all tasks and costs. This effort led to improved cost information for various processing steps and, in addition, identified tasks and services for which the Company had not previously been billing its clients. The revenue and gross profit impact from improved costing and additional service billings began to be realized in 1996. The Company has also instituted a number of programs, including its People Recognizing Opportunities for Increased Total Services ("PROFITS") program, an incentive program for the Company's employees targeted at identifying new or improved methods of processing consumer interactions that lower costs, bill for all services rendered and improve consumer and client service.

RESULTS OF OPERATIONS

  The Year Ended December 31, 1997 Compared with the Year Ended December 31,
1996

     Revenues. Revenues for the year ended December 31, 1997 increased by $39.6 million or 29.2% to $175.3 million from $135.7 million for the year ended December 31, 1996. The increase in revenues was comprised of (i) an increase in service fees of $15.8 million, (ii) an increase in postage and freight revenues ("PFR") of $8.0 million and (iii) an increase in rebate revenues of $15.8 million. Service fees increased due primarily to (x) an increase in complex premium programs serviced by the Company that required multiple handling steps and related customer service (primarily handling consumer inquiries) activity and (y) new pricing initiatives implemented by the Company in 1996 to better capture costs and previously unbilled services. A portion of the increase in PFR and service fees was related to a high-volume premium program run for a single client that resulted in a $14.4 million increase in revenue derived from that client. Though that client conducted similar programs during 1996 and 1997, because the 1996 program ended later in the year and consumer response to the 1996 program was higher than forecasted, resulting in merchandise stock-outs, revenues for the 1996 program were skewed towards the fourth quarter of 1996 and into the first quarter of 1997. The rebate revenue increase for the 1997 period was largely attributable to the addition of several new rebate clients that conducted high dollar value rebate programs in 1997.

     Although revenues for the year ended December 31, 1997 increased compared with revenues for the prior year, revenues for the fourth quarter of 1997 were lower than revenues for the same quarter in 1996. Also, the Company expects that revenues for the first quarter of 1998 will be down significantly from revenues for the first quarter of 1997. The year-on-year declines in quarterly revenues resulted because declines in quarterly revenues from the client with the two major programs referred to in the previous paragraph are expected to more than offset increases in quarterly revenues from other clients. The quarterly declines for that client resulted because (i) the 1996 program was significantly larger than the 1997 program and (ii) the 1996 program revenues were concentrated in the fourth quarter of 1996 and the first quarter of 1997 whereas the 1997 program revenues were concentrated in the third and fourth quarters of 1997.

     Gross Profit. The Company's gross profit increased to $29.6 million or 16.9% of revenues for the year ended December 31, 1997. Gross profit for the year ended December 31, 1996 was $20.1 million or 14.8% of revenues. The gross profit increase of $9.5 million is primarily the result of higher revenue, the continuation of billing practices better reflecting costs and previously unbilled services and an increased level of service fees from complex programs. Such service revenues generally achieve higher gross profit percentages. The Company also benefitted from higher margins on PFR realized as a result of the increased volumes and an increase in the discount that the Company receives from the USPS which became effective in August 1996. The Company also realized benefits from its PROFITS incentive program.

     Although gross profit was up significantly for the year ended December 31, 1997 when compared with gross profit for the prior year, gross profit for the fourth quarter of 1997 declined significantly from the level for the same period in the prior year. Fourth quarter gross profit declined by a greater percentage than revenues because increases in processing and servicing costs, principally related to expanded computer hardware capacity, more than offset the declines in variable costs that came with lower volumes. The Company also expects gross profit to decline significantly in the first quarter of 1998 when compared with the gross profit in the comparable period in 1997.

     Operating Income. For the year ended December 31, 1997, the Company reported an operating loss of $3.5 million because of compensation charges of $17.9 million for bonuses and phantom stock expenses paid in connection with the Recapitalization. Excluding the effect of such nonrecurring charges, the Company would have reported operating income of $14.4 million or 8.2% of revenues, compared with $8.4 million, or 6.2% of revenues, in the prior year. Operating income, excluding the effect of the nonrecurring charges, increased because the increase in gross profit was only partly offset by increases in selling, general and administrative expenses. Selling expenses increased by $0.8 million in part due to commissions on higher revenues and in part due to higher payroll costs. General and administrative expenses, excluding such nonrecurring charges, increased $2.7 million because of increases in contractual and discretionary bonuses, phantom stock arrangements and profit-sharing, which reflect the Company's improved operating performance.

     Although operating income, excluding the effect of the nonrecurring charges, would have been up significantly for the year ended December 31, 1997, in the fourth quarter of 1997, operating income declined significantly from the fourth quarter of 1996. Fourth quarter operating income, excluding such nonrecurring charges, declined by a greater percentage than revenues because the decline in gross profit was only slightly offset by a decline in selling, general and administrative expenses. Selling, general and administrative expenses showed a smaller decline because they are relatively fixed in nature. The Company also expects operating income to decline significantly in the first quarter of 1998 compared with the operating income in the comparable period in 1997.

     Interest Expense and Interest Income. For the years ended December 31, 1997 and 1996, cash interest expense was $1.0 million and $0.1 million, respectively, while interest income was $1.0 million and $0.2 million, respectively. The growth in interest income from 1996 to 1997 reflects an increase in the level of investable funds retained by the Company after making tax distributions to its shareholders. See "-- Liquidity and Capital Resources." The higher level of interest expense in 1997 reflects the incurrence of the indebtedness under the Bridge Facility in connection with the Recapitalization. Following the Recapitalization, the Company is substantially leveraged. On a pro forma basis, cash interest expense and amortization of deferred financing costs for the year ended December 31, 1997 would have been $9.3 million and $0.4 million, respectively, giving effect to the Recapitalization and the offering of the Notes as of January 1, 1997. See "Unaudited Pro Forma Consolidated Financial Data." In addition to cash interest expenses incurred on the Bridge Facility and the Notes, in the first quarter of 1998 interest expense will include a nonrecurring charge of approximately $3.3 million for the write-off of deferred financing costs incurred in connection with the Bridge Facility. In part because of such nonrecurring charge, the Company expects to report a net loss for the first quarter of 1998.

  The Year Ended December 31, 1996 Compared with the Year ended December 31,
1995

     Revenues. Revenues for the year ended December 31, 1996 increased by $19.4 million or 16.7% to $135.7 million from $116.3 million for the year ended December 31, 1995. The increase in revenues resulted from (i) an increase in service fees of $14.3 million and (ii) an increase in PFR of $9.8 million offset by (iii) a decrease in rebate revenues of $4.6 million. Service fees increased primarily due to (x) an increase in complex premium programs serviced, including an increase in related customer service activity, and (y) new pricing initiatives implemented during 1996. Much of the increase in service fees and PFR related to a high-volume program undertaken by a single client that commenced in 1996, and revenues from that client increased the Company's revenues by $26.2 million during 1996. The decline in rebate revenue was driven by a decline in the number of rebate checks issued. The decrease in the number of rebate checks issued reflects a shift by traditional rebating clients away from simple rebate programs toward other types of promotion programs.

     Gross Profit. The Company's gross profit increased to $20.1 million, or 14.8% of revenues for the year ended December 31, 1996. Gross profit for the year ended December 31, 1995 was $10.7 million or 9.2% of revenues. The growth in gross profit of $9.4 million, or 87.9%, is the result of (i) the higher level of revenues, (ii) the implementation of billing practices better reflecting costs and previously unbilled services, (iii) an increased volume of higher margin premium programs, (iv) improved margins on postage and freight and (v) the elimination of dual computer processing systems costs upon completion of the implementation of the PAL system. Margins on postage and freight improved as a result of the increased volumes and an increase in the discount that the Company received from the USPS which became effective in August 1996.

     Operating Income. Operating income for the year ended December 31, 1996 increased by $7.1 million from $1.3 million in the comparable period in the prior year, to $8.4 million. As a percentage of revenues, operating income was 6.2% for the year ended December 31, 1996 compared with 1.1% for the same period in 1995. The increase in operating income resulted because the increase in gross profit was only partly offset by increases in selling, general and administrative expenses. Selling expenses increased by $1.1 million, reflecting restructuring and growth in the Company's sales support functions as well as commissions on higher revenues. General and administrative expenses increased $1.2 million, as increases in provisions for bonuses, phantom stock arrangements and the distribution of profit sharing aggregating $2.4 million more than offset the benefit from a reduction in PAL development costs of $1.2 million.

     Interest Expense and Interest Income. For the years ended December 31, 1996 and 1995, interest expense was $0.1 million and $0.3 million, respectively, while interest income was $0.2 million and less than $0.1 million, respectively. The growth in interest income from 1995 to 1996 reflects a generally higher level of funds available for investment that resulted from the Company's growth in profitability and funds provided from client advance payments and consumer remittances. In 1995, the Company incurred $0.3 million of interest expense as a result of borrowings under the Company's working capital line which were repaid in full during the second quarter of 1996.

INCOME TAXES

     Prior to the Recapitalization, Holdings was an S corporation for income tax purposes. As an S corporation, Holdings was only liable for U.S. federal income taxes under certain circumstances and liable for state income taxes in certain jurisdictions; all other domestic income taxes were the responsibility of Holdings' stockholders. Concurrently with the Recapitalization, Holdings became a taxable C corporation. The pro forma net income information in the historical audited financial statements included elsewhere in this Prospectus reflects the application of corporate income taxes to the Company's taxable income at an assumed combined federal and state tax rate of 37% as if the termination of Holdings' status as an S corporation had occurred as of the beginning of each period presented. Any tax benefits resulting from bonus payments and phantom stock payments made to certain members of management of the Company in connection with the

Recapitalization were realized during the period ending on the day immediately prior to the Recapitalization Date when the Company was an S corporation. Accordingly, any such tax benefits were realized by the Selling Stockholders and will not reduce any future tax liability of the Company as a C corporation.

     The conversion from an S corporation to a C corporation resulted in the Company recording, in the fourth quarter of 1997, a net deferred tax liability and a corresponding one-time charge to earnings of approximately $0.9 million. This amount represents management's estimate of differences in the bases of assets and liabilities for tax and financial reporting purposes.

LIQUIDITY AND CAPITAL RESOURCES

     On November 25, 1997 the Company completed the Recapitalization. See "Prospectus Summary -- The Recapitalization." As result of the Recapitalization, the Company's total indebtedness has increased substantially. See "Risk
Factors -- Leverage and Liquidity." At December 31, 1997, the Company had a stockholders' deficit of $57.7 million, indebtedness of $80.0 million and net working capital of $11.1 million.

     The Company has historically financed its operations and capital expenditures principally through the retention of cash flow from operations after payment of distributions to shareholders primarily to permit them to meet tax obligations. For the years ended December 31, 1996 and 1995, the Company's operations generated cash flows of $25.3 million and $2.8 million, respectively. For the year ended December 31, 1997, the Company used $7.5 million to fund operations. The cash usage was attributable to the expenses incurred in connection with the Recapitalization, including compensation charges of $17.9 million for bonuses and phantom stock payments and transaction fees and expenses of $2.0 million. Excluding the effect of such nonrecurring charges, the Company generated operating cash flow of $11.2 million. The Company's future cash flow from operations will continue to be reduced by (i) income taxes that the Company will be required to pay as a C corporation and (ii) interest that will be incurred on outstanding indebtedness, including the Notes. Distributions to shareholders in the years ended December 31, 1997, 1996 and 1995 were $13.9 million (including $7.3 million distributed immediately prior to the Recapitalization), $0.7 million and $2.4 million, respectively.

     The Company historically maintained a working capital facility collateralized by accounts receivable and other assets. This line of credit has not been utilized since mid-1996 and net repayments/(borrowings) under this facility for the years ended December 31, 1996 and 1995 were $2.5 million and ($0.6) million, respectively, and the highest balance outstanding was $5.2 million on August 4, 1995. The working capital facility was terminated in connection with the Recapitalization. The Company has also financed the acquisition of facilities and technology-related equipment through operating leases with third parties.

     Capital expenditures for the years ended December 31, 1997, 1996 and 1995 were $3.3 million, $1.7 million and $1.1 million, respectively. Capital expenditures principally relate to purchases of leasehold improvements and warehousing and packaging equipment related to fulfillment services provided by the Company. The Company's capital expenditure budget for 1998 totals $2.6 million. This budget may be increased by the Company during 1998 based upon the Company's results of operations during the year. The Company recently signed an operating lease for a new call center facility in Oklahoma. To support the Oklahoma call center, the Company has committed or expects to commit to purchase various equipment and leasehold improvements aggregating $0.5 million. The Company has also committed to acquire a telephone switch for the Oklahoma call center with a cost of $0.6 million. Furthermore, the Company has committed to acquire additional IVR equipment and computer hardware equipment with an aggregate cost of $5.9 million. The Company intends to finance such telephone switch and equipment through operating leases.

     Given that the majority of the Company's system initiatives were commenced in recent years, the Company does not believe that it will be subject to any significant costs to modify or replace existing software or hardware to address Year 2000 issues.

     Following December 31, 2001, the Company is obligated to make additional payments to the Selling Stockholders, subject to the Company achieving certain performance targets set forth in the Recapitalization Agreement. See "The Recapitalization" and "Certain Transactions -- Additional Payments Related to the Recapitalization." Under separate agreements with Jay F. Ecklund and with each of the Management

Stockholders, under certain circumstances described in such agreements, Holdings has an obligation to repurchase shares of Common Stock owned by Mr. Ecklund or such Management Stockholder. See "Principal Stockholders -- Put Rights of Jay F. Ecklund" and "-- Repurchase Agreements with Respect to Employee Stock."

     The New Credit Facility, which provides for borrowings of up to $10.0 million based on a borrowing base formula equal to 85% of Eligible Receivables (as defined in the New Credit Facility) has a final maturity date of March 31, 2001. The New Credit Facility does not have any commitment reductions scheduled before maturity. The Company expects that the interest rate will be based on the London interbank offered rate. See "Description of New Credit Facility." The Notes bear interest at the rate per annum set forth on the cover page of this Prospectus, payable semiannually, and will not require any principal repayments until maturity.

     In compliance with certain state laws, the Company obtains performance bonds in connection with sweepstakes programs it manages on behalf of clients. The Company is indemnified by its clients for any obligations on those performance bonds, and the cost to the Company of obtaining the performance bonds plus a markup is billed to the clients.

     The Company will rely mainly on internally generated funds, and to the extent necessary, borrowings under the New Credit Facility, to meet its liquidity needs. The Company also expects to utilize operating leases to finance its needs for facilities and certain equipment.

     The Company's ability to pay principal and interest on the Notes and to satisfy its other debt obligations will depend upon its future operating performance, which performance will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the control of the Company. The Company's ability to pay principal and interest on the Notes and to satisfy its other debt obligations will also depend upon the future availability of revolving credit borrowings under the New Credit Facility or any successor facility. Such availability is or may depend on, among other things, the Company meeting certain specified borrowing base prerequisites. See "Description of New Credit Facility." The Company expects that, based on current and expected levels of operations, its operating cash flow, together with borrowings under the New Credit Facility, should be sufficient to meet its operating expenses, to make necessary capital expenditures and to service its debt requirements as they become due. If the Company is unable to service its indebtedness, it will be forced to take actions such as reducing or delaying acquisitions and/or capital expenditures, selling assets, restructuring or refinancing its indebtedness (which could include the Notes), or seeking additional equity capital. There is no assurance that any of these remedies can be effected on satisfactory terms, if at all.

INFLATION

     The Company believes that inflation has not had a material impact on its results of operations for the periods and years reported. As a result of its cost based services pricing and the short-term nature of client contracts, the Company does not anticipate that inflation will have a negative impact on its operations in the future, other than the impact that inflation may have on the economy as a whole.

                                    BUSINESS

GENERAL

     Young America is a leading provider of a wide range of CIP services to large consumer product and consumer service companies. The Company's more than 200 clients include such well-known companies as PepsiCo, Inc., Anheuser-Busch Companies, Inc., General Mills, Inc., R.J. Reynolds Tobacco Company, Eastman Kodak Company and Hewlett-Packard Co. The Company's CIP services provide a link between its clients and their customers for numerous types of marketing programs, including rebate programs, purchase reward or premium programs, sweepstakes, product sampling programs and warranty registration programs. The Company provides a variety of services involved in executing these marketing programs, including (i) order processing (including the handling of mail, telephone calls, facsimiles and e-mail received from consumers), (ii) fulfillment (including the delivery of product premiums and samples as well as rebate checks to consumers), (iii) data gathering, analysis and reporting and
(iv) related customer service (including receiving and responding to consumer inquiries).

     CIP services are an important part of the targeted marketing strategies pursued by consumer-oriented companies that seek to improve their marketing efforts by identifying and focusing on their most valuable existing and potential customers. These consumer marketing companies are increasingly utilizing targeted marketing strategies as opposed to "mass marketing" approaches such as general market advertising and free-standing insert coupons. In recent years, the Company has identified a trend among its clients toward the targeted marketing approach, including an increase in the use of consumer promotion programs such as premium programs and product sampling programs as a key element of its clients' marketing strategies. Because the Company believes that its clients have found these programs to be both effective and efficient, the Company believes that these trends will continue.

     The Company has also observed a trend among its clients toward more complex marketing programs. Consumer-oriented companies have sought to differentiate themselves from their competitors by offering more sophisticated marketing programs, often emphasizing consumer loyalty and repeat purchases, that appeal to their targeted customers. These complex marketing programs frequently involve increased consumer interactions that either allow or are designed to provide consumer-oriented companies with an opportunity to gather information about their customers. Management believes that spending on CIP services in support of these more complex marketing programs has outpaced and will continue to outpace the growth of services for simpler marketing programs such as traditional rebate, premium and sweepstakes programs. Accordingly, over the past three years the Company has enhanced its capabilities to become a provider not only of narrowly focused promotion fulfillment services for those simpler marketing programs but also of integrated, custom-designed CIP services for large complex marketing programs. Its breadth of services and ability to integrate such services to support complex marketing programs have distinguished the Company from the majority of its competitors, most of which offer a narrower range of services and serve a smaller number of clients. Management believes that the Company's broad service offering, together with its sophisticated information systems and quality control processes, has enabled it to become a leading provider of business-to-consumer CIP services.

     In each of the last three years, the Company managed over 4,000 marketing programs, with between 1,500 and 2,000 programs processed out at any point in time. As of December 31, 1997, the Company was processing approximately 1,550 client marketing programs. In each of the last three years, the Company distributed over 60 million items to its clients' customers. Items distributed by the Company have ranged from rebate checks to sales literature to large and small items of merchandise as premiums and product samples.

     Young America was incorporated in Minnesota in 1997 as a subsidiary of Holdings, a Minnesota corporation founded in 1972. The Company's principal office is located at 717 Faxon Road, Young America, Minnesota 55397 and its telephone number is (612) 467-1100.

COMPETITIVE STRENGTHS

     The Company attributes its current market position and its existing opportunities for continued growth and profitability to the following competitive strengths:

  Breadth of Integrated Services

     Young America is a leading provider of a broad range of integrated CIP services to large consumer product and consumer service companies. Young America's basic services include (i) order processing (including the handling of mail, telephone calls, facsimiles and e-mail received from consumers), (ii) fulfillment (including the delivery of product premiums and samples as well as rebate checks to consumers), (iii) data gathering, analysis and reporting and
(iv) related customer service (including receiving consumer inquiries and providing follow-up services). In comparison, most of the Company's competitors offer a narrower range of services to a smaller client base. The Company's ability to integrate a broad range of services allows it to work with its clients to custom design efficient processing solutions for all types of marketing programs, especially complex marketing programs that involve a large number of consumer interactions.

  Ability to Process High-Volume and Complex Marketing Programs

     The Company has demonstrated the expertise necessary to manage complex and high-volume marketing programs by executing programs such as "Pepsi Stuff(R)", "Camel Cash(R)", "Bud Gear(R)" and General Mills, Inc.'s "Box Tops for Education(R)". Complex marketing programs can involve integrating dozens of custom-designed process steps and coordinating interactive communications with a client's customers. High-volume programs can involve processing several million orders and sending out several million items to consumers in a very short period of time while simultaneously processing the Company's 1,500 to 2,000 other current programs in a timely, courteous and efficient manner. Management believes that the Company has earned a reputation for being able to manage high-volume and complex marketing programs with a high quality of service and that the Company's reputation contributes to its recurring revenue base and its ability to attract new clients.

  Strong, Established Client Relationships

     The Company has successfully attracted and built strong relationships with a large number of major consumer-oriented companies in the United States. Young America is currently well-positioned in the packaged goods industry and has expanded its client base in faster-growing industries such as high-technology consumer products. Of the Company's 25 largest clients in 1997, 12 have been clients for more than eight years.

     The vast majority of marketing programs undertaken by the Company for its clients involve direct interaction with consumers which are the clients' customers. In these interactions, the Company acts on behalf of its clients and, for that reason, it is critical to the Company's clients that the various services involved in administering their marketing programs be performed consistently, accurately, courteously and in a timely manner. The Company believes that these measures of quality are often key determinants when a consumer-oriented company awards the administration of its marketing programs. The Company seeks to achieve a high level of quality service through careful analysis and design of the steps involved in delivering the services required and by the stringent process controls it builds into the processing plan for each marketing program it undertakes. Management believes that the Company has strengthened its relationships with its clients by involving them in this process design.

  Sophisticated Information Systems

     In 1996, the Company completed its conversion to a new proprietary software system known as PAL. Utilizing PAL, the Company has been able to process a greater number and variety of complex marketing programs than was possible with the system that PAL replaced. The PAL system increases operational efficiencies and enhances the Company's ability to process more complex marketing programs by providing the Company with the ability to track orders through each step of the order-handling process and to accurately invoice its clients for services provided by the Company. In addition, with PAL the Company (i) can give a consumer the precise status of any order from the day such order was received until the day the promotion item is shipped, (ii) has the ability to provide real-time information on the status of a program, allowing the Company's clients to track and judge the effectiveness of on-going promotion programs and (iii) has the ability to acquire, store and quickly retrieve information about consumers and their individual buying habits. The Company has used PAL to develop a proprietary database of approximately 60 million unduplicated consumer households.

     The PAL system cost approximately $9.0 million to develop and install (including hardware acquisition and software development) and required more than four years to be fully implemented. PAL was designed as an open system and its capacity can be easily increased to meet the Company's future needs by adding additional hardware support. Management believes that no comparable program is used by any of its competitors and that no similar integrated system can be easily developed or purchased in the marketplace. Management believes that a competitor would require a substantial commitment of time and capital to replicate the capabilities of the PAL system.

  Experienced Management Team

     The Company's senior management team has been assembled and developed since the arrival in July 1993 of its current President and Chief Executive Officer, Charles D. Weil. Prior to 1993, Mr. Weil was President and Chief Operating Officer of ConAgra Frozen Foods. Mr. Weil has 25 years of experience in the consumer packaged goods industry with ConAgra and other companies such as General Mills Inc. and Nestle USA Inc. One of Mr. Weil's priorities since joining the Company has been to attract and retain clients who require CIP services to support high-volume and/or complex marketing programs on a recurring basis. In order to aid him in the execution of this strategy, Mr. Weil has recruited a team of experienced executives from outside the industry in which the Company competes, each of whom brings to the Company not only functional skills but also fresh insights that assist Mr. Weil in executing his strategic vision for the Company. Industries from which the Company's current executives have been drawn include retailing, distribution, direct marketing and teleservices.

BUSINESS STRATEGY

  Focus on Clients with Large Revenue Potential

     Since 1993, the Company has focused its strategic plan on attracting and retaining clients who require CIP services to support high-volume and/or complex marketing programs on a recurring basis and with which the Company can develop a strategic relationship. Management believes that high-volume and/or complex marketing programs by their scope and nature allow for higher revenues and improved profit margins. Beginning in 1995, the Company began seeking operational efficiencies by reducing the number of simple, low-volume marketing programs for which it would compete. At the same time, the Company upgraded its technology and operational systems in order to better focus on the needs of clients with large revenue potential for the Company. As a result, the Company has increased the average revenue per client from approximately $307,000 in 1994 to approximately $746,000 in 1997. The Company intends to continue to concentrate on clients that require more complex and/or higher volume marketing programs.

     Management believes that the Company's ability to provide CIP services for high-volume and/or complex marketing programs has been a significant factor in its ability to attract large new clients, both from within industries that have traditionally used the Company's services and from industries that have not traditionally used the Company's services such as computer hardware, computer software, consumer services, telecommunications and energy. Recent client additions include 3Com Corporation, Iomega Corporation, Sprint Corporation, BellSouth Corporation, Mobil Corporation and CUC International Inc. (now known as Cendant Corporation). Management believes that there are opportunities to market the Company's services in additional industries such as tourism, financial services and pharmaceuticals.

Custom Design Services

     When the Company evaluates a potential new client program, it performs a comprehensive review of all steps that it believes are necessary for the successful implementation of the program. The Company reviews these steps with the potential client, and presents each step in the context of the advantages of adding each such step. The client then determines whether to pursue each proposed step. Only after such determination by the client does the Company complete the process design, cost each step of the process and price its services for a particular marketing program. Finally, the client determines whether the value of each step is worth the incremental cost.

     The Company's ability to custom design and implement processes to fit the specific requirements of a client's program constitutes a competitive advantage. Management believes that this ability enables the Company to maintain mid-to-premium margin levels while achieving high customer loyalty. Other benefits derived from the Company's ability to custom design services include
(i) more efficient planning and invoicing of services rendered by the Company and (ii) greater ability to reliably estimate the profitability of each marketing program serviced.

  Anticipate Clients' Evolving Needs

     The Company strives to anticipate the needs of its clients and develop new or enhanced services to meet those needs as they arise rather than merely reacting to requests from its clients. In recent years, the Company, in anticipation of client needs, upgraded its information processing capabilities by developing PAL and broadened its ability to process orders from mail only to other forms of consumer interactions such as facsimile, telephone (including live operator and IVR), Internet and electronic data transmission. Management believes that the Company's experience in managing a wide variety of marketing programs for a broad range of major, consumer-oriented companies gives it a competitive advantage in anticipating its clients' needs for new and enhanced CIP services. Examples of areas in which the Company is upgrading its services in anticipation of client needs include (i) enhanced Internet and IVR consumer interaction capabilities, (ii) full-service credit card payment processing for marketing programs involving payments by consumers and (iii) improved information processing and consumer data reporting capabilities. The Company plans to continue to enhance its operational capabilities, including its sophisticated computer systems, so that it can meet the demand for increasingly complex CIP services.

  Continue Operational Improvements

     The Company continually evaluates and refines its process flows to meet evolving client needs, to enhance client satisfaction and to reduce costs. During 1996, the Company implemented over 200 process improvements, including instituting a master schedule for operations, expanding mail sorting capabilities and automating various data-entry functions in order to further reduce processing costs. Management estimates that process improvements implemented in 1996, many of which are expected to provide on-going benefits, resulted in incremental revenue increases and cost savings for the Company aggregating approximately $2.4 million in 1997. Management believes such continual process improvements also help the Company to further distinguish itself from its competitors by enabling it to offer a range of services and a level of professionalism not widely available within the industry.

  Pursue Selective Acquisitions in Related Businesses

     The Company intends to pursue selective acquisitions that offer a strong strategic fit with its existing core competencies and/or allow it to develop or strengthen partnerships with select clients. The Company's acquisition interests could include, among others, companies that specialize in literature fulfillment, Internet order processing or collateral material fulfillment.

MARKETING PROGRAMS SUPPORTED

     The Company provides its CIP services in connection with various marketing programs being conducted by its clients. Such marketing programs include the following:

     Premium Programs. Premium incentive promotions generally allow consumers to exchange proofs of purchase for gift items or premiums offered by the Company's clients in an effort to promote increased sales of their products. Premium programs range from small short-term promotions involving only a small number of consumer purchases and the award of a small gift item such as a t-shirt or a compact disc to large and complex long-term loyalty or continuity programs involving numerous consumer purchases, premium point systems and the award of large gift items such as a mountain bike or a leather jacket. The Company assists its clients in projecting proper inventory levels before a promotion begins by helping its clients forecast redemption rates. The Company's packaging experts recommend packaging materials that are both cost-effective and best suited for the premium items involved in the program, and the Company handles the shipping of such items to consumers.

     Rebate Programs. Rebate offers provide an incentive to consumers to try new or existing products and services as well as creating an opportunity for consumer-oriented companies to gather information about consumers and their behavior and preferences. Young America's rebate processing service lets its clients cost-effectively fulfill rebate requests with laser-printed, customized checks and collect additional consumer and product-choice data. The Company offers a selection of funding options for effective cash management by its clients.

     Sweepstakes Programs. Sweepstakes, games and contests are used to generate high levels of consumer interest in a highlighted product. The Company has been engaged in the administration of sweepstakes for over 17 years. The sweepstakes process is subject to stringent regulatory scrutiny that often necessitates involvement of third parties other than the client sponsoring the sweepstakes. The Company, in addition to receiving and processing entries and shipping out the small number of prizes awarded, provides most of the full range of services needed to manage sweepstakes and gaming programs, including bonding, registration, judging, random drawing, affidavits and tax reporting.

     Product Sampling Programs. Sampling programs offer clients a way to promote both new and established products. Young America manages a variety of sampling programs, including those that involve mailed requests, direct calls or Internet requests from consumers. At its clients' request, the Company can also implement sampling programs by sending products to consumers identified from client-supplied databases. Some clients also use Young America for bulk shipment of sample products to distribution centers or retailers.

     Literature Distribution. Young America provides inventory management and fulfillment of sales literature and information requests from interested consumers and retailers.

     Other Programs. The Company also supports a number of other programs including consumer membership or club programs, warranty registration, inventory management and distribution of in-store promotional materials to retailers, retailer rebate programs, manufacturer sales incentive programs, and administration of gift certificate programs.

SERVICES PROVIDED

     Young America provides an integrated mix of CIP services that can be customized to meet client-specific needs for a wide variety of consumer interaction programs. These services include the following:

     Inbound Order Processing. Young America offers high-quality, flexible processing of orders received from consumers primarily by mail but also via facsimile, via telephone through its call centers (both live operator and IVR) and more recently through its Internet web site and e-mail. The Company has 1,500 post office boxes reserved for handling incoming mail. Orders can vary from mailed-in submissions under premium programs (including submission of proofs of purchase in paper or other form) to simple mailed-in submissions for rebates to telephone requests for literature or product samples. Specific inbound order processing services performed by the Company include: (i) receipt and handling of inbound mail submissions, (ii) checking of received entries and correspondence with consumers to ensure qualification,
(iii) promotion security and fraud detection through address verification, (iv) data entry processing by key entry and high-speed scanning technology, (v) transcription of IVR-captured inbound orders and (vi) processing and accounting of consumer check and/or credit card transactions for marketing programs involving consumer payments.

     Outbound Order Processing (Fulfillment). In each of the last three years, the Company handled over 60 million outbound units per year through its flexible order processing systems and procedures. Outbound units vary from rebate checks to sales literature to small and large items of merchandise representing premiums in promotional programs or product samples. In each of the last three years, the Company issued more than 25 million rebate payments, generating checks utilizing its own internal laser printing capabilities. Merchandise units are processed through various stages of the Company's handling system, including product receiving, warehousing, assembly, repackaging and shipment. Merchandise and paper items are shipped through a U.S. post office located on the Company's premises, as well as through shippers such as United Parcel Service and various freight consolidators for certain larger items.

     Database Development and Management. By using the various stages of its CIP activities to gather, process and analyze information about consumers and their behavior and preferences, Young America assists its clients in developing the databases necessary to build targeted, effective marketing campaigns. Young America helps its clients to monitor promotion activity through standard reports or, in certain cases, by linking directly into Young America's database via personal computer and modem. More detailed, custom analysis of selected response data is also available, including analyses of consumer buying patterns and preferences and marketing program effectiveness. The Company has also developed its own proprietary database of approximately 60 million unduplicated consumer households.

     Customer Service. Customer service is an integral part of any consumer interaction program. The Company's consumer affairs group is dedicated to the professional handling of mail, telephone, facsimile, Internet and e-mail queries of all types. Using its on-line database (maintained through the PAL system), the Company can readily determine the status of any consumer order and respond promptly to any special situations, answer questions about offers, arrange replacement shipments, and identify the status of a consumer's order or submission. The Company has the hardware capacity to receive up to 21 million live calls annually and an additional 75 million calls utilizing the Company's IVR capacity. The Company's use of sophisticated communications technology, integrated with consumer information databases maintained on PAL, enhances the effectiveness of the Company's customer service personnel in handling consumer inquiries and the Company's data-gathering activities. See "-- Technology."

SALES AND MARKETING

     The Company's sales and marketing organization, under its Vice President of Sales and Marketing, currently consists of a marketing coordinator as well as two senior account executives and seven account executives, operating in loosely defined geographic territories. The sales and marketing staff works directly with clients and potential clients as well as maintaining relationships with several promotional agencies.

     The Company believes that its reputation for high-quality execution of its broad range of CIP services, particularly with respect to high-volume and/or, complex marketing programs, enables Young America to obtain new business opportunities through requests for proposals, client referrals and cross-selling to existing clients. In addition, consistent with the Company's business strategies, the sales and marketing group focuses particularly on promoting relationships with existing clients that exhibit large revenue potential from a continued high level of activity, as well as identifying and pursuing new clients either in industries that traditionally have utilized a high-volume of CIP services or that the Company believes represent potential new high-volume users of CIP services on an outsourced basis.

TECHNOLOGY

     Young America strives to incorporate technology and automation into every appropriate aspect of its business.

  Promotion Administration Leader (PAL)

     Young America's PAL software system, which the Company believes is more advanced than any information management system utilized by its competitors, is fully integrated into all stages of the Company's management of a marketing program, including inbound order processing, outbound order processing and customer service. PAL enables the Company to monitor individual order processing and to respond promptly to customer service inquiries. The system also allows the Company and its clients to measure the results of an ongoing promotion program. In addition, the Company's clients, either directly or through the Company's data analysis services, can use the data captured by PAL to refine their databases of consumer information and to enhance future promotional activities. The PAL system provides clients with the ability to acquire, store and quickly retrieve information about individual consumers and their buying habits. The Company has also used PAL to develop its own database of approximately 60 million unduplicated consumer households.

     The PAL system cost approximately $9 million to develop and install (including hardware acquisition and software development) and required more than four years to be fully implemented. PAL utilizes a relational database designed by Progress Software Corporation ("Progress") and is written in Progress' fourth-generation programming language in a UNIX environment. PAL was designed as an open system to be operated within the Company's client/server environment.

     The Company's computer system is supported by four mainframe computers that house the PAL database and direct and control network data flow among the Company's approximately 30 servers and approximately 1,800 personal computers ("PCs"). The Company purchases or leases its mainframes, servers and PCs from major computer manufacturers such as Sequent Computer Systems, Inc., Compaq Computer Corporation and Hewlett-Packard Co.

     PAL was designed to grow and adapt with the Company. New features are continually being written and added to the various existing PAL applications. In addition, PAL's capacity can be easily increased by adding additional hardware support. Data stored by the PAL system is protected by frequent backup to redundant off-site systems maintained by the Company.

  Call Center Technology

     The Company seeks to employ the most current telecommunications technology available. It maintains relationships with the three leading U.S. telecommunications carriers, utilizing advanced toll-free and toll-paid network services such as automatic number identification (ANI), dialed number information service (DNIS), routing control service on-line, next-available agent call processing, network messaging and call prompting and network-based call transferring applications. The Company also employs automatic call distributor (ACD) switches with advanced call routing features and computer telephone integration (CTI) technology. The Company's IVR system uses text-to-speech and voice recognition technology. The Company's dedicated fibre-optic links integrate its telecommunication capabilities into a single company-wide system.

  Scanning Capabilities

     In order to more effectively capture consumer data, the Company has introduced form scanning as part of its data input process. Young America's Intelligent Character Recognition (ICR) system recognizes characters that have been hand-printed by a person using a pen or pencil, thus greatly reducing the manual keying of data. ICR provides a cost-effective, alternative processing option that reduces data input time. The scanning process also allows Young America to retain forms electronically, resulting in less paperwork and easier data retrieval.

INDUSTRY OVERVIEW

     The Company is not aware of any industry service or analyst that tracks the consumer interaction processing industry as such. The Company believes that this may be because the industry is very fragmented and evolving. The Company believes that it may be one of only a few companies that characterize themselves as consumer interaction processors rather than identifying themselves with other industries, such as teleservices or direct marketing, or positioning themselves in a specific segment of the CIP industry, such as promotion fulfillment.

     Although direct industry data is not available, the Company's provision of CIP services can be viewed in the context of overall consumer promotional spending. Levels of spending on consumer promotion activities reflect what the Company believes is a trend among consumer-oriented companies toward increasing the proportion of more targeted marketing activities involving interaction with consumers and reducing the proportion of mass marketing approaches such as general market advertising and free-standing insert coupons.

     According to Promo magazine, expenditures in the United States in 13 categories of consumer promotion reached a total of approximately $71.5 billion in 1996. In measuring the size of the industry, Promo magazine included expenditures for premium incentives, point of purchase displays, advertising specialties (such as logo-identified objects), couponing, specialty printing, promotional licensing, sponsored events, promotional fulfillment, interactive marketing (including toll-free number programs and the Internet), research, promotional agency services, in-store marketing and product sampling. According to Promo magazine, promotional fulfillment spending, the category management believes best represents the Company's business, reached $2.5 billion in 1996, representing an 18.5% increase over the $2.1 billion reported for 1995. Promo magazine reported that two of the features driving the growth in promotional fulfillment spending were increased outsourcing of fulfillment services and increased demand for consumer data collection.

COMPETITION

     The market in which the Company competes is highly competitive and fragmented, including competitors that are small firms offering specific applications, divisions of large entities and large independent firms. The Company competes on the basis of quality of service, ability to execute high-volume and complex programs, price and timeliness of service execution. See "Risk Factors -- Highly Competitive Market."

WORKFORCE

     The Company has a flexible, non-union workforce consisting of full-time employees supplemented by part-time employees and independent contractors. The independent contractors work in their homes checking order submissions and hand-keying data. In 1997, the Company's active workforce varied from approximately 1,500 to approximately 2,000, depending on the volume of processing activity.

     The following table sets forth the average breakdown of the Company's workforce for the twelve-month period ended December 31, 1997:

Full-time fixed employees...................................   12.2%
Full-time variable employees................................   25.6
Part-time permanent employees...............................    4.0
Hourly pool employees.......................................   22.6
Independent contractors.....................................   35.6
                                                              -----
     Total workforce........................................  100.0%

     Full-time fixed employees work full-time, year round. Full-time variable employees work full shifts on an as-needed basis. Part-time permanent employees work partial shifts year round. Hourly pool employees comprise a group of flexible workers who can work on an as-needed basis. Independent contractors work flexible hours on an as-needed basis from their homes. The Company's flexible workforce enables it to maintain a significant proportion of its labor cost as a variable cost while still being able to respond effectively to variations in processing volumes throughout the year.

FACILITIES

     The Company's headquarters and main facility is located in Young America, Minnesota, where it has the capability of performing substantially all types of activities involved in rendering its CIP services.

     The Company's facilities are as follows:

                                                     APPROXIMATE
LOCATION                          FUNCTION          SQUARE FOOTAGE   OWNED/LEASED    LEASE EXPIRATION
--------                          --------          --------------   ------------   ------------------
Young America, MN........  Corporate offices and       161,900        Owned(1)              --
                             warehouse -
                             capabilities include
                             inbound and outbound
                             processing and
                             customer service
Glencoe, MN..............  Warehouse                    97,100         Leased          May 31, 2002
LeCenter, MN.............  Warehouse                    40,000         Leased       November 30, 1998
Belle Plaine, MN.........  Outbound processing and      62,000         Leased              (2)
                             warehouse
Mankato, MN..............  Inbound processing and       54,200         Leased         June 30, 2001
                             customer service
Winthrop, MN.............  Outbound processing          24,000         Leased       December 31, 1998
Chanhassen, MN...........  Information systems           5,000         Leased        January 31, 1999
                             applications
                             development
Albert Lea, MN...........  Inbound processing           11,250         Leased        August 31, 1999
Oklahoma City, OK........  Call center                  25,000         Leased        January 31, 2004

---------------
(1) Owned by Holdings and leased to Young America.

(2) Lease is terminable upon 90-day written notice from either party to the lease.

     The Company believes that its property and equipment are generally well-maintained and in good condition and that it has or can quickly acquire sufficient capacity for its current and projected operational and warehousing needs.

LEGAL PROCEEDINGS

     The Company from time to time is involved in routine litigation incidental to the conduct of its business. The Company believes that no litigation pending against it will have a material adverse effect on its financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The executive officers, directors and certain other key personnel of Young America are as follows:

NAME                               AGE                POSITION(S)
----                               ---                -----------
Charles D. Weil..................  53     President, Chief Executive Officer
                                          and Director
Robert Marakovits................  39     Chairman of the Board of Directors
L. Joseph Kulas..................  50     Vice President of Finance, Chief
                                            Financial Officer, Treasurer and
                                            Secretary
Bruce W. Clark...................  44     Vice President of Operations and
                                            Technology
David Q. Ferguson................  44     Vice President of Sales and Senior
                                            Account Executive
Michael J. Larson................  40     Vice President of Consumer Affairs
Barbara K. Spiess................  49     Vice President of Human Resources
Frederick H. Stinchfield.........  46     Vice President of Sales and Senior
                                            Account Executive
David C. Terry...................  48     Vice President of Sales and
                                          Marketing
Sharon A. Wagner.................  39     Vice President of Account Management
Jay F. Ecklund...................  61     Director
Richard D. Gersten...............  32     Director
J. Mark A. MacDonald.............  42     Director

     CHARLES D. WEIL joined the Company in July 1993 as its President and Chief Operating Officer. Mr. Weil was appointed President and Chief Executive Officer of each of Young America and Holdings following the consummation of the Recapitalization. From 1992 until he joined the Company, Mr. Weil was an independent consultant. From 1991 to 1992 Mr. Weil served as President and Chief Operating Officer of ConAgra Frozen Foods. Prior to that time he held senior management positions with Nestle USA, Inc. and General Mills, Inc. Mr. Weil holds a B.S. degree from Dartmouth College and an M.B.A. from the Amos Tuck School of Business Administration.

     ROBERT MARAKOVITS has been a Managing Director of BTCP since October 1993 and he was a Vice President of BTCP from June 1988 to October 1993. Mr. Marakovits also serves on the boards of directors of Alliance Entertainment Corp., Genesis Teleserv Corporation and National Catalog Corporation.

     L. JOSEPH KULAS joined the Company in August 1996 and is currently Vice President of Finance, Chief Financial Officer, Treasurer and Secretary of each of Young America and Holdings. From 1994 until he joined the Company, Mr. Kulas was Vice President of Finance of Gage Marketing Group and from 1992 to 1994 he was Vice President of Finance of USA Direct, a subsidiary of Fingerhut Companies, Inc. Prior to that time, Mr. Kulas held financial management positions in several companies and was employed in public accounting. Mr. Kulas received a B.S. degree in accounting from the University of North Dakota in 1969 and an M.B.A. from Mankato State University in 1984. Mr. Kulas is a certified public accountant.

     BRUCE W. CLARK joined the Company in October 1994 as its Vice President of Technology. In February 1995 Mr. Clark assumed additional responsibilities and became the Company's Vice President of Operations and Technology. From November 1993 to September 1994, Mr. Clark was a Project Manager for York & Associates, responsible for the systems development project being conducted by York & Associates for the Company. From 1990 to 1993 Mr. Clark was an Information Systems Manager with Alliant Technology Systems. Mr. Clark holds a B.S. degree in computer science from the University of Minnesota.

     DAVID Q. FERGUSON joined the Company in July 1982 as an Account Group Manager and he has been a Vice President of Sales and a Senior Account Executive for the Company since 1988. Mr. Ferguson has a B.A. degree from Dartmouth College.

     MICHAEL J. LARSON joined the Company in March 1996 as its Vice President of Consumer Affairs. From 1994 to 1996 Mr. Larson was Vice President, Direct Response Sales and Service for NordicTrack, Inc.. From 1993 to 1994 he was Vice President, Customer Service of Hanover Direct, Inc., and from 1990 to 1993, he was employed in various officer positions with Express Fulfillment Services, Inc. Mr. Larson holds a B.A. degree in Social Sciences from the University of Northern Iowa.

     BARBARA J. SPIESS joined the Company in March 1993 as its Manager of Training and Development. She was named Vice President of Human Resources in 1997. Prior to joining the Company, Ms. Spiess was an independent consultant specializing in human resources, training and organizational development. She has also worked for May D&F, a division of The May Department Stores Company, where she was Director of Training and Development. Ms. Spiess has a B.A. in Journalism/Communications from Drake University.

     FREDERICK H. STINCHFIELD joined the Company in 1985 as a sales representative and he has been a Vice President of Sales and a Senior Account Executive for the Company since 1988. Mr. Stinchfield has a B.A. degree from the University of Denver.

     DAVID C. TERRY joined the Company in March 1995 as its Vice President of Sales and Marketing. From 1992 to 1995 Mr. Terry was President and Chief Executive Officer of Keystone Corporation. Prior to that time he held various management positions with Business Incentives and Carlson Marketing Group, Inc.. Mr. Terry holds a B.A. degree from Eastern Michigan University.

     SHARON A. WAGNER joined the Company in April 1981. Ms. Wagner has held several managerial positions, including Purchasing and Bidding Manager. She became Director of Account Management in 1992 and was named Vice President of Account Management in 1997.

     JAY F. ECKLUND was Chairman and Chief Executive Officer of the Company from 1975 until the consummation of the Recapitalization. Mr. Ecklund has been a director of Holdings since 1975. Upon the consummation of the Recapitalization, Mr. Ecklund is entitled to continue as a director of Holdings in accordance with the terms of the Stockholders' Agreement. Mr. Ecklund is also a director of Young America.

     RICHARD D. GERSTEN has been a Vice President of BTCP since June 1997 and he was an Associate of BTCP from August 1993 to June 1997. Mr. Gersten received an M.B.A. degree from the Wharton School at the University of Pennsylvania in May 1993. Mr. Gersten also serves on the board of directors of Genesis Teleserv Corporation.

     J. MARK A. MACDONALD has been a Portfolio Manager with the Merchant Banking Group of OTPPB since 1995. From 1991 to 1995, Mr. MacDonald was a partner with Enterprise Management Group/Premier Capital where he provided investment management, corporate development, restructuring and financial and fiscal advisory services to corporate and other clients. Mr. MacDonald also serves on the boards of directors of Sun Media Corporation, Financial Post, MetroNet Communications and Q/Media Services Corporation.

     All of the outstanding capital stock of Young America is owned by Holdings. Accordingly, each director on the board of directors of Young America is nominated and elected by Holdings. Currently Messrs. Marakovits, Gersten, MacDonald, Ecklund and Weil serve as directors of Young America. Young America has an executive committee comprised of Messrs. Marakovits, MacDonald and Weil.

     The members of Holdings' Board of Directors are nominated pursuant to the terms of the Stockholders' Agreement. Under the Stockholders' Agreement BTCP is entitled to designate two directors to the Board of Directors, each of OTPPB and Jay F. Ecklund is entitled to designate one director and Holdings' chief executive officer serves as a director. In addition, BTCP and OTPPB are entitled to designate jointly up to three independent directors to the Board of Directors. Currently Messrs. Marakovits, Gersten, MacDonald, Ecklund and Weil serve as directors of Holdings.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Stockholders' Agreement provides for the creation of a three-person executive committee of Holdings' Board of Directors (the "Executive Committee"). Under the terms of the Stockholders' Agreement, the Executive Committee is to include the Chief Executive Officer of Holdings, one director appointed by BTCP and one director appointed by OTPPB. Currently Messrs. Marakovits, MacDonald and Weil serve on the Executive Committee. In addition, the Board of Directors has a compensation committee (the "Compensation Committee") that determines compensation for executive officers of the Company and that will administer the Company's Employee Stock Option Plan. Currently Messrs. Marakovits, MacDonald and Weil serve on the Compensation Committee. At such time as BTCP and OTPPB take action to nominate and elect one or more independent directors to the Board of Directors, the Board of Directors will create an audit committee (the "Audit Committee") and will appoint one or more independent directors to such Audit Committee. The Audit Committee will review the scope and results of audits and internal accounting controls and all other tasks performed by the independent public accountants of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to the formation of the Compensation Committee in February 1998, the Company did not have a special committee of the Board of Directors to deal with compensation issues. Prior to the Recapitalization, as a member of the Board of Directors, Mr. Ecklund, the former Chief Executive Officer of Holdings, made final determinations with respect to the compensation of executives of the Company.

COMPENSATION OF DIRECTORS

     The Company may compensate directors for services provided in such capacity in addition to reimbursing all out-of-pocket expenses incurred by such directors in connection with travel and other costs associated with attending meetings of the Board and any committees thereof.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation for the year ended December 31, 1997, for the two persons serving as the Company's chief executive officer during such year, the one other executive officer of the Company and the two other most highly compensated employees of the Company (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM COMPENSATION
                                             ANNUAL COMPENSATION     -----------------------
                                            ----------------------    OPTIONS       LTIP          ALL OTHER
NAME AND PRINCIPAL POSITION   FISCAL YEAR    SALARY       BONUS       GRANTED    PAYOUTS(4)    COMPENSATION(5)
---------------------------   -----------   ---------   ----------   ---------   -----------   ---------------
Jay F. Ecklund..............     1997       $546,346            --         --            --        $ 3,123
  Chief Executive Officer(1)(2)
Charles D. Weil.............     1997        264,133    $1,161,000         --    $9,718,082         23,708
  President and Chief
  Executive Officer(1)
L. Joseph Kulas.............     1997        150,000        45,000         --       260,000         22,058
  Vice President of Finance,
  Chief Financial Officer,
  Secretary and Treasurer
Frederick H.
  Stinchfield(2)............     1997        573,389            --         --     2,586,913         15,266
David C. Terry(3)...........     1997        151,000       136,000         --       435,000         22,246

---------------
(1) Mr. Ecklund was the chief executive officer of the Company from 1975 until November 25, 1997. On November 25, 1997, Mr. Weil became chief executive officer of the Company.

(2) Includes director's fees received by Mr. Ecklund prior to the Recapitalization Date and sales commissions earned by Mr. Stinchfield.

(3) The bonus paid to Mr. Terry in 1997 was based upon an annual incentive plan that pays Mr. Terry a percentage of the Company's year-to-year increase in service fee revenues.

(4) LTIP payments include payments under a phantom stock agreement entered into between the Company and Mr. Stinchfield, payments to Messrs. Kulas and Terry made pursuant to the Company's 1997 Management Recognition, Transition and Equity Bonus Plan, a payment to Mr. Terry pursuant to a special bonus based upon the financial performance of the Company during the three-year period ended December 31, 1997 and payments made to Mr. Weil under the Old Employment Agreement (as defined below) including his sale of the Company bonus.

(5) Other compensation includes contributions to defined contribution plans and payments related to taxable insurance benefits.

EMPLOYMENT AGREEMENTS

  Charles D. Weil

     On November 24, 1997, the Company and Charles D. Weil entered into an employment agreement (the "Weil Employment Agreement") pursuant to which Mr. Weil has agreed to serve as the President and Chief Executive Officer of each of Young America and Holdings. The term of the Weil Employment Agreement is initially three years and expires on November 24, 2000, unless terminated earlier in accordance with its terms. The Weil Employment Agreement replaced an earlier agreement between the Company and Mr. Weil (the "Old Employment Agreement"). Base compensation under the Weil Employment Agreement is $300,000 per year and such amount will increase at a minimum of 5% each calendar year beginning January 1, 1999. If the Company terminates Mr. Weil's employment without cause or Mr. Weil terminates his employment for good reason, he is entitled to receive (i) his base salary for an eighteen-month period following the effective date of termination and (ii) a pro-rated portion of his annual incentive bonus under the Company's Annual Management Incentive Plan (as defined below) as of the date of termination.

     During 1997, Mr. Weil participated in a special incentive bonus plan which was based upon the achievement of certain performance targets for that year. Mr. Weil was paid $900,000 with respect to such incentive bonus plan in January 1998 and an additional $261,000 pursuant to such incentive bonus plan in March 1998 following the approval of the annual financial statements of the Company by the Board of Directors. In addition, on January 7, 1998, the Company paid Mr. Weil a bonus of $500,000 in satisfaction of certain obligations of the Company to Mr. Weil under the Old Employment Agreement. For 1998 and all subsequent years under the Weil Employment Agreement, Mr. Weil will participate in the Company's Annual Management Incentive Plan, as such plan may from time to time be amended.

     In connection with the Recapitalization and pursuant to the terms of the Old Employment Agreement, Mr. Weil received a "Sale of the Company" bonus from the Company of $9.2 million. In addition, Mr. Weil may be entitled to receive up to an additional $3.2 million, representing his pro rata portion of post-Recapitalization payments that may be made to the Selling Stockholders and Messrs. Weil, Stinchfield and Ferguson under the terms of the Recapitalization Agreement. See "Certain Transactions -- Additional Payments Related to the Recapitalization."

  L. Joseph Kulas

     The Company is a party to an employment agreement with L. Joseph Kulas (the "Kulas Employment Agreement") pursuant to which Mr. Kulas serves as the Chief Financial Officer of each of Young America and Holdings. The Kulas Employment Agreement expires on August 1, 1998, subject to an automatic twelve-month renewal, if not canceled by either party. Base compensation under the Kulas Employment Agreement is $150,000 per year, subject to reasonable annual increases as determined by the Company. During 1997, Mr. Kulas participated in the Company's management incentive plan for 1997 which was based upon achievement of performance targets for that year. Mr. Kulas also received a signing bonus of $1,000 per month during 1997.

  Change in Control Agreements

     In February 1997, the Company entered into change in control agreements with eight persons currently employed by the Company, including Michael J. Larson, L. Joseph Kulas, Barbara K. Spiess, Sharon A. Wagner, David Q. Ferguson, Robert J. Beaudoin, Frederick J. Stinchfield and Bruce W. Clark (the "Change in Control Agreements"). Each Change in Control Agreement provides that if the applicable employee is terminated by the Company without cause or such employee leaves the employ of the Company for good reason following a Change in Control (as defined in such Change in Control Agreement), the Company will pay to the employee his or her annual base salary and the total commissions earned for the preceding twelve-month period and will continue the employee's benefits for the earlier of twelve months or until the employee obtains full time employment. As of January 29, 1998, the Company had not made any payments under the Change in Control Agreements.

EMPLOYEE STOCK OPTION PLAN

     As of the date of this Prospectus, the Company has made no grants of stock options to any of its directors or employees. However, Holdings expects to adopt an employee stock option plan (the "Employee Stock Option Plan") in the near future that will provide for grants of shares of non-voting Class C Common Stock representing approximately 16% of the fully-diluted Common Stock of Holdings. The administration of the Employee Stock Option Plan, the selection of participants, and the form and the amounts of the grants will be within the sole discretion of the Compensation Committee of the Board of Directors.

ANNUAL MANAGEMENT INCENTIVE PLAN

     The Company plans to implement annual bonus plans (such annual plans referred to collectively as the "Annual Management Incentive Plans") for certain employees (including Messrs. Weil, Kulas and Terry) pursuant to which eligible members of management will each be entitled to receive predetermined percentages of their base salaries if the Company's EBITDA exceeds certain targets. The terms of the Annual Management Incentive Plan utilized during any year and the eligible employees under each plan are within the sole discretion of the Compensation Committee of the Board of Directors.

EMPLOYEE 401(K)/PROFIT-SHARING PLAN

     The Company has historically offered its employees participation in a qualified 401(k)/profit-sharing plan. The Company intends to continue to offer a plan under which eligible employees (as defined in the plan document) will be entitled to share in a bonus pool (with each eligible employee sharing in the pool pro-rata based upon such employee's base salary) if the Company's EBITDA exceeds a predetermined target level.

1997 MANAGEMENT RECOGNITION, TRANSITION AND EQUITY BONUS PLAN

     On November 25, 1997, Holdings adopted the 1997 Management Recognition, Transition and Equity Bonus Plan for officers and certain key management employees, pursuant to which Holdings paid one-time cash bonuses totaling $2.7 million to certain officers and employees of the Company. A portion of the proceeds of such bonuses was used to purchase Class A Common Stock in connection with the Recapitalization.

PHANTOM STOCK AGREEMENTS

     In December 1991, the Company granted certain rights to each of Frederick
H. Stinchfield and David Q. Ferguson under phantom stock agreements entered into with such employees of the Company. Such phantom stock agreements provided for the Company to make payments based on the increase in book value or, in the case of a sale of the Company, the value paid in such transaction. In connection with the Recapitalization, Messrs. Stinchfield and Ferguson received payments in respect of their rights under the phantom stock agreements of $2.4 million and $2.2 million, respectively. In addition, Messrs. Stinchfield and Ferguson may be entitled to receive additional payments of up to $499,000 and $446,000, respectively, representing their pro rata portion of post-Recapitalization payments that may be made to the Selling Stockholders and Messrs. Weil, Stinchfield and Ferguson under the terms of the Recapitalization Agreement. See "Certain Transactions -- Additional Payments Related to the Recapitalization."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     All of the outstanding capital stock of Young America is owned by Holdings. The following table sets forth certain information regarding the beneficial ownership of the capital stock of Holdings by (i) each person known by Holdings to own beneficially more than 5% of the outstanding shares of any class of its voting capital stock, (ii) each person who is a director of Holdings or Young America, (iii) each Named Executive Officer and (iv) all directors and executive officers of Holdings or Young America as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                                                                    PERCENTAGE OF
                                                        NUMBER OF SHARES OF      OWNERSHIP OF CLASS A
                  NAME AND ADDRESS                    CLASS A COMMON STOCK(1)        COMMON STOCK
                  ----------------                    -----------------------    --------------------
BT Capital Partners, Inc.(2)........................          1,029,445(3)               58.9%
Ontario Teachers' Pension Plan Board(2).............            396,710(4)               30.0
Jay F. Ecklund(2)...................................            134,400                  10.3
Robert Marakovits(2)(5).............................          1,029,445(3)               58.9
Richard D. Gersten(2)(5)............................          1,029,445(3)               58.9
J. Mark A. MacDonald(2)(6)..........................            396,710(4)               30.0
Charles D. Weil(2)..................................            156,221                  12.0
L. Joseph Kulas(2)..................................              2,757                     *
Frederick H. Stinchfield(2).........................              4,595                     *
David C. Terry(2)...................................              3,217                     *
All directors and executive officers as a
  group(5)(6) (6 persons)...........................          1,713,561(3)(4)            62.9
* Denotes less than 1%

---------------
(1) The amounts and percentages of capital stock beneficially owned are reported on the basis of regulations of the Commission governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

(2) The address of BTCP, Mr. Marakovits and Mr. Gersten is 130 Liberty Street, New York, New York 10006; the address of OTPPB and Mr. MacDonald is 5650 Yonge Street, North York, Ontario Canada M2M 4H5; the address of Messrs. Weil, Kulas, Stinchfield and Terry is 717 Faxon Road, Young America, Minnesota 55397 and the address of Jay F. Ecklund is Pier 66 Resort & Marina, 2301 Southeast 17th Street, Ft. Lauderdale, Florida 33316.

(3) Includes 442,884 shares of Class B Common Stock that are convertible into Class A Common Stock. The Class B Common Stock generally is not entitled to vote, however, as described below, upon the occurrence of certain events, the Class B Common Stock will (except as otherwise required by applicable law) be entitled to vote with the Class A Common Stock, voting together as a single class, on all matters to be voted on by Holdings' shareholders.

(4) Includes 18,437 shares of Class C Common Stock that are convertible into Class A Common Stock. If OTPPB were to convert all 172,727 of the shares of Class C Common Stock its holds into shares of Class A Common Stock, it would hold approximately 37.3% of the outstanding voting capital stock of Holdings.

    However, OTPPB has advised Holdings that OTPPB is prohibited by law from owning more than 30.0% of the outstanding voting capital stock of any company.

(5) Mr. Marakovits is a Managing Director of BTCP and Mr. Gersten is a Vice President of BTCP. Mr. Marakovits and Mr. Gersten disclaim any beneficial ownership of the shares of Holdings held by BTCP.

(6) Mr. MacDonald is a Portfolio Manager of OTPPB. Mr. MacDonald disclaims any beneficial ownership of the shares of Holdings held by OTPPB.

DESCRIPTION OF CAPITAL STOCK; SBIC RESTRICTIONS ON BTCP

     Young America's capital stock consists of 1,000 shares of common stock, all of which have been issued and are outstanding and are held of record by Holdings. Holdings' Common Stock consists of three classes, Class A Common Stock, Class B Common Stock and Class C Common Stock. Except as set forth below, the rights of the three classes of Common Stock are the same. Under most circumstances, only the Class A Common Stock has voting rights, however, (i) the affirmative vote of a majority of the total number of shares of Class B Common Stock voting at a meeting at which a quorum is present, voting separately as a class, is required for the issuance or sale of additional shares of Class B Common Stock, the reclassification, cancellation or retirement of the Class B Common Stock or any amendment, waiver or corporate transaction that adversely affects the Class B Common Stock and (ii) the affirmative vote of a majority of the total number of shares of Class C Common Stock voting at a meeting at which a quorum is present, voting separately as a class, is required for the issuance or sale of additional shares of Class C Common Stock, the reclassification, cancellation or retirement of the Class C Common Stock or any amendment, waiver or corporate transaction that adversely affects the Class C Common Stock. Regulated Holders (as defined in Holdings' Articles of Incorporation) who hold shares of Class A Common Stock may convert such shares into shares of Class B or Class C Common Stock at any time. Regulated Holders who hold shares of Class B Common Stock or Class C Common Stock may convert such shares into shares of Class A Common Stock at any time such conversion is permitted under law.

     As a licensed small business investment company (an "SBIC"), BTCP is subject to certain restrictions imposed upon SBICs by the regulations established and enforced by the United States Small Business Administration. Among these restrictions are certain limitations on the extent to which an SBIC may exercise control over companies in which it invests. As a result of these restrictions, unless certain events occur, BTCP may not own or control a majority of the outstanding voting stock of Holdings or designate 50% or more of the members of the Board of Directors. Accordingly, while BTCP owns a majority of the Common Stock of Holdings, BTCP owns less than a majority of Holdings' Voting Stock. Each share of Class B Common Stock (all of which is held by BTCP) will be entitled to vote, at the option of BTCP, with the Class A Common Stock, voting together as a single class, on all matters to be voted on by Holdings' shareholders (except as otherwise required by applicable law) following the occurrence of any of the following events: (i) Charles D. Weil shall cease to be employed by the Company for any reason; (ii) Holdings shall not have completed a public offering of its Common Stock meeting certain requirements by the fifth anniversary of the Recapitalization Date; (iii) the Company or the Selling Stockholders shall default on any of the material terms of the Recapitalization;
(iv) any representation or warranty made by Holdings or the Selling Stockholders with respect to the Recapitalization shall prove to have been materially false;
(v) an Approved Sale (as defined below) has been proposed to the Board of Directors and such sale is not approved, for whatever reason, by the Board of Directors within three days of such proposal; or (vi) other circumstances that reasonably threaten the investment of BTCP or its assignees.

STOCKHOLDERS' AGREEMENT

     In connection with consummation of the Recapitalization, Holdings, BTCP, OTPPB, Jay F. Ecklund and the Management Stockholders (collectively, the "Stockholders") entered into a stockholders' agreement (the "Stockholders' Agreement"). The Stockholders' Agreement contains certain restrictions with respect to the transferability of Holdings' capital stock and contains a grant by Holdings to the Stockholders of preemptive rights to subscribe for future issuances of its capital stock and securities convertible or exercisable for capital stock, subject to certain exceptions. The Stockholders' Agreement also includes provisions regarding designation of members of the Board of Directors and other voting arrangements. The Stockholders' Agreement will terminate upon the earlier of the completion of an Approved Sale or a public offering of Holdings' Common Stock meeting certain requirements.

     The Stockholders' Agreement provides that Holdings' Board of Directors will consist of at least five but no more than eight directors. Under the Stockholders' Agreement, BTCP will be entitled to appoint two directors, each of OTPPB and Jay F. Ecklund will be entitled to appoint one director and Holdings' Chief Executive Officer of Holdings' will serve as one director. Directors appointed by any party pursuant to the Stockholders' Agreement may also be removed by such party with or without cause. In addition, BTCP and OTPPB will be entitled to designate jointly up to three independent directors. The Stockholders' Agreement provides for the creation of a three-person executive committee of the Board of Directors which will include the Chief Executive Officer of Holdings, one director appointed by BTCP and one director appointed by OTPPB. The Stockholders' Agreement also provides that all committees of the Board of Directors will include at least one director appointed by BTCP and at least one director appointed by OTPPB.

     The Stockholders' Agreement provides that certain corporate actions of Holdings or any subsidiary of Holdings will require the affirmative vote of a majority of the shares currently held by OTPPB. These actions (with certain limited exceptions) include (i) mergers, consolidations or recapitalizations,
(ii) public offerings or issuances of capital stock, (iii) repurchases of and dividends on capital stock, (iv) acquisitions, sales or investments in any person in excess of $10 million, (v) any dissolution or liquidation, (vi) amendments to or restatements of the Articles of Incorporation or By-laws of Holdings, (vii) incurrences of indebtedness or liens in excess of $10 million in the aggregate or modifications of the terms of any existing indebtedness, (viii) capital expenditures in excess of $10 million in any one year, (ix) transactions with affiliates other than at arms-length and (x) any change in the primary business of the Company. Consistent with BTCP's majority ownership interest in the Company, the Stockholders' Agreement provides that each of the above corporate actions will require the affirmative vote of a majority of the shares currently held by BTCP; provided, however, that with respect to such actions, there is no minimum amount that must be met to trigger the requirement for such consent. In addition, Holdings is required to obtain the affirmative vote of a majority of the shares currently held by BTCP to revise or amend any employment contract with senior management or to amend, modify or supplement the Employee Stock Option Plan.

     The Stockholders' Agreement provides for certain restrictions on the sale by the Stockholders of their equity interests in Holdings. Unless a transfer is to Holdings or an affiliate of the Stockholder, no Stockholder may transfer his or its capital stock of Holdings without the prior permission of BTCP. In addition, with respect to any permitted transfer (other than a transfer to an affiliate) by any particular Stockholder under the Stockholders' Agreement, each other Stockholder will be permitted to transfer to the proposed transferee his or its pro rata share of such securities at the price and on the other terms of the proposed transfer.

     The Stockholders' Agreement provides that, subject to certain limitations, if at any time BTCP approves the sale of all of the capital stock of Holdings or the sale of all or substantially all of the assets of Holdings (each an "Approved Sale"), then each other Stockholder shall agree to and comply with the terms of such sale.

REPURCHASE AGREEMENTS WITH RESPECT TO EMPLOYEE STOCK

     Each of the Management Stockholders acquired the shares of Class A Common Stock held by such Management Stockholder (with respect to each Management Stockholder, the "Employee Stock") pursuant to a Stock Subscription and Repurchase Agreement (collectively, the "Employee Stock Agreements") between such Management Stockholder and Holdings simultaneous with and as part of the Recapitalization. Each of the Employee Stock Agreements provides that upon the occurrence of certain events including the death, retirement, permanent disability, resignation for good reason (such as retirement) or termination without cause of the Management Stockholder, such Management Stockholder (or his successors) will have the right (within a specified period of time) to cause Holdings to repurchase his Employee Stock. In each instance where a Management Stockholder has the right to cause Holdings to repurchase his Employee Stock,

Holdings has a corresponding right to cause the relevant Management Stockholder to sell his Employee Stock to Holdings. In addition, Holdings has the right to cause a Management Stockholder to sell his Employee Stock to Holdings upon such Management Stockholder's termination for cause.

     The repurchase price to be paid by Holdings for any Employee Stock repurchased pursuant to the Employee Stock Agreements will in most situations be the fair market value for such shares (to be determined by the Board of Directors if Holdings' shares are not then traded publicly, provided that a Management Stockholder may request an appraisal of the repurchased shares if such Management Stockholder disagrees with the valuation placed on such shares by the Board of Directors). Certain Employee Stock Agreements require the Management Stockholder to enter into a non-competition agreement with Holdings or receive the lesser of the fair market value or the original purchase price for the Employee Stock to be repurchased. The Employee Stock Agreement with Mr. Weil provides that if Mr. Weil is terminated for cause, Holdings may repurchase his Employee Stock at the lesser of its fair market value or the original purchase price for such shares.

PUT RIGHTS OF JAY F. ECKLUND

     Pursuant to the terms of a put option agreement (the "Put Agreement") dated November 25, 1997 between the Company and Mr. Ecklund, Mr. Ecklund has the right, at any time after the fifth anniversary of the date of the Put Agreement, to cause Holdings to redeem all or any portion of Mr. Ecklund's shares in Holdings. The price at which such shares may be sold and purchased shall be the fair market value thereof, determined either by agreement or by an appraisal. Holdings is not obligated to redeem Mr. Ecklund's shares if Holdings is then in default of a payment obligation under any of Holding's indebtedness for borrowed money or if such redemption would result in a default under any such indebtedness.

REGISTRATION RIGHTS AGREEMENT

     In connection with the Recapitalization, Holdings, BTCP, OTPPB and Mr. Ecklund entered into an equity registration rights agreement (the "Equity Registration Rights Agreement"). The Equity Registration Rights Agreement grants the Stockholders party thereto demand and incidental registration rights with respect to shares of capital stock held by them, which rights will be exercisable at any time after an initial public offering of Holdings' common stock. In addition, BTCP may cause Holdings to conduct an initial public offering at any time. OTPPB may cause Holdings to conduct an initial public offering at any time following the sixth anniversary of the Recapitalization. The Equity Registration Rights Agreement contains customary terms and provisions with respect to the registration rights contained therein.

                              CERTAIN TRANSACTIONS

OFFERING OF THE OLD NOTES

     Subject to the terms and conditions set forth in the Purchase Agreement dated as of February 18, 1998 among Young America, Holdings and the Initial Purchaser, the Company sold the Old Notes to the Initial Purchaser who resold the Old Notes to qualified institutional investors in reliance on Rule 144A under the Securities Act. In connection with the sale of the Old Notes to the Initial Purchaser, the Company granted the Initial Purchaser a discount on the purchase price of the Old Notes in the amount of $2.4 million. The Company has agreed to indemnify BTAB against certain liabilities, including liabilities under the Securities Act, and to contribute to payments which BTAB might be required to make in respect thereof.

BRIDGE FACILITY

     In connection with the Recapitalization, Holdings entered into a Senior Credit Agreement with Bankers Trust Company, as agent ("BTCo"), and Bankers Trust New York Corporation, as initial lender ("BTNY"), to provide the Bridge Facility. BTCo and BTNY are affiliates of BTCP. BTNY subsequently assigned a portion of the indebtedness under the Bridge Facility to other institutional investors. For arranging and providing the Bridge Facility, BTCo and BTNY received fees aggregating approximately $2.4 million. Portions of the fees were paid by BTNY to the other institutional investors to which the indebtedness was assigned. BTNY received a proportionate share of amounts loaned by Young America to Holdings that were applied to the repayment of the Bridge Facility based on the portion of the Bridge Facility which BTNY held as of consummation of the offering of the Old Notes.

ADDITIONAL PAYMENTS RELATED TO THE RECAPITALIZATION

     Pursuant to the terms of the Recapitalization Agreement, Holdings expects to make an additional payment of approximately $700,000 to the Selling Shareholders and certain employees of the Company during the second quarter of 1998. Such payment will be based upon the final determination of total stockholders equity (as defined) of Holdings as of October 31, 1997 and Holdings' profits or losses (as defined) for the period ended on the Recapitalization Date. Also in connection with the Recapitalization, Holdings is obligated to make additional payments to its former majority shareholders subject to Holdings achieving certain targets defined in the Recapitalization Agreement. To the extent Cumulative Excess Free Cash Flow (as defined in the Recapitalization Agreement) of the Company for the four-year period ending December 31, 2001 exceeds $93.0 million, Holdings is required to make an additional purchase price payment equal to 20% of such excess, subject to a maximum amount payable of $15.0 million. Under separate agreements with Mr. Weil, Mr. Stinchfield, Mr. Ferguson and the Selling Stockholders, a portion of this additional purchase price payment will be payable to such individuals. Such payments will vary depending on the amount of any indemnification claims against any escrow account established by the Company for the benefit of new investors and depending on the Cumulative Excess free Cash Flow of the Company for the four-year period ending December 31, 2001 (or an earlier date in the case of a sale of the Company). Any payments made to management will result in compensation charges to the Company in the period the amount becomes determinable.

MANAGEMENT AGREEMENT AND TRANSACTION EXPENSES

     In connection with the Recapitalization, Holdings, BTCP and OTPPB entered into a management agreement (the "Management Agreement") relating to certain services to be provided to the Company in the future by BTCP and OTPPB. Under the Management Agreement, BTCP and OTPPB will provide the Company with, among other services, financial and strategic planning and management consulting services throughout the term of the Stockholders' Agreement. In consideration for the services provided to the Company under the Management Agreement, Holdings will pay annual fees of $187,500 and $62,500 to BTCP and OTPPB, respectively. Also in connection with the Recapitalization, the Company paid BTCP and OTPPB one-time transaction fees of $1,125,000 and $375,000, respectively, and reimbursed or paid expenses (including legal, consulting and accounting fees and expenses) of BTCP and OTPPB of approximately $1,000,000 and $50,000, respectively, incurred by such entities in connection with the Recapitalization.

NON-COMPETITION AGREEMENT WITH SELLING STOCKHOLDERS

     In connection with the Recapitalization, on November 21, 1997, the Company entered into a non-competition agreement (the "Non-Competition Agreement") with the Selling Stockholders. The Non-Competition Agreement provides for customary restrictions on the Selling Stockholders competing against the Company or disclosing confidential information with respect to the Company's business for a period of five-years following the Recapitalization Agreement. In addition, the Non-Competition Agreement provides that the Company will pay Mr. Ecklund a consulting fee of $100,000 for providing consulting services to the Company for the period ending on the first anniversary of the Non-Competition Agreement.

OTHER TRANSACTIONS

     The Company is a party to a Release and Indemnity Agreement (the "Release Agreement") with the following former directors of Holdings: Thomas O. Moe, Albert O. Foster, Jerome J. Jenko and R. Gary St. Marie. Pursuant to the Release Agreement, Holdings released and agreed to indemnify the enumerated directors from claims arising from their past actions as directors of Holdings. Holdings' Articles of Incorporation release its current directors from liability incurred for breaches of fiduciary duties, subject to certain exceptions.

     Holdings is a party to a Put Option Agreement with Jay F. Ecklund, a director of Holdings. See "Principal Stockholders -- Put Rights of Jay F. Ecklund."

     Holdings has authorized and approved a stock option plan for key employees of the Company. See "Management -- Employee Stock Option Plan."

                       DESCRIPTION OF NEW CREDIT FACILITY

     The Company has entered into a revolving credit facility (the "New Credit Facility") with Norwest Bank Minnesota, N.A. ("Norwest"). The description below of the New Credit Facility is subject to, and qualified in its entirety by reference to, the definitive documentation for the New Credit Facility.

     Structure. The New Credit Facility, entered into by Young America, provides, subject to certain terms and conditions, for a $10.0 million revolving credit facility. A sublimit of $1.0 million is available for letters of credit. Borrowings are available under the New Credit Facility based on a borrowing base formula equal to 85% of Eligible Receivables (as defined in the New Credit Facility). The New Credit Facility a final scheduled maturity date of March 31, 2001 and does not require scheduled interim reductions or repayments. Young America is permitted to make optional prepayments and commitment reductions pursuant to the terms of the New Credit Facility.

     Security. The New Credit Facility is secured by a first priority security interest in the accounts receivable and related general intangibles of Young America.

     Interest and Fees. Borrowings under the New Credit Facility will accrue interest, at the option of Young America, at either Norwest's base rate or at an interest rate equal to the London interbank rate for Eurodollar deposits for one, two or three month interest periods plus 2.50%. Norwest will also receive an unused line fee of 3/8 of 1% per annum on the undrawn amount of the New Credit Facility.

     Covenants. The New Credit Facility requires Young America to maintain a minimum interest coverage ratio (as defined in the New Credit Facility) and a minimum current ratio (as so defined). In addition, the New Credit Facility contains other covenants that, among other things, restrict acquisitions, investments, dividends, liens and other indebtedness (including capital leases), management fees, dispositions of assets, change of voting control and guarantees.

     Cross Default. The New Credit Facility contains customary events of default, including cross default with the Notes.

                            DESCRIPTION OF THE NOTES

     The Old Notes were and the New Notes will be issued under an indenture (the "Indenture"), dated as of February 23, 1998 by and between the Young America, Holdings and Marine Midland Bank, as Trustee (the "Trustee"). The terms of the New Notes are identical in all respects to the Old Notes, except that the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain provisions providing for the payment of liquidated damages under certain circumstances relating to the Registration Rights Agreement, which provisions will terminate upon the consummation of the Exchange Offer.

     The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this section, references to the "Company" include only the Company and not its Subsidiaries.

     The Old Notes are and the New Notes will be unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Debt of the Company.

     The Old Notes were and the New Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration or transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the Notes (the "Holders"). The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders. Any Notes that remain outstanding after the completion of the Exchange Offer, together with the New Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Notes are limited in aggregate principal amount to $125.0 million, of which $80.0 million in aggregate principal amount were issued in the offering of the Old Notes, and will mature on February 15, 2006. Additional amounts may be issued from time to time, subject to the limitations set forth under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness." Interest on the Notes will accrue at the rate of 11 5/8% per annum and will be payable semiannually in cash on February 15 and August 15 of each year commencing on August 15, 1998, to the persons who are registered Holders at the close of business on the February 1 and August 1 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.

     The Notes are not be entitled to the benefit of any mandatory sinking fund.

REDEMPTION

     Optional Redemption. The Notes are redeemable, at the Company's option, in whole at any time or in part from time to time, on and after February 15, 2002, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on February 15 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

                          YEAR                             PERCENTAGE
                          ----                             ----------
2002.....................................................   105.813%
2003.....................................................   103.875%
2004.....................................................   101.938%
2005 and thereafter......................................   100.000%

     Optional Redemption upon Equity Offerings. At any time, or from time to time, on or prior to February 15, 2001, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price equal to 111.625% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that at least 65% of the principal amount of Notes issued under the Indenture remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Equity Offering, the Company shall make such redemption not more than 120 days after the consummation of any such Equity Offering.

     As used in the preceding paragraph, "Equity Offering" means a public or private offering of Qualified Capital Stock of Holdings or the Company for aggregate net cash proceeds of at least $10.0 million; provided that, in the event of an Equity Offering by Holdings, Holdings contributes to the capital of the Company the portion of the net cash proceeds of such Equity Offering necessary to pay the aggregate redemption price (plus accrued interest to the redemption date) of the Notes to be redeemed pursuant to the preceding paragraph.

SELECTION AND NOTICE OF REDEMPTION

     In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or, if such Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part; provided, further, that if a partial redemption is made with the proceeds of an Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

SUBORDINATION

     The payment of all Obligations on the Notes is subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on Senior Debt. Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of assets of the Company or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Company or its property, whether voluntary or involuntary, all Obligations due or to become due upon all Senior Debt shall first be paid in full in cash or Cash Equivalents, or such payment duly provided for to the satisfaction of the holders of Senior Debt, before any payment or distribution of any kind or character is made on account of any Obligations on the Notes, or for the acquisition of any of the Notes for cash or property or otherwise. If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any Senior Debt, no payment of any kind or character shall be made by or on behalf of the Company or any other Person on its or their behalf with respect to any Obligations on the Notes or to acquire any of the Notes for cash or property or otherwise.

     In addition, if any other event of default occurs and is continuing with respect to any Designated Senior Debt, as such event of default is defined in the instrument creating or evidencing such Designated Senior Debt, permitting the holders of such Designated Senior Debt then outstanding to accelerate the maturity thereof and if the Representative for the respective issue of Designated Senior Debt gives written notice of the event of default to the Trustee (a "Default Notice"), then, unless and until all events of default have been cured or waived or have ceased to exist or the Trustee receives notice from the Representative for the respective issue of Designated Senior Debt terminating the Blockage Period (as defined below), during the 180 days after the delivery of such Default Notice (the "Blockage Period"), neither the Company nor any other Person on its behalf shall (x) make any payment of any kind or character with respect to any Obligations on the Notes or (y) acquire any of the Notes for cash or property or otherwise. Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 180 days from the date the payment on the Notes was due and only one such Blockage Period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Blockage Period with respect to the Designated Senior Debt shall be, or be made, the basis for commencement of a second Blockage Period by the Representative of such Designated Senior Debt whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

     By reason of such subordination, in the event of the insolvency of the Company, creditors of the Company who are not holders of Senior Debt, including the Holders of the Notes, may recover less, ratably, than holders of Senior Debt.

     After giving effect to the offering of the Old Notes and the application of the proceeds therefrom, on a pro forma basis, at December 31, 1997, the aggregate amount of Senior Debt would have been approximately $0.4 million, consisting of obligations under undrawn letters of credit.

GUARANTEE

     Holdings has irrevocably and unconditionally guaranteed (the "Holdings Guarantee"), on a senior subordinated basis, jointly and severally, to each Holder and the Trustee, the full and prompt performance of all obligations of the Company under the Indenture and the Notes, including the payment of principal of and interest on the Notes (all such obligations guaranteed by Holdings being herein called the "Guaranteed Obligations"). The Holdings Guarantee is subordinated to Guarantor Senior Debt on the same basis as the Notes are subordinated to Senior Debt. See also "-- Certain
Covenants -- Additional Guarantees."

     The Holdings Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations,
(b) be binding upon Holdings and its successors, transferees and assigns and (c) inure to the benefit of and be enforceable by the Trustee, the Holders and their successors, transferees and assigns.

CHANGE OF CONTROL

     The Indenture provides that upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

     The Indenture provides that, prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full and terminate all commitments under Indebtedness under the Credit Agreement and all other Senior Debt the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under all Indebtedness under the Credit Agreement and all other such Senior Debt and to repay the Indebtedness owed to each lender which has accepted such offer or (ii) obtain the requisite consents under the Credit Agreement and all other Senior Debt to permit the repurchase of the Notes as provided below. The Company shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase Notes pursuant to the provisions described below. The Company's failure to comply with the covenant described in the immediately preceding sentence shall constitute an Event of Default described in clause (iii) and not in clause (ii) under "Events of Default" below.

     Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

     Restrictions in the Indenture on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

     Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any Subsidiary Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) and Restricted Subsidiaries of the Company may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than (x) 2.0 to 1.0, if the date of such incurrence is on or prior to March 1, 1999, or (y) 2.5 to 1.0, if the date of such incurrence is after March 1, 1999.

     Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly,
(a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Equity Interests (other than Disqualified Capital Stock) of the Company) on or in respect of the Company's Equity Interests to holders of such Equity Interests, (b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company, (c) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes or (d) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (a), (b) (c) and (d) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing or (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant or (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company) shall exceed the sum of: (w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus (x) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Equity Interests (other than Disqualified Capital Stock) of the Company; plus (y) without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company; plus (z) without duplication, the sum of
(1) the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments, (2) the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company) and (3) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary; provided, however, that the sum of clauses (1),
(2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date.

     Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit: (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration; (2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Equity Interests of the Company, either (i) solely in exchange for Equity Interests (other than Disqualified Capital Stock) of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the

Company) of Equity Interests (other than Disqualified Capital Stock) of the Company; (3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes either (i) solely in exchange for Equity Interests (other than Disqualified Capital Stock) of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (A) Equity Interests (other than Disqualified Capital Stock) of the Company or (B) Refinancing Indebtedness; (4) so long as no Default or Event of Default shall have occurred and be continuing, payments by the Company to redeem or repurchase or to enable Holdings to redeem or repurchase Equity Interests of Holdings or the Company, as the case may be, issued to or on behalf of directors, officers and employees of the Company or any of its Subsidiaries pursuant to Company policy with respect to directors, officers and employees of the Company or any of its Subsidiaries who have died or become disabled or whose employment or other relationship with the Company or any of its Subsidiaries has been terminated or pursuant to the terms of employment contracts, other agreements or employee stock option or stock benefit plans of Holdings, the Company or any of its Subsidiaries not to exceed $1.0 million in any fiscal year; provided, however, that if such amount is not used in its entirety within such fiscal year, the unutilized amount may be utilized solely in the next succeeding fiscal year; (5) the making of payments by the Company to Holdings to pay operating and administrative expenses of Holdings, including without limitation, directors' fees and expenses, legal and audit expenses and corporate franchise and other taxes, not to exceed $500,000 in any fiscal year; (6) if no Default or Event of Default shall have occurred and be continuing as a consequence thereof, the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock issued after the Issue Date; provided, however, that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance on a pro forma basis, the Company and its Restricted Subsidiaries would have had a Consolidated Fixed Change Ratio greater than 2.0 to 1.0; (7) payments made or to be made in connection with the Recapitalization or to Holdings to enable Holdings to make such payments; (8) the distribution by the Company of the proceeds of the offering of the Old Notes to Holdings to enable Holdings to repay the Bridge Facility; and (9) payments to Holdings under a tax sharing agreement between Holdings and the Company. In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2)(ii), (3)(ii)(A), (4) and (6) shall be included in such calculation.

     Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officers' certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company's latest available internal quarterly financial statements.

     Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors), (ii) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; provided that the amount of (a) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets, and (b) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days after such Asset Sale (to the extent of the cash received) shall be deemed to be cash for the purposes of this provision; and (iii) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 270 days of receipt thereof either (A) to prepay any Senior Debt or Guarantor Senior Debt and, in the case of any Senior Debt under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility,
(B) to make expenditures for Replacement Assets, or (C) a combination of prepayment and investment permitted by the foregoing clauses (iii)(A) and
(iii)(B). On the 271st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (iii)(A), (iii)(B) and (iii)(C) of the next preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (iii)(A), (iii)(B) and (iii)(C) of the next preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5.0 million, shall be applied as required pursuant to this paragraph). To the extent the aggregate amount of the Notes tendered pursuant to the Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use such deficiency for general corporate purposes. Upon completion of such offer to purchase, the Net Proceeds Offer Amount shall be reset at zero.

     In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "-- Merger, Consolidation and Sale of Assets," the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

     Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (a) pay dividends or make any other distributions on or in respect of its Capital Stock; (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or (c) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law; (2) the Indenture; (3) the Credit Agreement; (4) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company; (5) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (6) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date; (7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired; (8) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Restricted Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary;
(9) secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "Limitation on Incurrence of Additional Indebtedness" and "Limitation on Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness; (10) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business; (11) agreements governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (1) through (10) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses; or (12) agreements governing Indebtedness permitted to be incurred pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions contained in the Credit Agreement as in effect on the Issue Date.

     Limitation on Liens. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless (i) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (ii) in all other cases, the Notes are equally and ratably secured, except for (A) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date; (B) Liens securing Senior Debt and Guarantor Senior Debt; (C) Liens securing the Notes and the Guarantees; (D) Liens in favor of the Company or a Wholly Owned Restricted Subsidiary of the Company on assets of the Company or any Restricted Subsidiary of the Company; (E) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens (A) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and (B) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and (F) Permitted Liens.

     Prohibition on Incurrence of Senior Subordinated Debt. The Company and the Guarantors will not incur or suffer to exist Indebtedness that is senior in right of payment to the Notes or the Guarantees, as the case may be, and subordinate in right of payment by its terms to any other Indebtedness of the Company or such Guarantor, as the case may be.

     Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless: (i) either (1) the Company shall be the surviving or continuing corporation or (2) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction on a pro forma basis and the assumption contemplated by clause (i)(2)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (1) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and (2) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "-- Limitation on Incurrence of Additional Indebtedness" covenant; (iii) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (i)(2)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and (iv) the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

     The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

     Limitations on Transactions with Affiliates. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable to the Company or such Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $1.0 million shall be approved by a majority of the Disinterested Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such majority of Disinterested Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $7.5 million, or more than $1.0 million and the Company does not have any Disinterested Directors, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted

Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

     (b) The restrictions set forth in clause (a) shall not apply to (i) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management; (ii) transactions exclusively between or among the Company and any of its Wholly Owned Restricted Subsidiaries or exclusively between or among such Wholly Owned Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture; (iii) the existence of or performance by the Company or any Restricted Subsidiary under any agreement as in effect as of the Issue Date or any amendment thereto or any replacement agreement therefor or any transaction contemplated thereby (including pursuant to any amendment thereto or any replacement agreement therefor) so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date; (iv) Restricted Payments permitted by the Indenture; (v) payment of customary annual management, consulting and advisory fees and related expenses to the Principals and their Affiliates; (vi) the payment of all fees and expenses related to the Recapitalization; (vii) loans to employees of the Company and its Subsidiaries which are approved by the Board of Directors of the Company in good faith; (viii) the issuance of equity incentives or equity-based incentives (such as stock appreciation rights) or the granting or payment of any other compensation or benefit to employees or officers of the Company or any Subsidiary, provided that none of such employees or officers are Affiliates of any person owning more than 50% of the issued and outstanding capital stock (or rights to acquire capital stock) of Holdings (a "Majority Stockholder") and (ix) employment or consulting agreements or arrangements entered into with Persons who are not Affiliates of any Majority Stockholder.

     Additional Guarantees. If the Company or any of its Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any domestic Restricted Subsidiary that is not a Guarantor, or if the Company or any of its Restricted Subsidiaries shall organize, acquire or otherwise invest in another domestic Restricted Subsidiary in any such case having total book equity value in excess of $1.0 million, then such transferee or acquired or other Restricted Subsidiary shall (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on terms set forth in the Indenture and (ii) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

     Conduct of Business. The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar or reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

     Reports to Holders. The Indenture provides that the Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture further provides that, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company will also comply with the other provisions of TIA sec. 314(a).

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

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default":

          (i) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

          (ii) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

          (iii) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after written notice specifying the default (and demanding that such default be remedied) is delivered to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

          (iv) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $5.0 million or more at any time;

          (v) one or more judgments in an aggregate amount in excess of $5.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

          (vi) certain events of bankruptcy affecting the Company, Holdings or any of its Significant Subsidiaries; or

          (vii) any Guarantee ceases to be in full force and effect or is declared to be null and void and unenforceable or is found to be invalid or a Guarantor denies its liability under its Guarantee.

     If an Event of Default (other than an Event of Default specified in clause
(vi) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the Credit Agreement, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement or 5 business days after receipt by the Company, the Trustee and the Representative under the Credit Agreement and under each other Designated Senior Debt of such Acceleration Notice. If an Event of Default specified in clause (vi) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

     The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements, advances and any other amounts due to the Trustee under the Indenture and (v) in the event of the cure or waiver of an Event of Default of the type described in clause (vi) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

     The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

     Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for (i) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Senior Debt, including, without limitation, those arising under the Indenture and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain other customary conditions precedent are satisfied.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

     From time to time, the Company and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may: (i) reduce the amount of Notes whose Holders must consent to an amendment; (ii) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes; (iii) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor (except that provisions affecting the requirement to repurchase Notes following a Change of Control or certain Asset Sales may be amended by the Company, the Trustee and the Holders of not less than a majority in aggregate principal
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

amount of the Notes then outstanding); (iv) make any Notes payable in money other than that stated in the Notes; (v) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default; (vi) modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Notes in a manner which adversely affects the Holders; or (vii) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

GOVERNING LAW

     The Indenture, the Notes and the Guarantees are to be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

     The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

     "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

     "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company of (a) any Capital Stock of any Restricted Subsidiary of the Company; or
(b) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $500,000; (ii) the sale, issuance, exchange, conveyance or other disposition or transfer of property or assets (including the issuance or transfer of Capital Stock of Restricted Subsidiaries) in connection with the acquisition of Replacement Assets (including in connection with Asset Acquisitions and trade-ins and like-kind exchanges of property or assets); and (iii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "Merger, Consolidation and Sale of Assets."

     "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

     "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     "Bridge Facility" means the $80.0 million senior credit agreement dated November 25, 1997, among Holdings, the lenders party thereto and Bankers Trust Company as agent.

     "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

     "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

     "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or Holdings to any Person or group of related Persons for purposes of
Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture) other than to the Permitted Holders; (ii) the approval by the

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

holders of Capital Stock of the Company or Holdings, as the case may be, of any plan or proposal for the liquidation or dissolution of the Company or Holdings, as the case may be (whether or not otherwise in compliance with the provisions of the Indenture); (iii) any Person or Group (other than the Permitted Holders) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company or Holdings; or (iv) the replacement of a majority of the Board of Directors of the Company or Holdings over a two-year period from the directors who constituted the Board of Directors of the Company or Holdings, as the case may be, at the beginning of such period, and such replacement shall not have been approved (x) in accordance with the Stockholders' Agreement, (y) by the Permitted Holders or
(z) by a vote of at least a majority of the Board of Directors of the Company or Holdings, as the case may be, then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

     "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "Company" means Young America Corporation, a Minnesota corporation.

     "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period, (B) Consolidated Interest Expense, (C) fees, expenses or charges relating to any equity or debt issuances, Asset Acquisitions or Investments permitted by the terms of the Indenture (whether or not successful),
(D) all payments made under the Recapitalization documents and (E) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence or repayment of any Indebtedness or the issuance of any Designated Preferred Stock of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or the issuance or redemption of other Designated Preferred Stock (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment or issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (ii) any Asset Sales, Asset Acquisitions or the Recapitalization or any similar transactions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X of the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and (2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) Consolidated Interest Expense, plus
(ii) the product of (x) the amount of all dividend payments (or accruals therefor) on any series of Preferred Stock of such Person or any Subsidiary of such Person (other than dividends paid in Qualified Capital Stock or paid to such Person or any Subsidiary of such Person) during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication: (i) the aggregate of all cash and non-cash interest expense (minus amortization or write-off of deferred financing costs included in cash or non-cash interest expense and minus interest income) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (a) any amortization of debt discount, (b) the net costs under Interest Swap Obligations, (c) all capitalized interest and (d) the interest portion of any deferred payment obligation; and (ii) the interest component of Capitalized Lease Obligations of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (a) after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto, (b) items classified as extraordinary, nonrecurring or unusual gains, losses or charges, and the related tax effects, each determined in accordance with GAAP,
(c) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person, (d) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, (e) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly Owned Restricted Subsidiary of the referent Person by such Person, (f) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date or, for the purposes of determining the Consolidated Fixed Charge Coverage Ratio, the first day of the Four Quarter Period in question, (g) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), and (h) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

     "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

     "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

     "Credit Agreement" means the Credit Agreement to be entered into among the Company, the lenders party thereto in their capacities as lenders thereunder and Norwest Bank Minnesota, N.A., as agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the "Limitation on Incurrence of Additional Indebtedness" covenant above) or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

     "Designated Preferred Stock" means Preferred Stock of the Company or any of its Subsidiaries that is so designated as Designated Preferred Stock, pursuant to an officers' certificate executed by the principal executive officer and the principal financial officer of the Company, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause
(iii) of the first paragraph of the "Limitation on Restricted Payments" covenant.

     "Designated Senior Debt" means (i) Indebtedness under or in respect of the Credit Agreement and (ii) any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25,000,000 and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by the Company.

     "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions (except arising exclusively as a consequence of such member's relationship to the Company).

     "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control), matures (excluding any maturity as the result of any optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the Notes.

     "Equity Interest" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

     "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

     "Guarantees" means the guarantees of the Company's obligations under the Indenture and the Notes by (i) Holdings (the "Holdings Guarantee") and (ii) a Restricted Subsidiary (the "Subsidiary Guarantee").

     "Guarantor" means (i) Holdings and (ii) each of the Company's Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor (each a "Subsidiary Guarantor"); provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

     "Guarantor Senior Debt" means with respect to any Guarantor, (i) the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of a Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Guarantee of such Guarantor. Without limiting the generality of the foregoing, "Guarantor Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, (x) all monetary obligations of every nature of the Company under the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities and (y) all Interest Swap Obligations whether outstanding on the Issue Date or thereafter incurred. Notwithstanding the foregoing, "Guarantor Senior Debt" shall not include (i) any Indebtedness of such Guarantor to a Restricted Subsidiary of such Guarantor,
(ii) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of such Guarantor or any Restricted Subsidiary of such Guarantor (including, without limitation, amounts owed for compensation), (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services, other than Capitalized Lease Obligations and Purchase Money Indebtedness, (iv) Indebtedness represented by Disqualified Capital Stock, (v) any liability for federal, state, local or other taxes owed or owing by such Guarantor, (vi) Indebtedness incurred in violation of the Indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness," (vii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company and (viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

     "Holdings" means Young America Holdings, Inc., a Minnesota corporation.

     "Indebtedness" means with respect to any Person, without duplication, (i) all Obligations of such Person for borrowed money, (ii) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person, (iv) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business), (v) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause
(viii) below, (vii) all Obligations of any other Person of the type referred to in clauses (i) through (vi) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured, (viii) all Obligations under currency agreements and interest swap agreements of such Person and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. Indebtedness shall not include Obligations in respect of performance or other surety bonds incurred to the extent required by applicable law in connection with the sweepstakes management services provided by the Company or any of its Subsidiaries that are indemnified by the Company's or such Subsidiary's customer. For purposes hereof, Obligations under operating leases shall not constitute Indebtedness.

     "Independent Financial Advisor" means a firm (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

     "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant, (i) "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, 100% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

     "Issue Date" means the date of original issuance of the Notes.

     "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of
(a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale (including in order to obtain any consent required therefor) and (d) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

     "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Holder" mean BT Capital Partners, Inc. and its Affiliates or, in the case of the Company, Holdings.

     "Permitted Indebtedness" means, without duplication, each of the following:

          (i) Indebtedness under the Old Notes;

          (ii) Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the greater of (a) $15.0 million or (b) 85% of accounts receivable of the Company and its Restricted Subsidiaries, reduced in each case by any required permanent repayments pursuant to the "Limitation on Asset Sales" covenant (which are accompanied by a corresponding permanent commitment reduction) thereunder;

          (iii) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

          (iv) Interest Swap Obligations of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries and Interest Swap Obligations of any Restricted Subsidiary of the Company covering Indebtedness of such Restricted Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not, at the time of incurrence thereof, exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

          (v) Indebtedness of a Wholly Owned Restricted Subsidiary of the Company to the Company or to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Restricted Subsidiary of the Company, in each case subject to no Lien held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company; provided that if as of any date any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

          (vi) Indebtedness of the Company to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Company, in each case subject to no Lien; provided that (a) any Indebtedness of the Company to any Wholly Owned Restricted Subsidiary of the Company is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the Notes and (b) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

          (vii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

          (viii) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

          (ix) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business not to exceed $5.0 million at any one time outstanding;

          (x) Refinancing Indebtedness;

          (xi) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $10.0 million at any one time outstanding; and

          (xii) any Indebtedness deemed to have been incurred pursuant to any of the agreements entered into in connection with the Recapitalization.

     "Permitted Investments" means each of the following:

          (i) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Wholly Owned Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Wholly Owned Restricted Subsidiary of the Company;

          (ii) Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the Indenture;

          (iii) Investments in cash and Cash Equivalents;

          (iv) loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1.0 million at any one time outstanding;

          (v) Interest Swap Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture;

          (vi) Investments in Unrestricted Subsidiaries or other entities not to exceed $5.0 million at any one time outstanding;

          (vii) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

          (viii) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

          (ix) Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time such Person merges or consolidates with the Company or any of its Restricted Subsidiaries, in either case in compliance with the Indenture; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company by such merger or consolidation; and

          (x) loans to Holdings to enable Holdings to repay the Bridge Facility and evidenced by an intercompany note as in effect as of the Issue Date or as amended in a manner not materially adverse to the Holders.

     "Permitted Liens" means the following types of Liens:

          (i) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (iv) attachment or judgment Liens not giving rise to an Event of Default;

          (v) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

          (vi) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation or another Capitalized Lease Obligation with the same financing source;

          (vii) purchase money Liens to finance property or assets of the Company or any Restricted Subsidiary of the Company acquired in the ordinary course of business; provided, however, that (A) the related Purchase Money Indebtedness shall not exceed the purchase price or the cost of installation, construction or improvement of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired and other property and assets securing other Purchase Money Indebtedness to the same financing source and (B) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

          (viii) any (a) interest or title of a lessor or sublessor under any lease, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including without limitation ground leases or other prior leases of the demised premises, mortgages, mechanics liens, tax liens, and easements), or (c) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (b);

          (ix) Liens arising from filing UCC financing statements for precautionary purposes relating solely to true leases of personal property permitted by the Indenture under which the Company or any of its Restricted Subsidiaries is a lessee;

          (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (xi) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (xii) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Company and its Restricted Subsidiaries;

          (xiii) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business in accordance with past practices;

          (xiv) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (xv) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (xvi) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

          (xvii) Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that (A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and
     (B) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

          (xviii) licenses of patents, trademarks and other intellectual property rights granted by the Company or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Company or any such Restricted Subsidiary;

          (xix) other Liens securing obligations incurred in the ordinary course of business which obligations or judgments do not exceed $10.0 million in the aggregate at any one time outstanding pursuant to clause (xi) of the definition of Permitted Indebtedness; and

          (xx) Liens on the assets of the Company or any Subsidiary Guarantor securing Senior Debt or Guarantor Senior Debt.

     "Person" means an individual, partnership, limited liability company, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "Principals" means BT Capital Partners, Inc. and Ontario Teacher's Pension Plan Board.

     "Purchase Money Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

     "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

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

     "Recapitalization" means the recapitalization of Holdings.

     "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clause (ii), (iv), (v), (vi), (vii), (viii), (ix) or (xi) of the definition of Permitted Indebtedness), in each case that does not (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing) or (2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and the Subsidiary Guarantors, if any, and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

     "Replacement Assets" means properties or assets (including Capital Stock and working capital assets) of a kind used or usable in the businesses of the Company and its Restricted Subsidiaries permitted by the covenant entitled "Conduct of Business."

     "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

     "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

     "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

     "Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, (x) all monetary obligations of every nature of the Company under the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities and (y) all Interest Swap Obligations whether outstanding on the Issue Date or thereafter incurred. Notwithstanding the foregoing, "Senior Debt" shall not include (i) any Indebtedness of the Company to a Subsidiary of the Company, (ii) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of the Company or any Subsidiary of the Company (including, without limitation, amounts owed for compensation), (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services, (iv) Indebtedness represented by Disqualified Capital Stock, (v) any liability for federal, state, local or other taxes owed or owing by the Company, (vi) Indebtedness incurred in violation of the Indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness," (vii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company and (viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company.

     "Significant Subsidiary", with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

     "Subsidiary", with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

     "Unrestricted Subsidiary" of any Person means (i) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that (x) the Company certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant and (y) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant and (y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

     "Wholly Owned Restricted Subsidiary" of any Person means any Restricted Subsidiary of such Person of which all the outstanding securities having ordinary voting power for the election of directors (other than directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a discussion of certain United States federal income tax consequences to U.S. Holders and Non-U.S. Holders of owning and disposing of the Notes. The terms "U.S. Holder" and "Non-U.S. Holder" refer, respectively, to persons that are or are not classified as United States persons.

     As used herein, the term "United States person" means a holder of a Note who is a citizen or resident of the United States, or that is a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust if (i) a U.S. court is able to exercise primary supervision over the trust's administration and (ii) one or more U.S. fiduciaries have the authority to control all of the trust's substantial decisions.

     This discussion does not deal with all aspects of United States federal income taxation that may be relevant to holders of the Notes and does not deal with tax consequences arising under the laws of any foreign, state or local jurisdiction. It is, moreover, based upon the provisions of existing law on the date hereof, including, in particular, the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder and other administrative and judicial interpretations thereof, all of which are subject to change at any time, with or without retroactive effect. This discussion also generally assumes that each holder holds the Notes as capital assets and that any amounts received by a Non-U.S. Holder with respect to the Notes are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States. Each prospective holder is advised to consult its own tax adviser with respect to current and possible future tax consequences of acquiring, holding and disposing of the Notes.

U.S. HOLDERS

     Interest on the Notes. Interest on a Note will be taxable to a U.S. Holder as ordinary interest income in accordance with the U.S. Holder's method of tax accounting at the time that such interest is accrued or (actually or constructively) received.

     Premium and Market Discount. A U.S. Holder of a Note purchased at a premium (i.e., a cost greater than its principal amount) may elect to amortize such premium (as an offset to interest income), using a constant-yield method, over the remaining term of the Note. Special rules apply which may require the amount of premium and the amortization thereof to be determined with reference to the optional redemption price and date. A U.S. Holder that elects to amortize such premium must reduce its tax basis in a Note by the amount of the premium amortized during the holding period. With respect to a U.S. Holder that does not elect to amortize bond premium, the amount of bond premium will continue to be reflected in the U.S. Holder's tax basis. Therefore, a U.S. Holder that does not elect to amortize such premium will generally be required to treat the premium as capital loss when the Note matures.

     If a U.S. Holder of a Note purchases the Note at an amount that is less than its principal amount, the Note generally will be considered to bear "market discount" in the hands of such U.S. Holder. In such case, gain realized by the U.S. Holder on the sale, exchange, or retirement and unrealized appreciation on certain nontaxable dispositions of the Note generally will be treated as ordinary interest income to the extent of the market discount that accrued on the Note while held by such U.S. Holder and to the extent it has not previously been included in income (pursuant to an election by the U.S. Holder to include such market discount in income as it accrues). In addition, the U.S. Holder may be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or continued to purchase or carry the Note. In general terms, market discount on a Note will be treated as accruing ratably over the term of such Note, or, at the election of the U.S. Holder, under a constant yield method. However, a U.S. Holder may elect to include market discount in income on a current basis as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on the sale of a Note as ordinary income. If a U.S. Holder so elects, the interest deduction deferral rule described above will not apply.

     Disposition of the Notes. In general, the U.S. Holder of a Note will recognize capital gain or loss upon the sale, redemption, retirement or other disposition of the Note measured by the difference between the amount realized (except with respect to market discount and to the extent attributable to the payment of accrued interest not previously included in income) and the U.S. Holder's tax basis in the Note. A U.S. Holder's tax basis in a Note generally will equal the cost of the Note to the U.S. Holder increased by the amount of market discount, if any, previously taken into income by the U.S. Holder or decreased by any amortized bond premium and any payments other than payments of interest made on such Note. Except to the extent characterized as market discount, the capital gain or loss on such disposition of the Notes will be mid-term capital gain or loss, currently taxable at a maximum rate of 28%, if the Notes have been held for more than one year at the time of such disposition and long-term capital gain or loss, currently taxable at a maximum rate of 20%, if the Notes have been held for more than 18 months at the time of such disposition.

     The Exchange Offer. It is anticipated that the exchange of Old Notes for New Notes pursuant to the Exchange Offer will not be a taxable event for United States federal income tax purposes, because under existing Treasury regulations, the New Notes will not differ materially in kind or extent from the Old Notes.

NON-U.S. HOLDERS

     Payments of Interest. A Non-U.S. Holder will not be subject to United States federal income tax by withholding or otherwise on payments of interest on a Note (provided that the beneficial owner of the Note fulfills the statement requirements set forth in applicable Treasury regulations) unless (A) such Non-U.S. Holder (i) actually or constructively owns 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote,
(ii) is a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, or (iii) is a bank receiving interest described in Section 881 (c) (3) (A) of the Code or (B) such interest is effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States.

     Gain on Disposition of the Notes. A Non-U.S. Holder will not be subject to United States federal income tax by withholding or otherwise on any gain realized upon the disposition of a Note unless (i) in the case of a Non-U.S. Holder who is an individual, such Non-U.S. Holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition (in which case such individual may be taxed as a U.S. Holder in any event) or (ii) the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States.

     Effectively Connected Income. To the extent that interest income or gains on the disposition of the Notes are effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States, such income will be subject to United States federal income tax at the same rates generally applicable to United States persons. Additionally, in the case of a U.S. Holder which is a corporation, such effectively connected income may be subject to the United States branch profits tax at the rate of 30% (or lower treaty rate.)

     Treaties. A tax treaty between the United States and a country in which a Non-U.S. Holder is a resident may alter the tax consequences described above.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Interest and payments of proceeds from the disposition by certain non-corporate holders of Notes may be subject to backup withholding at a rate of 31%. Such a U.S. Holder generally will be subject to backup withholding at a rate of 31% unless the recipient of such payment supplies an accurate taxpayer identification number, as well as certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against the U.S. Holder's federal income tax upon furnishing the required information to the Internal Revenue Service.

     Generally, backup withholding of United States federal income tax at a rate of 31% and information reporting may apply to payments of principal, interest and premium (if any) to Non-U.S. Holders that are not "Exempt Recipients" and that fail to provide certain information as may be required by United States law and applicable regulations. The payment of the proceeds of the disposition of Notes to or through the United

States office of a broker will be subject to information reporting and backup withholding at a rate of 31% unless the owner certifies its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption.

     Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situation and the availability of an exemption therefrom, and the procedures for obtaining any such exemption

                         BOOK-ENTRY; DELIVERY AND FORM

     Except as described in the next paragraph, the Old Notes were and the New Notes will (and the related guarantees) initially be represented by one or more permanent global certificates in definitive, fully registered form (the "Global Notes"). The Global Notes will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of a nominee of DTC.

     Notes (i) originally purchased by, issued to or transferred to "foreign purchasers" (as defined herein) or (ii) held by "Qualified Institutional Buyers" (as defined in Rule 144A promulgated under the Securities Act ("Q1Bs") or "Accredited Investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) who are not QIBs who elect to take physical delivery of their certificates instead of holding their interests through the Global Notes (and which are thus ineligible to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers") will be issued in registered form (the "Certificated Security"). Upon the transfer to a QIB of any Certificated Security initially issued to a Non-Global Purchaser, such Certificated Security will, unless the transferee requests otherwise or the Global Note has previously been exchanged in whole for Certificated Securities, be exchanged for an interest in the Global Notes. For purposes of this Prospectus, "foreign purchasers" means persons other than U.S. persons and shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust).

     The Global Notes. The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount of Notes of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. QIBs may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the Notes.

     Payments of the principal of, premium (if any), interest (including Additional Interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including Additional Interest) on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Notes to persons in states which require physical delivery of the Notes, or to pledge such securities, such holder must transfer its interest in the Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Securities. If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days, Certificated Securities will be issued in exchange for the Global Note.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, Young America and Holdings believe that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of Young America or Holdings within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement with any person to participate in the distribution of such New Notes and neither such holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes. Accordingly, any holder who is an affiliate of Young America or Holdings or any holder using the Exchange Offer to participate in a distribution of the New Notes will not be able to rely on such interpretations by the staff to the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale transaction. Notwithstanding the foregoing, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities (other than Old Notes acquired directly from Young America.)

     Young America will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker-dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus as required, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     Young America and Holdings will, pursuant to the terms of the Registration Rights Agreement, send a reasonable number of additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. Young America and Holdings will pay all the expenses incident to the Exchange Offer (which shall not include the expenses of any holder in connection with resales of the New Notes). Young America and Holdings have agreed to indemnify the Initial Purchaser and any broker-dealers participating in the Exchange Offer against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the New Notes and the Guarantees offered hereby will be passed upon for Young America and Holdings by O'Sullivan Graev & Karabell, LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Holdings as of and for the year ended December 31, 1997 included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The financial statements of Holdings as of and for the two years ended December 31, 1996 and 1995 included in this Prospectus have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their report appearing herein.

     In connection with the Recapitalization, McGladrey & Pullen, LLP was replaced by Arthur Andersen LLP as Holdings' independent certified public accountant. The decision to change accountants was approved by the Board of Directors. The reports of McGladrey & Pullen, LLP on Holdings' financial statements for the two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of Holdings' financial statements for each of the two fiscal years ended December 31, 1996, there were no disagreements with McGladrey & Pullen, LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of McGladrey & Pullen, LLP, would have caused McGladrey & Pullen, LLP to make reference to the matter in their report. For the years ended December 31, 1995 and 1996, and for the period subsequent thereto, management of Holdings had not consulted with Arthur Andersen LLP regarding the application of accounting principles, nor the type of audit opinion that might be rendered on Holdings' financial statements.

                         INDEX TO FINANCIAL STATEMENTS

                          YOUNG AMERICA HOLDINGS, INC.

                                                              PAGE
                                                              ----
Audited Financial Statements
  Report of Independent Public Accountants..................   F-2
  Report of Independent Public Accountants..................   F-3
  Consolidated Balance Sheets as of December 31, 1997 and
     1996...................................................   F-4
  Consolidated Statements of Income for the Years Ended
     December 31, 1997, 1996 and 1995.......................   F-5
  Consolidated Statements of Changes in Stockholders'
     (Deficit) Equity.......................................   F-6
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1997, 1996 and 1995.......................   F-7
  Notes to Consolidated Financial Statements................   F-8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Young America Holdings, Inc.:

     We have audited the accompanying consolidated balance sheet of Young America Holdings, Inc. (a Minnesota corporation, formerly Young America Corporation) as of December 31, 1997, and the related consolidated statements of income, stockholders' (deficit) equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Young America Holdings, Inc. as of December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP
Minneapolis, Minnesota
February 6, 1998

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Young America Holdings, Inc.:

     We have audited the accompanying balance sheet of Young America Holdings, Inc. (formerly Young America Corporation) as of December 31, 1996, and the related statements of income, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Young America Holdings, Inc. as of December 31, 1996, and the results of its operations and its cash flows for each of the two years in the period then ended in conformity with generally accepted accounting principles.

                                          McGLADREY & PULLEN, LLP
Minneapolis, Minnesota
February 14, 1997

                          YOUNG AMERICA HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1997 AND 1996
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                1997       1996
                                                              --------    -------
                                     ASSETS
Current Assets:
  Cash and cash equivalents.................................  $ 17,940    $20,573
  Trade receivables, net....................................    11,482      8,532
  Supplies inventory........................................       615        729
  Prepaid expenses..........................................       518        359
                                                              --------    -------
          Total current assets..............................    30,555     30,193
Property and Equipment, at cost:
  Land and improvements.....................................       639        498
  Building and improvements.................................     5,710      4,956
  Machinery and equipment...................................     2,228      1,992
  Transportation equipment..................................       147         89
  Office furniture and fixtures.............................     2,571      2,213
  Electronic equipment and software.........................     6,261      4,624
                                                              --------    -------
                                                                17,556     14,372
  Less accumulated depreciation.............................    (9,661)    (8,217)
                                                              --------    -------
                                                                 7,895      6,155
Deferred Financing Costs....................................     3,292         --
Other Assets................................................        --         95
                                                              --------    -------
          TOTAL ASSETS......................................  $ 41,742    $36,443
                                                              ========    =======
                 LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current Liabilities:
  Noncleared rebate items...................................  $  4,526    $ 2,259
  Accounts payable..........................................     2,331      2,206
  Collections due to and advances from clients..............     3,548     11,179
  Distributions payable.....................................        --      3,487
  Deferred income taxes.....................................       417         --
  Accrued expenses
     Compensation...........................................     5,860      3,889
     Other..................................................     2,737      1,350
                                                              --------    -------
          Total current liabilities.........................    19,419     24,370
Bridge Facility.............................................    80,000         --
Commitments and Contingencies (Note 9)
Stockholders' (Deficit) Equity:
  Class A common stock, par value $1 per share; as of
     December 31, 1997 and 1996, 3,000,000 and 20,000 shares
     authorized, respectively, and 1,303,930 and 1,920
     shares issued and outstanding, respectively............     1,304          2
  Class B common stock, par value $1 per share; as of
     December 31, 1997,
     1,500,000 shares authorized and 442,884 shares issued
     and outstanding........................................       443         --
  Class C common stock, par value $1 per share; as of
     December 31, 1997, 1,500,000 shares authorized and
     172,727 shares issued and outstanding..................       173         --
  Additional paid-in capital................................    37,065        315
  Retained (deficit) earnings...............................   (96,662)    11,756
                                                              --------    -------
                                                               (57,677)    12,073
                                                              --------    -------
          TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT)
           EQUITY...........................................  $ 41,742    $36,443
                                                              ========    =======

   The accompanying notes are an integral part of these consolidated balance sheets.

                          YOUNG AMERICA HOLDINGS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995
                             (AMOUNTS IN THOUSANDS)

                                                               1997        1996        1995
                                                             --------    --------    --------
Revenues...................................................  $175,297    $135,716    $116,268
Cost of revenues:
  Rebates, postage and freight.............................   105,212      84,191      80,635
  Processing and servicing.................................    40,447      31,393      24,920
                                                             --------    --------    --------
     Gross profit..........................................    29,638      20,132      10,713
                                                             --------    --------    --------
Operating expenses:
  Selling..................................................     5,504       4,610       3,493
  General and administrative...............................     9,754       7,140       5,949
  Compensation charges attributable to Recapitalization....    17,924          --          --
                                                             --------    --------    --------
                                                               33,182      11,750       9,442
                                                             --------    --------    --------
     Operating (loss) income...............................    (3,544)      8,382       1,271
                                                             --------    --------    --------
Other income (expense):
  Interest expense.........................................      (981)        (91)       (252)
  Amortization of deferred financing costs.................       (48)         --          --
  Interest income..........................................     1,038         201          10
  Transaction costs attributable to Recapitalization.......    (1,967)         --          --
  Other....................................................        --         (60)        (15)
                                                             --------    --------    --------
                                                               (1,958)         50        (257)
                                                             --------    --------    --------
(Loss) income before provision for income taxes............    (5,502)      8,432       1,014
Provision for income taxes.................................       423          --          --
                                                             --------    --------    --------
     Net (loss) income.....................................  $ (5,925)   $  8,432    $  1,014
                                                             ========    ========    ========
Unaudited pro forma net (loss) income:
  Income (loss) before provision for income taxes..........  $ (5,502)   $  8,432    $  1,014
  Pro forma income tax (benefit) expense...................    (1,308)      3,120         375
                                                             --------    --------    --------
     Pro forma net (loss) income...........................  $ (4,194)   $  5,312    $    639
                                                             ========    ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          YOUNG AMERICA HOLDINGS, INC.

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIT) EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                        CLASS A              CLASS B           CLASS C
                                      COMMON STOCK        COMMON STOCK      COMMON STOCK     ADDITIONAL   RETAINED
                                  --------------------   ---------------   ---------------    PAID-IN     EARNINGS
                                    SHARES      VALUE    SHARES    VALUE   SHARES    VALUE    CAPITAL     (DEFICIT)    TOTAL
                                  ----------   -------   -------   -----   -------   -----   ----------   ---------   --------
Balance, December 31, 1994......       1,920   $     2        --   $ --         --   $ --     $   315     $  7,849    $  8,166
  Net income....................          --        --        --     --         --     --          --        1,014       1,014
  Distributions to
    stockholders................          --        --        --     --         --     --          --       (1,333)     (1,333)
                                  ----------   -------   -------   ----    -------   ----     -------     --------    --------
Balance, December 31, 1995......       1,920         2        --     --         --     --         315        7,530       7,847
  Net income....................          --        --        --     --         --     --          --        8,432       8,432
  Distributions to
    stockholders................          --        --        --     --         --     --          --       (4,206)     (4,206)
                                  ----------   -------   -------   ----    -------   ----     -------     --------    --------
Balance, December 31, 1996......       1,920         2        --     --         --     --         315       11,756      12,073
  Net loss......................          --        --        --     --         --     --          --       (5,925)     (5,925)
  Stock split...................   1,918,080     1,918        --     --         --     --          --       (1,918)         --
  Distributions to
    stockholders................          --        --        --     --         --     --          --      (10,412)    (10,412)
  Proceeds from issuance of
    common stock................   1,169,530     1,170   442,884    443    172,727    173      37,043           --      38,829
  Redemption of common stock....  (1,785,600)   (1,786)       --     --         --     --        (293)     (90,163)    (92,242)
                                  ----------   -------   -------   ----    -------   ----     -------     --------    --------
Balance, December 31, 1997......   1,303,930   $ 1,304   442,884   $443    172,727   $173     $37,065     $(96,662)   $(57,677)
                                  ==========   =======   =======   ====    =======   ====     =======     ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          YOUNG AMERICA HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (AMOUNTS IN THOUSANDS)

                                                                1997       1996       1995
                                                              --------    -------    -------
Cash Flows from Operating Activities:
  Net (loss) income.........................................  $ (5,925)   $ 8,432    $ 1,014
  Adjustments to reconcile net (loss) income to net cash
     (used in) provided by operating activities-
     Depreciation and amortization..........................     1,636      1,196        967
     Deferred income taxes..................................       417         --         --
     Changes in assets and liabilities:
       Trade receivables....................................    (2,950)     4,822     (1,287)
       Supplies inventory...................................       114       (217)      (182)
       Prepaid expenses.....................................      (159)       (41)       (83)
       Noncleared rebate items..............................     2,267     (1,688)       512
       Accounts payable.....................................       125      1,303        133
       Collections due to and advances from clients.........    (7,631)     9,278        964
       Accrued expenses.....................................     3,358      2,135        779
     Other, net.............................................        97         60         --
                                                              --------    -------    -------
          Net cash (used in) provided by operating
            activities......................................    (8,651)    25,280      2,817
                                                              --------    -------    -------
Cash Flows from Investing Activities:
  Purchases of property and equipment.......................    (3,330)    (1,735)    (1,076)
                                                              --------    -------    -------
          Net cash used in investing activities.............    (3,330)    (1,735)    (1,076)
                                                              --------    -------    -------
Cash Flows from Financing Activities:
  Net (repayments) proceeds of short-term borrowings........        --     (2,494)       594
  Proceeds from Bridge Facility.............................    80,000         --         --
  Distributions paid to stockholders........................   (13,899)      (720)    (2,389)
  Proceeds from issuance of common stock....................    38,829         --         --
  Redemption of common stock................................   (92,242)        --         --
  Payments of financing costs...............................    (3,340)        --         --
                                                              --------    -------    -------
          Net cash provided by (used in) financing
            activities......................................     9,348     (3,214)    (1,795)
                                                              --------    -------    -------
          Change in cash and cash equivalents...............    (2,633)    20,331        (54)
Cash and Cash Equivalents:
  Beginning of period.......................................    20,573        242        296
                                                              --------    -------    -------
  End of period.............................................  $ 17,940    $20,573    $   242
                                                              ========    =======    =======
Supplemental Disclosures of Cash Flow Information:
  Cash payment for interest.................................  $      5    $    94    $   216
                                                              ========    =======    =======
Supplemental Schedule of Noncash Financing Activities:
  Distributions payable at year-end.........................  $     --    $ 3,487    $    --
                                                              ========    =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                          YOUNG AMERICA HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

NOTE 1.  THE COMPANY AND NATURE OF BUSINESS

     Young America Holdings, Inc. ("Holdings") and, from the date of its incorporation on November 25, 1997, Young America Corporation ("YAC"), its wholly owned subsidiary (collectively, the "Company"), provide a wide range of consumer interaction processing ("CIP") services to consumer product and consumer service companies. The Company's CIP services provide a link between consumer-oriented companies and their customers for numerous types of marketing programs including rebate programs, purchase reward or premium programs, sweepstakes, product sampling programs and warranty registration programs. The Company provides a variety of services involved in executing these marketing programs, including (i) order processing (including the handling of mail, telephone calls, facsimiles and e-mail received from consumers), (ii) fulfillment (including the delivery of product premiums and samples as well as rebate checks to consumers), (iii) data gathering, analysis and reporting and
(iv) related customer service (including receiving and responding to customer inquiries).

     As further discussed in Note 10, YAC has issued $80,000 of senior subordinated notes which have been guaranteed in full on an unconditional, joint and several basis by Holdings. Pursuant to applicable reporting requirements, the accompanying financial statements reflect the consolidated financial statements of Holdings and YAC, with summarized financial data for YAC separately disclosed in Note 10.

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of Holdings and YAC, its wholly-owned subsidiary. All significant intercompany items have been eliminated.

  Revenue Recognition

     The Company derives its revenues principally from three sources: service fees, rebate billings and postage and freight billings. Service fee revenues are recognized as CIP services are rendered. As described below, the Company invoices clients, at the time of shipment, for the face amount of rebate checks issued by the Company under certain rebate programs and for postage and/or freight related to fulfillment of rebate checks and shipments of merchandise under premium and product sampling programs.

     In connection with approximately 40% of the aggregate dollar amount of checks issued under rebate programs for which the Company has provided CIP services, the Company has entered into contractual arrangements with its clients providing that the Company would fund from the Company's own working capital the payment of rebates offered by the clients. The Company, in turn, invoices its clients for the full amount of those rebate checks that the Company issues to consumers.

     The Company recognizes as revenue (at the time of shipment) the amount billed to clients for shipping merchandise premiums and samples and for mailing rebate checks. Such billings are generally based upon standard rates which approximate those that would be charged to such clients by the United States Postal Service ("USPS") or other delivery services. The Company realizes a margin on postage and freight billings because it pays lower rates to the delivery services reflecting (i) discounts available to the Company for performing various sorting and other tasks and (ii) the high volume of mail and other shipments sent by the Company for all its clients in the aggregate.

  Cash and Cash Equivalents

     Cash and cash equivalents consist primarily of highly liquid investments with original maturities of three months or less and are stated at cost which approximates fair market value. The Company maintains its cash in bank deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

                          YOUNG AMERICA HOLDINGS, INC.

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

  Supplies Inventory

     Inventory is stated at the lower of FIFO (first-in, first-out) cost or market.

  Depreciation

     Depreciation of property and equipment is computed on the straight-line method over the following estimated useful lives:

                                                        YEARS
                                                        -----
Land improvements.....................................  5-15
Buildings and improvements............................  5-31
Machinery.............................................   3-7
Transportation equipment..............................     3
Office furniture and fixtures.........................     5
Electronic equipment and software.....................   3-5

  Deferred Financing Costs

     Placement fees, legal and other direct costs incurred in connection with the issuance of debt are capitalized and amortized over the term of the underlying debt instrument.

  Noncleared Rebate Items

     Noncleared rebate items represent open and uncleared rebate checks issued on behalf of clients as of the balance sheet date, less estimated slippage (see
Note 3).

  Collections Due and Advances From Clients

     Collections due and advances from clients consist of (i) collections from consumers that are to be ultimately credited to clients based upon contractual agreements, and (ii) advances received from certain clients.

  Income Taxes

     Prior to the Recapitalization (see Note 4), the Company was an S corporation for income tax purposes. As an S corporation, the Company was only liable for U.S. federal income taxes under certain circumstances and liable for state income taxes in certain jurisdictions; all other domestic income taxes were the responsibility of the Company's stockholders. Concurrently with the Recapitalization, Holdings became a taxable C corporation. The unaudited pro forma net income information in the accompanying consolidated statements of income reflects the application of corporate income taxes to the Company's taxable income at an assumed combined federal and state tax rate of 37% as if the termination of the Company's status as an S corporation had occurred as of the beginning of each period presented.

     In connection with the conversion from an S corporation to a C corporation, Holdings began accounting for income taxes under the liability method, whereby deferred income taxes are recognized at currently enacted income tax rates to reflect the tax effect of temporary differences between the financial reporting and tax bases of assets and liabilities. As a result thereof, the Company immediately recognized, by charging to earnings, a deferred income tax liability of $928 (see Note 7).

                          YOUNG AMERICA HOLDINGS, INC.

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

  Fair Value of Financial Instruments

     The carrying amount of cash equivalents, trade receivables (net), accounts payable, and long-term debt approximate fair value.

  Reclassifications

     Certain prior period amounts have been reclassified to conform to the current year presentation.

NOTE 3.  SIGNIFICANT RISKS AND UNCERTAINTIES

     The Company is subject to a variety of risks and uncertainties during the normal course of its business, including, but not limited to, a high degree of customer concentration, the needs, marketing decisions and marketing budgets of its clients, high levels of competition in a fragmented market, vulnerability to economic downturns, ability to keep pace with changes in information technology, availability of qualified labor resources, reliability of service provided by various local and long distance telephone companies, and dependence on the services of the USPS and, to a lesser degree, the services of private delivery services at cost effective levels. In addition, the Company derives a portion of its revenues from clients in the tobacco industry. National legislation has been proposed in Congress that, if enacted, may significantly restrict the ability of companies within the tobacco industry to market products through branded premium programs after 1998.

     Revenues the Company derives from any one client may vary significantly from period to period as client promotion activities fluctuate. Revenues from the three clients each individually representing 5% or more of the Company's total revenues for the year ended December 31, 1997 totaled approximately $63,857 or 36.4% of total revenues for the period. Revenues from the two clients each individually representing 5% or more of the Company's total revenues for the year ended December 31, 1996 totaled approximately $39,838, or 29.4% of total revenues for the period. Revenues from the three clients each individually representing 5% or more of the Company's total revenues for the year ended December 31, 1995 totaled approximately $30,908 or 26.6% of total revenues for the period. As of December 31, 1997, the three clients each individually representing 5% or more of the Company's total accounts receivable represented approximately $2,129 of accounts receivable, or 18.7% of the total accounts receivable balance at that date. As of December 31, 1996, the four clients each individually representing 5% or more of the Company's total accounts receivable represented approximately $3,067 of accounts receivable, or 35.9% of the total accounts receivable balance at that date.

     When the Company agrees to fund rebate payments with its own working capital, its contractual arrangements with its clients generally provide that the Company is entitled to retain amounts paid to it by clients relating to rebate checks that are never cashed (referred to in the industry as slippage). Each period, the Company estimates the percentage of rebate checks issued that are not expected, based upon historical experience, to be cashed. For the years ended December 31, 1997, 1996 and 1995, the portions of revenue recognized by the Company as slippage were $3,288, $2,433 and $2,697, respectively. In those situations where the Company has not been asked to use its working capital to fund rebate programs, the Company's revenues will be significantly lower because it will collect only service fees and charges for postage, and the Company will not retain slippage. In such circumstances, the Company generally does not discount its service fees in order to offset the lack of slippage to be retained by the Company. The escheat laws of various states provide that under certain circumstances holders of unclaimed property (possibly including, under certain interpretations of such laws, slippage) must surrender that property to the state in question. The Company believes that, because Holdings and YAC are Minnesota corporations with their principal operations and principal places of business located in Minnesota, the escheat laws of the State of Minnesota would govern the right of the Company to retain slippage. The Company also believes that under current Minnesota escheat law, it is entitled to retain slippage amounts in those transactions where the Company funds its client's rebate program from its own working capital rather than surrendering such amounts to the State of Minnesota. There

                          YOUNG AMERICA HOLDINGS, INC.

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

can be no assurance, however, that the Minnesota escheat law will not change or that the Company's interpretation of the Minnesota escheat law would prevail in any action by the State of Minnesota to require the surrender of slippage to the State. There also can be no assurance that another state will not prevail in an action under its escheat laws to require the surrender to that state slippage whether unclaimed by residents of such State or otherwise.

     As a result of the Recapitalization transaction discussed in Note 4, the Company is highly leveraged. The Company's high degree of leverage may have important consequences for the Company, including that (i) the ability of the Company to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired, or such financing may not be available on terms favorable to the Company; (ii) a substantial portion of the Company's cash flow will be used to pay the Company's interest expense and, in the cases of indebtedness incurred in the future, possible principal repayments, which will reduce the funds that would otherwise be available to the Company for its operations and future business opportunities; (iii) a substantial decrease in net operating cash flows or an increase in expenses of the Company could make it difficult for the Company to meet its debt service requirements and force it to modify its operations; (iv) the Company may be more highly leveraged than its competitors, which may place it at a competitive disadvantage; and (v) the Company's high degree of leverage may make it more vulnerable to a downturn in its business or the economy generally. Any inability of the Company to service its indebtedness or to obtain additional financing, as needed, would have a material adverse effect on the Company's business.

     Although the Company is not subject to seasonality, the Company's quarterly revenues and profitability can be impacted by the timing of its clients' programs, the availability of client-provided merchandise to fulfill consumer requests or clients' decisions not to repeat specific marketing programs. Program timing can affect quarterly revenues and profitability because most of the marketing programs that the Company supports are short in duration. The Company's activity level on a particular marketing program is often concentrated around the consumers' final response date under the program, so that the Company's revenues from a high-volume program may be concentrated in one or two quarters. In addition, with premium programs, the volume of consumer requests can be difficult to predict. To the extent clients have underestimated the consumer response to their programs and have not provided the Company with sufficient quantities of merchandise, the Company may not be able to fulfill all consumer requests in a timely manner. Consequently, the Company may be delayed in performing a portion of its services and recognizing the related revenue. In such situations, however, the Company often handles increased consumer inquiry calls to the Company's call centers and may mail delay card and order acknowledgment correspondence to consumers. For providing these extra services, the Company derives additional revenue and gross profit from service fees.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 4.  THE RECAPITALIZATION

     Prior to November 25, 1997 (the "Recapitalization Date"), all of the capital stock of Holdings (formerly known as Young America Corporation) was owned by Jay F. Ecklund, its then Chairman and Chief Executive Officer, and certain trusts for the benefit of members of his family (the "Selling Stockholders"). On that date, Holdings effected a recapitalization (the "Recapitalization"), pursuant to a recapitalization agreement (the "Recapitalization Agreement") under which substantially all of Holdings' assets and business were transferred to a newly formed subsidiary, Young America Corporation, and Holdings changed its name to Young America Holdings, Inc. Holdings expects to conduct substantially all its business and operations through its new

                          YOUNG AMERICA HOLDINGS, INC.

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

subsidiary Young America Corporation and any future subsidiaries it may form. As a result of the Recapitalization, approximately 93% of all classes of the combined capital stock of Holdings is held by an investor group (the "Investor Group") including BT Capital Partners, Inc. ("BTCP") and Ontario Teachers' Pension Plan Board ("OTPPB"), as well as Charles D. Weil, the current President and Chief Executive Officer of Holdings, and 20 other members of management. (Mr. Weil and the other participating members of management are referred to as the "Management Stockholders").

     In the Recapitalization, members of the Investor Group purchased newly issued shares of the common stock of Holdings (the "Common Stock") for an aggregate purchase price of $38,852. BTCP purchased shares of Common Stock for $22,405, OTPPB purchased shares of Common Stock for $11,992 and the Management Stockholders collectively purchased Common Stock for $4,455. Also in the Recapitalization, Holdings borrowed $80,000 under a senior bridge credit facility (the "Bridge Facility") provided by affiliates of BTCP. Holdings used the proceeds of the issuance of shares of Common Stock to the Investor Group and the borrowings under the Bridge Facility to (i) repurchase outstanding shares of Common Stock from the Selling Stockholders for an aggregate purchase price of $92,242, (ii) make bonus payments to management of $13,368 under plans put in place in contemplation of a change of control of the Company, and $4,877 paid pursuant to phantom stock arrangements due in such amounts as a result of the change of control of the Company in the Recapitalization and (iii) pay certain fees and expenses related to the Recapitalization. Of the amounts referred to in
(i) and (ii) above, $6,000 was placed in escrow subject to certain indemnification provisions of the Recapitalization Agreement, $1,170 of which has been recorded by the Company as estimated compensation charges remaining to be paid related to (ii) above. A portion of those proceeds were also retained by Holdings to pay certain fees and expenses related to an anticipated debt offering (see Note 10) and other cash costs triggered by the Recapitalization.

     Immediately prior to the Recapitalization, the Selling Stockholders owned all of the outstanding capital stock of Holdings. In the Recapitalization, (i) BTCP purchased 586,561 newly issued shares of voting Class A Common Stock and 442,884 newly issued shares of nonvoting Class B Common Stock, (ii) OTPPB purchased 378,273 newly issued shares of voting Class A Common Stock and 172,727 newly issued shares of nonvoting Class C Common Stock, and (iii) the Management Stockholders, who had no prior equity ownership interest in Holdings, purchased 204,696 newly issued shares of voting Class A Common Stock. Pursuant to the Recapitalization, Holdings repurchased from the Selling Stockholders a number of shares of Class A Common Stock such that the Selling Stockholders continue to hold 134,400 shares of voting Class A Common Stock, representing 7% of Holdings' outstanding Common Stock and 10.3% of Holdings outstanding voting securities (the "Voting Stock"), BTCP owns 53.6% of the outstanding Common Stock and 45% of the Voting Stock. OTPPB owns 28.7% of the outstanding Common Stock and 29% of the Voting Stock and the Management Stockholders own 10.7% of the outstanding Common Stock and 15.7% of the Voting Stock. As described in Note 5, the Class B Common Stock and the Class C Common Stock are convertible into Class A Common Stock and, upon the occurrence of certain events, the Class B Common Stock will be entitled to vote with the Class A Common Stock, voting together as a single class, on all matters to be voted on by Holdings' shareholders.

     Pursuant to the terms of the Recapitalization Agreement, Holdings expects to make an additional payment of approximately $700 to the Selling Shareholders and certain employees of the Company during the second quarter of 1998. Such payment will be based upon the final determination of total stockholders equity (as defined) of Holdings as of October 31, 1997 and Holdings' profits or losses (as defined) for the period ended on the Recapitalization Date. Also in connection with the Recapitalization, Holdings is obligated to make additional payments to the former majority shareholders subject to Holdings achieving certain targets defined in the Recapitalization Agreement. To the extent cumulative excess free cash flow (as defined in the Recapitalization Agreement) of the Company for the four-year period ending December 31, 2001 exceeds $93,000, Holdings is required to make an additional purchase price payment equal to 20% of such excess,

                          YOUNG AMERICA HOLDINGS, INC.

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

subject to a maximum amount payable of $15,000. Under separate agreements with Mr. Weil, certain other employees of the Company and the former majority shareholders, a portion of this additional purchase price payment will be payable to such individuals. Any payments made to management will result in compensation charges in the period the amount becomes determinable.

NOTE 5.  CAPITAL STOCK AND STOCKHOLDERS' AGREEMENTS

     The Common Stock consists of three classes: Class A Common Stock, Class B Common Stock and Class C Common Stock. Except as set forth below, the rights of the three classes of Common Stock are the same. Under most circumstances, only the Class A Common Stock has voting rights; however, (i) the affirmative vote of a majority of the total number of shares of Class B Common Stock voting at a meeting at which a quorum is present, each voting separately as a class, is required for the issuance or sale of additional shares of Class B Common Stock, the reclassification, cancellation, or retirement of the Class B Common Stock or any amendment, waiver or corporate transaction that adversely affects the Class B Common Stock and (ii) the affirmative vote of a majority of the total number of shares of Class C Common Stock voting at a meeting at which a quorum is present, each voting separately as a class, is required for the issuance or sale of additional shares of Class C Common Stock, the reclassification, cancellation or retirement of the Class C Common Stock or any amendment, waiver or corporate transaction that adversely affects the Class C Common Stock. In addition each share of Class B Common Stock will be entitled to vote with the Class A Common Stock, voting together as a single class, on all matters to be voted on by Holdings' shareholders (except as otherwise required by applicable law) following the occurrence of any of the following events: (i) Charles D. Weil shall cease to be employed by the Company for any reason; (ii) Holdings shall not have completed a public offering of its Common Stock meeting certain requirements by the fifth anniversary of the Recapitalization Date; (iii) the Company or the Selling Stockholders shall default on any of the material terms of the Recapitalization; (iv) any representation or warranty made by Holdings or the Selling Stockholders with respect to the Recapitalization shall prove to have been materially false; (v) an Approved Sale (as defined below) has been proposed to the Board of Directors and such a sale is not approved, for whatever reason, by the Board of Directors within the three days of such proposal; or
(vi) other circumstances that reasonably threaten the investment of BTCP or its assignees.

     Regulated Holders (as defined in Holdings' Articles of Incorporation) who hold shares of Class A Common Stock may convert such shares into shares of Class B or Class C Common Stock at any time. Regulated Holders who hold shares of Class B Common Stock or Class C Common Stock may convert such shares into shares of Class A Common Stock at any time such conversion is permitted under law.

     In connection with the consummation of the Recapitalization, Holdings, BTCP, OTPPB, Jay F. Ecklund and the Management Stockholders (collectively, the "Stockholders") entered into a stockholders' agreement (the "Stockholders' Agreement"). The Stockholders' Agreement contains certain restrictions with respect to the transferability of Holdings' capital stock and contains a grant by Holdings to the Stockholders of preemptive rights to subscribe for future issuances of its capital stock and securities convertible or exercisable for capital stock, subject to certain exceptions. The Stockholders' Agreement also includes provisions regarding designation of members of the Board of Directors and other voting arrangements. The Stockholders' Agreement will terminate upon the earlier of the completion of an Approved Sale (as defined in the Stockholders' Agreement) or a public offering of Holdings Common Stock, meeting certain requirements.

     Each of the Management Stockholders acquired the shares of Class A Common Stock held by such Management Stockholder (with respect to each Management Stockholder, the "Employee Stock") pursuant to a Stock Subscription and Repurchase Agreement (collectively, the "Employee Stock Agreements") between such Management Stockholder and Holdings simultaneous with and as part of the Recapitalization. Each of the Employee Stock Agreements provides that upon the occurrence of certain events including the

                          YOUNG AMERICA HOLDINGS, INC.

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

death, retirement, permanent disability, resignation for good reason or termination without cause of the Management Stockholder, such Management Stockholder (or his successors) will have the right (within a specified period of time) to cause Holdings to repurchase his Employee Stock. In each instance where a Management Stockholder has the right to cause Holdings to repurchase his Employee Stock, Holdings has a corresponding right to cause the relevant Management Stockholder to sell his Employee Stock to Holdings. In addition, Holdings has the right to cause a Management Stockholder to sell his Employee Stock to Holdings upon such Management Stockholder's termination for cause.

     The repurchase price to be paid by Holdings for any Employee Stock repurchased pursuant to the Employee Stock Agreements will, in most situations, be the fair market value for such shares (to be determined by the board of directors of Holdings if the shares are not then traded publicly, provided that a Management Stockholder may request an appraisal of the repurchased shares if such Management Stockholder disagrees with the valuation placed on such shares by the Board of Directors). Certain Employee Stock Agreements require the Management Stockholder to enter into a noncompetition agreement with Holdings or receive the lesser of the fair market value or the original purchase price for the Employee Stock to be purchased. The Employee Stock Agreement with Mr. Weil provides that if Mr. Weil is terminated for cause, Holdings may repurchase his Employee Stock at the lesser of its fair market value or the original purchase price for such shares.

     Holdings expects to adopt an employee stock option plan (the "Employee Stock Option Plan") that will provide for grants of shares of nonvoting Class C Common Stock representing approximately 16% of the fully diluted Common Stock of Holdings. The administration of the Employee Stock Option Plan, the selection of participants and the form and the amounts of the grants is within the sole discretion of the Compensation Committee of the Board of Directors.

     Pursuant to the terms of a Put Option Agreement (the "Put Agreement") dated November 25, 1997 between the Company and Mr. Ecklund, Mr. Ecklund has the right at any time after the fifth anniversary of the date of the Put Agreement, to cause Holdings to redeem all or any portion of Mr. Ecklund's shares in Holdings. The price at which such shares may be sold and purchased shall be the fair market value thereof, determined either by agreement or by an appraisal. Holdings is not obligated to redeem Mr. Ecklund's shares if Holdings is then in default of a payment obligation under any of Holdings' indebtedness for borrowed money or if such redemption would result in a default under any such indebtedness.

     In connection with the Recapitalization, Holdings, BTCP, OTPPB and Mr. Ecklund entered into an equity registration rights agreement (the "Equity Registration Rights Agreement"). The Equity Registration Rights Agreement grants the Stockholders party thereto demand and incidental registration rights with respect to shares of capital stock held by them, which rights will be exercisable at any time after an initial public offering of Holdings' Common Stock. In addition, BTCP may cause Holdings to conduct an initial public offering at any time following the sixth anniversary of the Recapitalization. The Equity Registration Rights Agreement contains customary terms and provisions with respect to the registration rights contained therein.

NOTE 6.  BRIDGE FACILITY

     On the Recapitalization Date, Holdings borrowed $80 million under a Senior Credit Agreement with Bankers Trust Company as agent ("BTCO") from Bankers Trust New York Corporation ("BTNY"), an affiliate of BTCP, as initial lender (the "Bridge Facility"). BTNY subsequently assigned a portion of the indebtedness to other institutional investors. The Bridge Facility bears interest at the rate of the three month LIBOR plus 6.0% per annum, such amount increasing by 50 basis points per quarter during which the Bridge Facility is outstanding. Interest cannot exceed 16% per annum and will accrue on a quarterly basis. Any outstanding amount under the Bridge Facility at the end of twelve months following Recapitalization will

                          YOUNG AMERICA HOLDINGS, INC.

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

automatically convert to a term loan required to be paid in full on the seventh anniversary of the Recapitalization. The obligations of Holdings under the Bridge Facility are secured by certain pledges.

     For arranging and providing the Bridge Facility, BTCO and BTNY received fees aggregating $2.4 million. A portion of the fees paid were paid to other institutional investors to which the indebtedness was assigned.

     The Bridge Facility was repaid by Holdings on February 23, 1998 with the proceeds from the issuance by YAC of senior subordinated notes on that date (see
Note 10).

NOTE 7.  INCOME TAXES

     The income tax provision for the year ended December 31, 1997 consisted of the following:

Current...............................................  $  6
Deferred..............................................   417
                                                        ----
                                                        $423
                                                        ====

     The provision for income taxes includes a deferred component that arose from (i) the Company's change in tax status discussed in Note 2 and (ii) the recording of certain items in different periods for financial reporting and income tax purposes. As of December 31, 1997, the tax effects of temporary differences which give rise to a significant portion of deferred tax assets (liabilities) are as follows:

Slippage...........................................  $(1,458)
Net operating losses...............................      608
Deferred Compensation..............................      433
Depreciation.......................................     (207)
Self insurance reserves............................      175
Other items........................................       32
                                                     -------
                                                     $  (417)
                                                     =======

     The Company's current period net operating loss will be available to offset future tax liabilities. Based upon the Company's history of prior operating earnings and its expectations for the future, management of the Company has determined that it is more likely than not that taxable income will be sufficient to utilize such attributes in their carryforward periods.

     A reconciliation of income taxes computed at the statutory rates to the reported income tax provision is as follows:

Taxes at federal statutory rates...................  $(1,926)
Benefits accruing to former S corporation
  stockholders.....................................      625
Liability triggered by the Company's change in tax
  status...........................................      928
Non-deductible Recapitalization expenses...........      688
Other, net.........................................      108
                                                     -------
     Provision for income taxes....................  $   423
                                                     =======

NOTE 8.  EMPLOYMENT AGREEMENTS AND COMPENSATION MATTERS

     Existing Change in Control Agreements with certain employees provide that if the employee is terminated without cause or leaves the employment of Holdings for good reason following a change in control,

                          YOUNG AMERICA HOLDINGS, INC.

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

Holdings will pay to the employee his or her annual base salary and, if applicable, the total commissions earned for the preceding twelve month period and will continue the employee's benefits for twelve months or until the employee obtains full time employment. As of February 6, 1998, no payments had been made under the Change in Control Agreements.

     On November 24, 1997, Holdings and Mr. Weil entered into an employment agreement (the "Weil Employment Agreement") pursuant to which Mr. Weil has agreed to serve as the President and Chief Executive Officer of Holdings. The term of the Weil Employment Agreement is initially three years and expires on November 24, 2000, unless terminated earlier in accordance with its terms. The Weil Employment Agreement replaced an earlier agreement between Holdings and Mr. Weil (the "Old Employment Agreement"). Base compensation under the Weil Employment Agreement is $300 per year and such amount will increase at a minimum of 5% each calendar year beginning January 1, 1999. If Holdings terminates Mr. Weil's employment without cause or Mr. Weil terminates his employment for good reason, he is entitled to receive (i) his base salary for an eighteen-month period following the effective date of termination and (ii) a pro rated portion of his annual incentive bonus effective as of the date of termination.

     During 1997, Mr. Weil participated in a special incentive bonus plan that was based upon the achievement of certain performance targets for that year. Mr. Weil was paid $900 with respect to such incentive bonus plan in January 1998 and an additional $261 in March 1998 (such amounts were accrued as of December 31, 1997) pursuant to such incentive bonus plan following the approval of the annual financial statements by the board of directors of Holdings (the "Board of Directors"). In addition, on January 7, 1998, Mr. Weil received a bonus of $500 (which was also accrued as of December 31, 1997) in satisfaction of certain obligations of Holdings to Mr. Weil under the Old Employment Agreement. For 1998 and all subsequent years under the Weil Employment Agreement, Mr. Weil will participate in the Company's Annual Management Incentive Plan (discussed below) as such plan may from time to time be amended.

     In connection with the Recapitalization and pursuant to the terms of the Old Employment Agreement, Mr. Weil received a special bonus from the Company of $9,218. In addition, Mr. Weil may be entitled to receive up to an additional $3,216, representing his pro rata portion of post-Recapitalization payments that may be made to the Selling Stockholders and Messrs. Weil, Stinchfield and Ferguson under the terms of the Recapitalization Agreement, as described in Note 4.

     On November 25, 1997 Holdings adopted the 1997 Management Recognition, Transition and Equity Bonus Plan for officers and certain key management employees, pursuant to which Holdings paid $2,650 in cash bonuses to certain officers and employees of the Company. In connection with the Recapitalization, the Company also paid a $600 special bonus to an employee pursuant to another agreement. A portion of the proceeds of such bonuses were used to purchase Class A Common Stock in connection with the Recapitalization.

     The Company plans to implement annual bonus plans (such annual plans referred to collectively as the "Annual Management Incentive Plans") pursuant to which eligible members of management will each be entitled to receive predetermined percentages of their base salaries if the Company's EBITDA exceeds certain targets. The terms of the Annual Management Incentive Plan utilized during any year and the eligible employees under each plan is within the sole discretion of the Compensation Committee of the Board of Directors.

     The Company has historically offered its employees participation in a qualified 401(k)/profit-sharing plan which requires the Company to match employee contributions up to predetermined limits for qualified employees as defined by the plan. In addition, the Plan provides for additional employer contributions which are made at the discretion of the Company's Board of Directors. The Company intends to continue to offer a plan under which eligible employees (as defined in the plan document) will be entitled to share in a bonus

                          YOUNG AMERICA HOLDINGS, INC.

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

pool (with each eligible employee sharing in the pool pro rata based upon such employee's base salary) if the Company's EBITDA exceeds a predetermined target level. As of December 31, 1997 and 1996, the Company accrued $1,875 and $940, respectively, as discretionary profit sharing for the years then ended. Of these amounts, approximately half was contributed directly to the plan, based upon eligibility requirements, and the remainder was declared as discretionary bonuses to employees during each of the respective periods. Each employee receiving a discretionary bonus had a further option to contribute all or a portion of such amount into the 401(k) plan.

     The Company had a phantom stock bonus plan with two of its employees, whereby each employee was awarded shares of phantom stock. Under the plan, additional compensation payments to these employees were triggered by the occurrence of certain events, as defined in the agreements, including certain distributions paid to the Company's stockholders, the termination of employment, or the change in control of the Company. Compensation expenses under this plan were approximately $4,732, $298, and $142 for the years ended December 31, 1997, 1996 and 1995, respectively. In connection with the Recapitalization, this plan was terminated, and as of December 31, 1997, the Company had paid substantially all of its obligations under the plan.

NOTE 9.  COMMITMENTS AND CONTINGENCIES

  Management Agreement

     In connection with the Recapitalization, Holdings, BTCP and OTPPB entered into a management agreement (the Management Agreement) relating to certain services to be provided to Holdings in the future by BTCP and OTPPB. Under the Management Agreement, BTCP and OTPPB will provide Holdings with, among other services, financial and strategic planning and management consulting services throughout the term of the Stockholders' Agreement. In consideration for the services provided to Holdings under the Management Agreement, Holdings will pay annual fees of $188 and $63 to BTCP and OTPPB, respectively. Also in connection with the Recapitalization, Holdings paid BTCP and OTPPB one-time transaction fees of $1,125 and $375, respectively, and reimbursed or paid expenses (including legal and accounting fees and expenses) of BTCP and OTPPB of approximately $1,000 and $50, respectively, incurred by such entities in connection with the Recapitalization.

  Leases

     The Company has operating leases for warehouse space and equipment. The approximate future minimum payments under these obligations are as follows:

Years ending December 31:
1998...............................................  $ 3,784
1999...............................................    3,069
2000...............................................    2,365
2001...............................................      809
2002...............................................      478
Thereafter.........................................      324
                                                     -------
                                                     $10,829
                                                     =======

     The preceding table includes the operating lease commitments related to a recently established call center in Oklahoma. To support this call center, the Company has committed or expects to commit to purchase various equipment and leasehold improvements aggregating $500 and also intends to acquire a telephone switch with a cost of $600 (such amounts were not included above). Furthermore, the Company

                          YOUNG AMERICA HOLDINGS, INC.

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

has committed to acquire additional IVR equipment and computer hardware equipment with an aggregate cost of $5,900 (such amount was not included above). The Company intends to finance such telephone switch and equipment items through operating leases.

     Total rent expense was $2,640, $2,008, and $1,318 for the years ended December 31, 1997, 1996, and 1995, respectively.

  Guarantees

     Sweepstakes performance bonds are guaranteed for certain clients based on certain financial criteria. Holdings had guaranteed approximately $6,200 and $7,600 in performance bonds for various clients, as of December 31, 1997 and 1996, respectively. The Company also obtains an indemnity agreement from these clients indemnifying the Company from obligations under the performance bonds.

  Other Contingencies

     Holdings is a party to a release and indemnity agreement (the "Release Agreement") with the following former directors of the Company: Thomas O. Moe, Albert O. Foster, Jerome J. Jenko and R. Gary St. Marie. Pursuant to the Release Agreement, Holdings released and agreed to indemnify the enumerated directors from claims arising from their past actions as directors of the Company. Holdings' Articles of Incorporation releases its current directors from liability incurred for breaches of fiduciary duties, subject to certain exceptions.

     Holdings and Young America Corporation have agreed to indemnify BT Alex. Brown Incorporated, as the Initial Purchaser of the Notes (see Note 10), against certain liabilities under the Securities Act of 1933.

NOTE 10.  SUBSEQUENT EVENTS (UNAUDITED)

  The Notes Offering

     On February 23, 1998, YAC issued $80,000 in senior subordinated notes (the "Notes") due in 2006 (the "Offering"). Interest on the Notes will be payable semiannually in arrears on February 15 and August 15 of each year, beginning August 15, 1998. The proceeds from the Notes issuance were distributed and loaned by YAC to its parent, Holdings, and used by Holdings to repay amounts outstanding under the Bridge Facility described in Note 6.

     The Notes are unconditionally guaranteed on an unsecured senior subordinated basis by Holdings. The guarantee, which is full and unconditional and which is being provided on a joint and several basis with any future subsidiaries of YAC that become guarantors, is a general unsecured obligation of Holdings. The guarantees will be subordinated to all existing and future senior indebtedness of Holdings. YAC is a wholly owned subsidiary of Holdings. Separate financial statements of YAC have not been presented as management has determined that they would not be material to investors given that Holdings has provided a guarantee of the Notes.

     In connection with the Recapitalization discussed in Note 4, substantially all of Holdings' assets and business were transferred to YAC. The following table presents summarized pro forma financial information for Holdings and YAC as if the guarantee structure had been in effect for all periods presented. The only substantial asset retained by Holdings was certain real property which is leased to YAC, at cost, for use in its operations.

                          YOUNG AMERICA HOLDINGS, INC.

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                           1997          1996          1995
                                                         --------      --------      --------
REVENUES
  Holdings.............................................  $     --      $     --      $     --
  YAC..................................................   175,297       135,716       116,268
                                                         --------      --------      --------
     Consolidated......................................  $175,297      $135,716      $116,268
                                                         ========      ========      ========
GROSS PROFIT
  Holdings.............................................  $     --      $     --      $     --
  YAC                                                      29,638        20,132        10,713
                                                         --------      --------      --------
     Consolidated......................................  $ 29,638      $ 20,132      $ 10,713
                                                         ========      ========      ========
NET (LOSS) INCOME
  Holdings.............................................  $     --      $     --      $     --
  YAC..................................................    (5,925)        8,432         1,014
                                                         --------      --------      --------
     Consolidated......................................  $ (5,925)     $  8,432      $  1,014
                                                         ========      ========      ========
CURRENT ASSETS
  Holdings.............................................  $    357      $     --
  YAC..................................................    29,998        30,193
                                                         --------      --------
     Consolidated......................................  $ 30,555      $ 30,193
                                                         ========      ========
NONCURRENT ASSETS
  Holdings.............................................  $  2,667      $  2,674
  YAC..................................................     8,520         3,576
                                                         --------      --------
     Consolidated......................................  $ 11,187      $  6,250
                                                         ========      ========
CURRENT LIABILITIES
  Holdings.............................................  $     --      $     --
  YAC..................................................    19,419        24,370
                                                         --------      --------
     Consolidated......................................  $ 19,419      $ 24,370
                                                         ========      ========
NONCURRENT LIABILITIES
  Holdings.............................................  $     --      $     --
  YAC..................................................    80,000            --
                                                         --------      --------
     Consolidated......................................  $ 80,000      $     --
                                                         ========      ========

     The Notes will not be redeemable at the option of YAC prior to February 15, 2002. Subsequent to that, the Notes will be redeemable, in whole or in part, at the option of the YAC at the following redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption set forth below:

                                                    PERCENTAGE
                                                    ----------
2002..............................................   105.813%
2003..............................................   103.875
2004..............................................   101.938
2005 and thereafter...............................   100.000%

     In addition, at any time on or prior to February 15, 2001, YAC, at its option, may redeem, with the net cash proceeds of one or more equity offerings, up to 35% of the aggregate principal amount of the Notes at a

                          YOUNG AMERICA HOLDINGS, INC.

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

redemption price equal to 111.625% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that at least 65% of the aggregate principal amount of the Notes remains outstanding immediately following such redemption. Additionally, upon a change of control, each holder of Notes will have the right to require YAC to repurchase such holder's Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

     The Notes are not subject to any sinking fund requirement. The Notes are general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future senior indebtedness of the Company, including indebtedness under the New Credit Facility (see below). As of December 31, 1997, on a pro forma basis after giving effect to the Offering and New Credit Facility, the Company would have approximately $400 of senior indebtedness outstanding (consisting of obligations under undrawn lines of credit) and $8,600 of unused availability under the New Credit Facility.

     The indenture under which the Notes were issued contains certain covenants with respect to YAC and any future subsidiaries that will restrict, among other things, the incurrence of additional indebtedness, the payment of dividends, and other restricted payments, the creation of certain liens, the use of proceeds from sales of assets and subsidiary stock, and transactions with affiliates. The indenture also restricts the Company's ability to consolidate or merge with or into, or to transfer all or substantially all of its assets to another entity.

  New Credit Facility

     On April 7, 1998, YAC entered into a revolving credit facility (the "New Credit Facility") with Norwest Bank Minnesota, N.A. ("Norwest"). The description below of the New Credit Facility is subject to, and qualified in its entirety by reference to, the definitive documentation for the New Credit Facility.

     Under the New Credit Facility, borrowings are available equal to 85% of eligible receivables subject to certain terms and conditions. The New Credit Facility provides a $10,000 revolving credit facility, with an imbedded sublimit of $1,000 available for letters of credit and borrowings accrue interest at either Norwest's base rate or at an interest rate equal to the London interbank rate for Eurodollar deposits for one, two, or three month interest periods plus 2.50%, at YAC's option. The New Credit Facility also provides for an unused line fee of 3/8 of 1% per annum on any undrawn amounts. The New Credit Facility has a final maturity date of March 31, 2001 and does not require scheduled interim reductions or payments, although YAC is permitted to make optional prepayments and commitment reductions.

     The New Credit Facility is secured by a first priority security interest in the accounts receivable and related general intangibles of YAC. In addition, under the New Credit Facility, YAC is required to comply with financial convenants with respect to a minimum interest coverage ratio and a minimum current ratio. The New Credit Facility contains other covenants that restrict acquisitions, investments, dividends, liens, and other indebtedness (including capital leases), management fees, disposition of assets, change of voting control and guarantees.

     If the Company were unable to borrow under the New Credit Facility due to a default or failure to meet certain specified borrowing base prerequisites for borrowing, it could be left without sufficient liquidity to conduct its business as currently planned. The New Credit Facility contains a cross default provision with the Notes.

======================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF YOUNG AMERICA AND HOLDINGS SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    i
Prospectus Summary....................    1
Risk Factors..........................   14
Use of Proceeds.......................   22
The Exchange Offer....................   23
The Recapitalization..................   32
Capitalization........................   33
Unaudited Pro Forma Consolidated
  Financial Data......................   34
Selected Historical and Pro Forma
  Consolidated Financial Data.........   39
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   42
Business..............................   48
Management............................   57
Security Ownership of Certain
  Beneficial Owners and Management....   62
Certain Transactions..................   65
Description of the New Credit
  Facility............................   67
Description of the Notes..............   68
Certain Federal Income Tax
  Considerations......................   94
Book-Entry; Delivery and Form.........   96
Plan of Distribution..................   97
Legal Matters.........................   98
Experts...............................   98
Index to Financial Statements.........  F-1

======================================================
======================================================

                                  $80,000,000

                                 YOUNG AMERICA
                                  CORPORATION

                      11 5/8% SERIES B SENIOR SUBORDINATED
                                 NOTES DUE 2006

             ------------------------------------------------------

                                   PROSPECTUS
             ------------------------------------------------------
                                         , 1998
======================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

             [ALTERNATIVE FRONT COVER FOR MARKET-MAKING PROSPECTUS]
PROSPECTUS
                           YOUNG AMERICA CORPORATION
              11 5/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2006
                            ------------------------

    The 11 5/8% Series B Senior Subordinated Notes due 2006 (the "New Notes") of Young America Corporation ("Young America") were issued in exchange for the 11 5/8% Senior Subordinated Notes due 2006 (the "Old Notes" and together with the New Notes, the "Notes") pursuant to an exchange offer by Young America and Young America Holdings, Inc. ("Holdings").

    Interest on the New Notes will be payable semi-annually in arrears on February 15 and August 15 of each year, commencing August 15, 1998 at the rate of 11 5/8% per annum. The New Notes will be redeemable, in whole or in part, at the option of Young America on or after February 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time, or from time to time, on or prior to February 15, 2001, Young America, at its option, may redeem, with the net cash proceeds of one or more Equity Offerings (as defined herein), up to 35% of the aggregate principal amount of the Notes issued under the Indenture (as defined herein), at a redemption price equal to 111.625% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption; provided that at least 65% of the aggregate principal amount of the Notes issued under the Indenture remains outstanding immediately following such redemption.

    The New Notes are general unsecured obligations of Young America and are subordinate in right of payment to all existing and future Senior Debt (as defined herein) of Young America, including indebtedness under the New Credit Facility (as defined herein). The New Notes will rank pari passu in right of payment with any future senior subordinated indebtedness of Young America and will rank senior in right of payment to all other subordinated obligations of Young America. The New Notes are unconditionally guaranteed (the "Guarantees") on a senior subordinated basis by Holdings and will be unconditionally guaranteed by any future domestic Restricted Subsidiaries (as defined herein) of Young America having total book equity value in excess of $1.0 million (the Subsidiary Guarantors"). The Guarantees will be general unsecured obligations of Holdings and the Subsidiary Guarantors and will be subordinated in right of payment to all existing and future Guarantor Senior Debt (as defined herein). The Guarantees will rank pari passu with any future senior subordinated indebtedness of Holdings and the Subsidiary Guarantors and will rank senior in right of payment to all other subordinated obligations of Holdings and the Subsidiary Guarantors. As of December 31, 1997, on a pro forma basis after giving effect to the issuance of the Notes and the New Credit Facility, Young America and Holdings would have had approximately $0.4 million of Senior Debt outstanding (consisting of obligations under undrawn letters of credit) under a commitment for up to $10.0 million (subject to availability under the terms of the New Credit Facility, which would have been approximately $9.0 million as of December 31, 1997). See "Capitalization."

    The Old Notes are designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. There is no established trading market for the New Notes. Young America and Holdings do not currently intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotations system. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes.

    This Prospectus has been prepared for and is to be used by BT Alex. Brown Incorporated ("BTAB") in connection with offers and sales related to market-making transactions of the New Notes. BTAB may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale. Young America will not receive any of the proceeds of such sales. See "Plan of Distribution."
                            ------------------------

 SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN RISKS THAT
  SHOULD BE CONSIDERED BY HOLDERS IN CONNECTION WITH THE EXCHANGE OFFER AND IN
                   EVALUATING AN INVESTMENT IN THE NEW NOTES.

                            ------------------------

   THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE COMMISSION NOR HAS THE COMMISSION OR ANY STATE
 SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                  BTALEX.BROWN
                            ------------------------

               THE DATE OF THIS PROSPECTUS IS             , 1998.

             [ALTERNATIVE SUBSECTION FOR MARKET-MAKING PROSPECTUS]

TRADING MARKET FOR THE NEW NOTES

     As of the date of this Prospectus, the Company does not intend to apply for a listing of the New Notes on a securities exchange or on any automated dealer quotation system. The Company has been advised by BTAB that as of the date of this Prospectus, BTAB intends to make a market in the New Notes. BTAB is not obligated to do so, however, and any market-making activities with respect to the New Notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the Exchange Offer and the pendency of any Shelf Registration Statement (as defined herein). Because BTAB is an affiliate of the Company, following consummation of the Exchange Offer, BTAB will be required to deliver a current "market-making prospectus" and otherwise comply with the registration requirements of the Securities Act in connection with any secondary market sale of the New Notes. Accordingly, the ability of BTAB to make a market in the New Notes may, in part, depend on the ability of the Company to maintain a current market-making prospectus.

     There can be no assurance as to the liquidity of any markets that may develop for the New Notes. If a trading market does not develop or is not maintained, holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market develops for the New Notes, future trading prices of the New Notes will depend on many factors, including among other things, the Company's financial condition and results of operations. The liquidity of, and trading market for, the New Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company. Depending on those and other factors, the New Notes may trade at a discount from their principal amount.

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

                                USE OF PROCEEDS

     This Prospectus is delivered in connection with the sale of the New Notes by BTAB in market-making transactions. The Company will not receive any of the proceeds from such transactions.

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

                              PLAN OF DISTRIBUTION

     This Prospectus has been prepared for use by BTAB in connection with offers and sales of the New Notes in market-making transactions effected from time to time. BTAB may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. The Company will not receive any of the proceeds of such sales. The Company has agreed to indemnify BTAB against certain liabilities, including liabilities under the Securities Act, and to contribute to payments which BTAB might be required to make in respect thereof. See "Certain Transactions."

     Affiliates of BTAB currently own 53.6% of the Common Stock (including 45% of the Voting Stock). See "Security Ownership of Certain Beneficial Owners and Management". BTAB has informed the Company that it does not intend to confirm sales of the New Notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

     The Company has been advised by BTAB that, subject to applicable laws and regulations, BTAB currently intends to make a market in the New Notes following completion of the Exchange Offer. However, BTAB is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk
Factors -- Trading Market for the New Notes."

             [ALTERNATIVE BACK COVER FOR MARKET-MAKING PROSPECTUS]

======================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF YOUNG AMERICA AND HOLDINGS SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    i
Prospectus Summary....................    1
Risk Factors..........................   14
Use of Proceeds.......................   22
The Recapitalization..................   32
Capitalization........................   33
Unaudited Pro Forma Consolidated
  Financial Data......................   34
Selected Historical and Pro Forma
  Consolidated Financial Data.........   39
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   42
Business..............................   48
Management............................   57
Security Ownership of Certain
  Beneficial Owners and Management....   62
Certain Transactions..................   65
Description of the New Credit
  Facility............................   67
Description of the Notes..............   68
Certain Federal Income Tax
  Considerations......................   94
Book-Entry; Delivery and Form.........   96
Plan of Distribution..................   97
Legal Matters.........................   98
Experts...............................   98
Index to Financial Statements.........  F-1

======================================================
======================================================
                                  $80,000,000
                                 YOUNG AMERICA
                                  CORPORATION
                            11 5/8% SERIES B SENIOR
                          SUBORDINATED NOTES DUE 2006
------------------------------------------------------
                                   PROSPECTUS
------------------------------------------------------
                                 BT ALEX.BROWN
                                          , 1998

======================================================

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 302A.521, Subd. 2 of the Minnesota Business Corporation Act (the "MBCA") requires every Minnesota corporation to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person with respect to such corporation, against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with such proceeding with respect to the same acts or omissions if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgements, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omission occurring in the performance of such person's official capacity of director, or for a person not a director, in such person's official capacity as an officer, board committee member or employee, reasonably believed that the conduct was not opposed to the best interest of the corporation. In addition, Section 302A.521, Subd. 3, requires, in certain instances, payment by a corporation, upon written request, of reasonable expenses incurred by such person in advance of final disposition of such proceeding. A decision as to the indemnification required under the MBCA by a corporation with respect to any proceeding is to be made by a disinterested majority of the board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of such board of directors, by special legal counsel, by the shareholders, or, in a proceeding brought by any party with respect to an indemnification claim, by a court of competent jurisdiction.

     The Bylaws of Young America and Holdings provide that Young America and Holdings shall, to the extent authorized under the MBCA, indemnify any directors or officers of Young America or Holdings, as the case may be, for acts or omissions covered by Section 302A.521 of the MBCA.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.

     3.1     Articles of Incorporation of Young America
     3.2     Amended and Restated Articles of Incorporation of Holdings
     3.3     Bylaws of Young America
     3.4     Restated Bylaws of Holdings
     4.1     Indenture dated as of February 23, 1998 for the Notes
             (including the form of New Note attached as Exhibit B
             thereto) among Young America, Holdings and Marine Midland
             Bank, as Trustee
     4.2     Registration Rights Agreement dated as of February 23, 1998 among Young America, Holdings and the Initial Purchaser
    *5.1     Opinion of O'Sullivan Graev & Karabell, LLP
    10.1     Recapitalization Agreement dated November 25, 1997 among
             Holdings, Jay F. Ecklund ("Ecklund"), John F. Ecklund 1995
             Irrevocable Trust, Sheldon McKensie Ecklund 1995 Irrevocable
             Trust, John F. Ecklund 1997 Irrevocable Trust, Sheldon
             McKensie Ecklund 1997 Irrevocable Trust, Jay F. Ecklund 1997
             Irrevocable Annuity Trust (the "Ecklund Trusts") and BTCP.
    10.2     Escrow Agreement dated as of November 25, 1997 among
             Holdings, Ecklund, the Ecklund Trusts and Norwest Bank
             Minnesota, National Association, as Escrow Agent
    10.3     Put Option Agreement dated as of November 25, 1997 between
             Holdings and Ecklund
    10.4     Stock Purchase Agreement dated November 25, 1997 between
             Holdings and BTCP
    10.5     Stock Purchase Agreement dated November 25, 1997 between
             Holdings and OTPPB
    10.6     Stockholders' Agreement dated as of November 25, 1997 among
             Holdings, BTCP, OTPPB and Ecklund
    10.7     Registration Rights Agreement dated as of November 25, 1997 among Holdings, BTCP, OTPPB and Ecklund.

    10.8   Purchase Agreement dated as of February 18, 1998 among Young America, Holdings and BTAB
    10.9   Management Fee Agreement dated as of November 25, 1997 among Holdings, BTCP and OTPPB
    10.10  Stock Subscription and Repurchase Agreement dated November 25, 1997 between Holdings and Charles D.
           Weil
    10.11  Amendment to Stock Subscription and Repurchase Agreement dated as of February 23, 1998 between
           Holdings and Charles D. Weil
    10.12  Stock Subscription and Repurchase Agreement dated November 25, 1997 between Holdings and L. Joseph
           Kulas
    10.13  Employment Agreement dated November 24, 1997 between Holdings and Charles D. Weil
    10.14  Employment Agreement dated August 1, 1996 between Holdings and L. Joseph Kulas
    10.15  1997 Management Recognition, Transition and Equity Bonus Plan of Holdings dated November 25, 1997
    10.16  Change in Control Agreement dated February 21, 1997 between Holdings and L. Joseph Kulas
   *10.17  Form of Holdings 1998 Management Incentive Plan
   *10.18  Credit Agreement dated April 7, 1998 between Young America and Norwest Bank Minnesota, National
           Association
    12.1   Statement re: computation of ratios
    16.1   Letter re Change in Certifying Accountant
    21.1   Subsidiaries of the Registrants
   *23.1   Consent of O'Sullivan Graev & Karabell, LLP (included in Exhibit 5.1)
    23.2   Consent of Arthur Andersen LLP
    23.3   Consent of McGladrey & Pullen, LLP
    24.1   Powers of Attorney (included on the signature pages)
    25.1   Statement of Eligibility and Qualifications under the Trust Indenture Act of 1939 of Marine Midland
           Bank as Trustee
    27.1   Financial Data Schedule
   *99.1   Form of Letter of Transmittal
   *99.2   Form of Notice of Guaranteed Delivery
   *99.3   Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
   *99.4   Form of Letter to Clients

---------------
* To be filed by Amendment.

     (b) Financial Statement Schedules:

     All schedules are omitted because they are not applicable or the required information is shown in financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

        (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrants pursuant to the MBCA, the Act, the Certificate of Incorporation and Bylaws of Young America or Holdings, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of any registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrants have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 8th day of April, 1998.

                                          Young America Corporation

                                          By:     /s/ CHARLES D. WEIL
                                          --------------------------------------
                                          Name: Charles D. Weil
                                          Title: President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS ROBERT MARAKOVITS AND CHARLES D. WEIL, AND EACH OF THEM, HIS TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY OR ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS AND EACH OF THEM FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS OR ANY OF THEM, OR THEIR OR HIS SUBSTITUTE OR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed as of the 8th day of April, 1998 by the following persons in the capacity indicated.

                 SIGNATURE                                            TITLE
                 ---------                                            -----
            /s/ CHARLES D. WEIL                       President and Chief Executive Officer
--------------------------------------------              (principal executive officer)
              Charles D. Weil

            /s/ L. JOSEPH KULAS                       Vice President of Finance, Treasurer,
--------------------------------------------          Secretary and Chief Financial Officer
              L. Joseph Kulas                      (principal financial and accounting officer)

           /s/ ROBERT MARAKOVITS                              Chairman of the Board
--------------------------------------------
             Robert Marakovits

                                                                     Director
--------------------------------------------
               Jay F. Ecklund

           /s/ RICHARD D. GERSTEN                                    Director
--------------------------------------------
             Richard D. Gersten

          /s/ J. MARK A. MACDONALD                                   Director
--------------------------------------------
            J. Mark A. MacDonald

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrants have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 8th day of April, 1998.

                                          Young America Holdings, Inc.

                                          By:      /s/ CHARLES D. WEIL
                                            ------------------------------------
                                          Name: Charles D. Weil
                                          Title: President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS ROBERT MARAKOVITS AND CHARLES D. WEIL, AND EACH OF THEM, HIS TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY OR ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS AND EACH OF THEM FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS OR ANY OF THEM, OR THEIR OR HIS SUBSTITUTE OR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed as of the 8th day of April, 1998 by the following persons in the capacity indicated.

                 SIGNATURE                                            TITLE
                 ---------                                            -----
            /s/ CHARLES D. WEIL                       President and Chief Executive Officer
--------------------------------------------              (principal executive officer)
              Charles D. Weil

            /s/ L. JOSEPH KULAS                       Vice President of Finance, Treasurer,
--------------------------------------------          Secretary and Chief Financial Officer
              L. Joseph Kulas                      (principal financial and accounting officer)

           /s/ ROBERT MARAKOVITS                              Chairman of the Board
--------------------------------------------
             Robert Marakovits

                                                                     Director
--------------------------------------------
               Jay F. Ecklund

           /s/ RICHARD D. GERSTEN                                    Director
--------------------------------------------
             Richard D. Gersten

          /s/ J. MARK A. MACDONALD                                   Director
--------------------------------------------
            J. Mark A. MacDonald